Form 10-K405, Exhibit 13
DS BANCOR INC
filed 1995-03-30
CIK 790168

--------------------------------------------------------------------------------

                             ---------------------
--------------------------------------------------------------------------------

FELLOW SHAREHOLDERS:

       WE ARE EXTREMELY PLEASED TO REPORT THAT, FOR THE YEAR ENDED DECEMBER 31, 1994, THE COMPANY'S NET INCOME TOTALED $5.8 MILLION OR $1.95 PER SHARE. NET INCOME FOR 1993 TOTALED $6.5 MILLION OR $2.25 PER SHARE, WHICH INCLUDED $1.5 MILLION OR $.54 PER SHARE ATTRIBUTABLE TO THE CUMULATIVE
EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES EFFECTIVE JANUARY 1, 1993. EXCLUDING THE EFFECT OF THIS ACCOUNTING CHANGE, NET INCOME FOR 1994 REPRESENTS A $784,000 OR 15.9% INCREASE ABOVE 1993 INCOME BEFORE THE CUMULATIVE EFFECT OF THE CHANGE IN ACCOUNTING PRINCIPLE.

A MAJOR CONTRIBUTOR TO THE COMPANY'S IMPROVEMENT IN EARNINGS IN 1994 WAS A SIGNIFICANT INCREASE IN NET INTEREST INCOME. NET INTEREST INCOME TOTALED $34.5 MILLION IN 1994 COMPARED TO $30.5 MILLION IN THE PRIOR YEAR. FURTHER CONTRIBUTING TO THE COMPANY'S EARNINGS PERFORMANCE DURING 1994 WAS A $1.5 MILLION REDUCTION IN OPERATING EXPENSES. THE COMPANY'S OVERALL EXPENSE RATIO OF 2.09% OF AVERAGE ASSETS CONTINUES TO RANK AMONG THE LOWEST IN THE STATE.

DURING 1994, THE COMPANY MADE SIGNIFICANT PROGRESS IN REDUCING THE LEVEL OF NON-PERFORMING ASSETS. ADDITIONALLY, THE VOLUME OF LOANS PAST DUE SIXTY DAYS TRENDED DOWNWARD. INCREASING ASSET QUALITY, THROUGH THE CONTINUED REDUCTION OF NON-PERFORMING ASSETS, REMAINS A PRIMARY OBJECTIVE OF THE COMPANY'S PRINCIPAL SUBSIDIARY, DERBY SAVINGS BANK. DURING 1994, NON-PERFORMING ASSETS DECLINED TO $20.8 MILLION, REPRESENTING 1.7% OF THE COMPANY'S ASSETS AT YEAR-END 1994, FROM $28.2 MILLION OR 2.4% OF TOTAL ASSETS AT YEAR-END 1993.

DURING  1994, THERE WAS  A MARKED DECLINE  IN REAL ESTATE  SALES AND REFINANCING
ACTIVITY WHICH WE EXPECT WILL CONTINUE THROUGH 1995. WE VIEW THIS AS AN OPPORTUNITY TO DIRECT THE RESOURCES OF THE COMPANY TOWARD MEETING THE GROWING NEEDS OF THE CONSUMER LOAN MARKET. IN THIS REGARD, DURING THE LATTER HALF OF 1994, THE COMPANY INTRODUCED A NUMBER OF ENHANCEMENTS TO ITS CONSUMER LOAN PRODUCT LINE. AMONG THESE ARE NEWLY DESIGNED SECURED AND UNSECURED LINES OF CREDIT, AS WELL AS LOAN PRODUCTS TO FINANCE OTHER CONSUMER EXPENDITURES. IN ADDITION, THE COMPANY WILL CONTINUE TO PROVIDE COMMERCIAL FINANCING. IN FACT, WE INTRODUCED A NEW ACCOUNTS RECEIVABLE FINANCING PRODUCT DURING THE FIRST QUARTER OF 1995.

THE COMPANY ANTICIPATES REACHING A REGULATORY CAPITAL LEVEL OF 5.75% BY MID-1995 IN SATISFACTION OF REGULATORY REQUIREMENTS, AND THEN RESUMING A POSTURE OF BALANCED GROWTH THROUGH PRODUCT DEVELOPMENT AND MARKETING. ADDITIONALLY, WE INTEND TO CONTINUE TO EXPAND OUR MARKET PENETRATION AND COVERAGE BY LOOKING AT ACQUISITION OPPORTUNITIES. THE COMPANY HAS CONTINUED TO INVEST IN BOTH HUMAN RESOURCES AND TECHNOLOGY WHICH WE BELIEVE WILL SERVE AS THE FOUNDATION FOR FUTURE GROWTH.

A STATE-CHARTERED ORGANIZATION THAT HAS WITHSTOOD THE TEST OF TIME, DERBY WILL BE CELEBRATING ITS 150TH ANNIVERSARY IN 1996. WE ARE PROUD OF OUR HISTORY AND WE FEEL THAT THROUGH THE YEARS THE COMPANY HAS GROWN AND EVOLVED INTO AN INTEGRAL PART OF THE CONNECTICUT ECONOMY. IN THIS REGARD, THE COMPANY HAS TAKEN MANY STEPS WHICH UNDERSCORE OUR COMMITMENT AND INVESTMENT IN THE COMMUNITY. WE CONTINUE TO SPONSOR PROGRAMS TO ASSIST FIRST-TIME HOMEBUYERS AND LOW AND MODERATE INCOME RENTERS IN PURCHASING THEIR FIRST HOMES AND TO PARTICIPATE WITH AGENCIES WORKING TO MEET INNER-CITY HOUSING NEEDS.

IN 1995, THE COMPANY REMAINS FOCUSED ON ITS STRATEGIC PLAN FOR EARNINGS AND GROWTH, WHICH WE BELIEVE WILL MAXIMIZE SHAREHOLDER VALUE OVER THE LONG-TERM, AND IS POISED TO ACCEPT THE CHALLENGES OF THE NEXT DECADE. WE THANK YOU FOR THE CONFIDENCE YOU'VE SHOWN IN THE PAST AND LOOK FORWARD TO YOUR CONTINUED SUPPORT.

ON BEHALF OF THE BOARD OF DIRECTORS,

        MICHAEL F. DADDONA JR.                    HARRY P. DIADAMO JR.
                      CHAIRMAN                         PRESIDENT & CEO

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                   [COLLAGE OF NEWSPAPER CLIPPINGS, IMPO 2.]

--------------------------------------------------------------------------------
                       SELECTED FINANCIAL AND OTHER DATA

--------------------------------------------------------------------------------

                         DS BANCOR, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                         AT AND FOR THE YEARS ENDED DECEMBER 31,
                                                    1994       1993       1992       1991       1990
-------------------------------------------------------------------------------------------------------

                                                  (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income                                   $  77,282  $  74,335  $  54,144  $  57,796  $  59,669
Interest expense                                     42,818     43,816     31,885     39,469     42,935
                                                  ---------  ---------  ---------  ---------  ---------
Net interest income                                  34,464     30,519     22,259     18,327     16,734
Provision for credit losses                           2,325      2,475      1,375      4,400      3,430
                                                  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for credit
 losses                                              32,139     28,044     20,884     13,927     13,304
Non-interest income                                   3,101      7,343      3,071      1,695      2,758
Non-interest expense                                 25,610     27,113     15,897     13,166     10,206
                                                  ---------  ---------  ---------  ---------  ---------
Income before income taxes and cumulative effect
 of a change in accounting principle                  9,630      8,274      8,058      2,456      5,856
Provision for income taxes                            3,920      3,348      3,217      1,645      2,798
                                                  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of a change in
 accounting principle                                 5,710      4,926      4,841        811      3,058
Cumulative effect of a change in method of
 accounting for income taxes                             --      1,548         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------
NET INCOME                                        $   5,710  $   6,474  $   4,841  $     811  $   3,058
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------
-------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE--PRIMARY (A):
Income before cumulative effect of a change in
 accounting principle                                 $1.95      $1.74      $1.74      $0.29      $1.06
Cumulative effect of a change in method of
 accounting for income taxes                             --      $0.55         --         --         --
Net Income                                            $1.95      $2.28      $1.74      $0.29      $1.06
-------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE--FULLY DILUTED (A):
Income before cumulative effect of a change in
 accounting principle                                 $1.95      $1.71      $1.74      $0.29      $1.06
Cumulative effect of a change in method of
 accounting for income taxes                             --      $0.54         --         --         --
Net Income                                            $1.95      $2.25      $1.74      $0.29      $1.06
-------------------------------------------------------------------------------------------------------
PER SHARE (A):
Book value                                           $23.30     $23.83     $21.01     $19.06     $18.50
Dividend                                                 --         --         --      $0.20      $0.89
-------------------------------------------------------------------------------------------------------
MARKET PRICES OF COMMON STOCK:
High                                                 $33.75     $22.75     $18.50     $14.00     $20.25
Low                                                  $21.00     $14.25     $ 8.00     $ 6.00     $ 7.00
At December 31,                                      $22.25     $22.50     $18.25     $ 8.50     $12.50
-------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION AND OTHER DATA:
Total assets                                     $1,222,690 $1,194,121 $1,190,707   $669,545   $638,859
Loan portfolio, net                                 834,871    779,287    708,022    508,660    550,250
Securities                                          322,146    322,599    271,515    101,212     40,456
Deposits                                          1,027,746  1,006,221    994,931    522,180    471,654
Federal Home Loan Bank of Boston advances           111,145    104,991    120,771     83,136    104,326
Other borrowings                                         --      1,450      2,091      2,936      3,315
Stockholders' equity                                 67,137     66,440     58,585     53,104     51,512
Leverage ratio                                        5.63%      5.11%      4.51%      7.93%      8.06%
Tier 1 capital to risk-weighted assets               10.38%      8.87%      7.87%     10.66%     11.08%
Total capital to risk-weighted assets                11.41%      9.89%      9.12%     11.40%     11.58%
Non-performing loans                                 10,486     12,068     14,253     15,688     16,662
Foreclosed & in-substance foreclosed assets          10,312     16,143     23,142     24,160     17,629
                                                  ---------  ---------  ---------  ---------  ---------
TOTAL NON-PERFORMING ASSETS                          20,798     28,211     37,395     39,848     34,291
Allowance for credit losses                           6,803(b)   6,979(b)  13,937(b)   3,674      2,313
Allowance as a percentage of non-performing
 loans                                                 64.9%      57.8%      97.8%      23.4%      13.9%
Number of banking offices                                22         23         22         10         10
-------------------------------------------------------------------------------------------------------
STATISTICAL DATA:
Net interest rate spread                               2.76%      2.55%      3.04%      2.68%      2.28%
Net yield on average interest-earning assets           2.94       2.68       3.24       3.02       2.85
Return on average assets                               0.47       0.54       0.66       0.13       0.50
Return on average stockholders' equity                 8.34      10.30       8.44       1.47       5.46
Average stockholders' equity to average assets         5.58       5.26       7.80       8.54       9.17
Dividend payout ratio (a)                                --         --         --      68.97      83.96

(A)  ADJUSTED RETROACTIVELY TO REFLECT STOCK DIVIDENDS DECLARED.
(B) INCLUDES $1.8 MILLION, $2.3 MILLION AND $10.4 MILLION, ALLOCATED TO LOANS ACQUIRED AS PART OF THE BURRITT TRANSACTION, FOR DECEMBER 31, 1994, 1993 AND 1992, RESPECTIVELY.

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------
                                  MANAGEMENT'S
                            DISCUSSION AND ANALYSIS

                             ---------------------
--------------------------------------------------------------------------------

                                    GENERAL

    DS Bancor, Inc. (the "Company" or "DS Bancor") is the holding company for Derby Savings Bank ("Derby Savings" or the "Bank"). The Company's principal asset consists of all of the outstanding shares of Derby Savings Bank.

    Deposits at Derby Savings are federally insured by the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation (the "FDIC") and the Bank is subject to comprehensive regulation, examination and supervision by the FDIC and the Banking Commissioner of the State of Connecticut. The Company, as a bank holding company, is subject to regulation by the Board of Governors of the Federal Reserve System.

    BUSINESS. Derby Savings is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first liens on residential real estate. At December 31, 1994, the Bank had deposits of $1.03 billion, funding 84.1% of the Company's $1.22 billion in assets. The Bank offers a variety of deposit products to meet the various investment objectives of its depositors, including regular savings, certificates of deposit, money market accounts, individual retirement accounts and keogh accounts.

    In addition to deposits, which serve as the Bank's primary source of funds, the Bank supplements its lending and investment activities through borrowings from the Federal Home Loan Bank of Boston (the "FHLBB"), which serves as a credit facility for its members. At December 31, 1994, the Bank had borrowings from this source of $111.1 million, funding 9.1% of assets.

    The Bank has historically concentrated its lending activities in the consumer segment of the Bank's market area. During the past several years, this market positioning has been directed towards providing financing for the purchase and refinance of residential property. At December 31, 1994, $683.6 million, representing 55.9% of the Company's assets, were invested in loans secured by first liens on one-to-four family residences. In addition, as secondary business lines, the Bank has provided financing for other consumer and, to a lesser extent, business needs. The home equity line of credit (the "HELOC"), which is secured by residential real estate, has been the single most significant consumer loan product, apart from residential mortgage loans, offered by the Bank. This is essentially due to the product's ease of credit access, cost and tax advantages. At December 31, 1994, the Bank had a portfolio of HELOC's totaling $70.2 million, representing 5.7% of the Company's total assets. During 1994, the Bank's market areas experienced a stabilization in the values of residential real estate. This stabilization has encouraged the Bank to increase loan-to-value ratios on the basis that equity positions, at the very least, should remain constant. As such, the Bank has introduced a HELOC of up to 90% of the appraised value of the underlying residential real estate. To complement the line of credit products secured by real estate, and to address the credit needs of another segment of the consumer market, the Bank has added an unsecured line of credit. This product, which was made available in late 1994, is available in amounts ranging from $10,000 to $25,000 and is accessed by check.

    Additionally, although to a lesser extent, the Bank provides financing for consumer purchases and multi-family housing, as well as financing for commercial real estate, construction and local businesses. At December 31, 1994, the Bank's aggregate investment in these loans totaled $87.9 million, representing 7.2% of the Company's total assets.

    In 1994, the Company made further progress in reducing the level of non-performing assets, which include loans past due 90 days or more, non-accrual loans, and foreclosed and in-substance foreclosed assets. Additionally, the volume of loans past due sixty days has also trended downward. Increasing asset quality, through the reduction of non-performing assets, continues to be a primary objective of the Bank. During 1994, non-performing assets declined to $20.8 million,

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
representing 1.7% of the Company's assets, from $28.2 million or 2.4% of total assets at year end 1993. The Company provided $2.3 million to the allowance for credit losses in 1994 compared to $2.5 million in 1993. At December 31, 1994, the allowance for credit losses totaled $6.8 million, representing 64.9% of non-performing loans. (For a further discussion of non-performing assets, see "Financial Condition").

    For the year ended December 31, 1994, net income totaled $5,710,000 or $1.95 per share (fully diluted) compared to $6,474,000 or $2.25 per share (fully diluted) for 1993. Net income for 1993 includes $1,548,000 or $.54 per share (fully diluted) resulting from the adoption of Financial Accounting Standards Board Statement No. 109. This amount represents the cumulative effect of a change in accounting for income taxes effective January 1, 1993. Net income for the year ended December 31, 1994 represents a $784,000 or 15.9% increase above the 1993 income before the cumulative effect of the change in accounting principle of $4,926,000 or $1.71 per share (fully diluted) (See "General--Dividends").

    Net interest income, the primary component of the Company's earnings, totaled $34.5 million in 1994 compared to $30.5 million in the prior year. The growth in net interest income was substantially due to the improvement in the net yield on interest-earning assets during 1994 compared to 1993. The net yield on interest-earning assets increased to 2.94% for 1994 from 2.68% for 1993 (see "Results of Operations").

    BRANCH OFFICES.   During  the past  several years,  the Bank  has pursued  a diversified branching strategy which departs from the design of traditional banking facilities. The focus of this strategy is to design branch facilities to meet the demographic needs of the Bank's target market while minimizing the Bank's cost of operations and maximizing customer service. All of the Bank's branches offer a full range of deposit and loan products. Seventeen of the Bank's branches are traditional full-service offices which, among other things, offer full teller and platform customer service, drive-up window service and automated teller machines. The design of five of the Bank's branch offices departs from traditional banking facilities with the absence of conventional teller stations and drive-up windows. These "Savings Centers" are designed to emphasize the issuance of certificate of deposit products through the delivery of superior personalized service in a non-traditional banking environment.

    In January 1994, the Bank closed one of its five branch offices located in New Britain, which was acquired in December 1992, when the Bank acquired certain assets and assumed the insured deposits and certain other liabilities of Burritt Interfinancial Bancorporation, New Britain, Connecticut (The "Burritt transaction" or "Burritt") (see Consolidated Financial Statements--Note 13). During the second quarter of 1994, the Bank relocated the operations of the former New Britain main office of Burritt. The new facility, which is in close proximity to the former office, is significantly smaller and more economical to operate, while affording the Bank the ability to expand the level of services by including drive-up and ATM facilities. The Bank currently operates twenty-two full service banking offices located in western New Haven, eastern Fairfield and Hartford counties.

    MEMORANDUM OF UNDERSTANDING. In the second quarter of 1992, the Board of Directors of Derby Savings entered into a Memorandum of Understanding (the "Memorandum") with the FDIC and the Connecticut Commissioner of Banks. The Memorandum called for the Board of Directors of the Bank to develop a written plan to reduce the level of assets classified "substandard" and to establish target levels for the reduction of adversely classified assets to 75% of total equity capital and reserves by December 31, 1992 and to 50% of total equity capital and reserves within a reasonable time thereafter. At December 31, 1994, the level of assets classified "substandard" represented 31.1% of the Bank's total equity capital and reserves. The Memorandum also calls for the level of delinquent loans to be reduced to no more than

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

5% of gross loans by December 31, 1993. At December 31, 1994, delinquent loans totaled $32.0 million or 3.8% of total loans. Additionally, the Memorandum limits the payment of cash dividends by the Bank to DS Bancor to the Company's debt service and non-salary expenses.

    In connection with the Burritt transaction, the FDIC modified the terms of the Memorandum relating to the maintenance of capital ratios. The Memorandum initially required that the Bank maintain a leverage ratio of tier 1 capital to total assets of at least 5.5% and if the ratio fell below 7%, the Bank was required to notify the FDIC and the Connecticut Commissioner. The modification requires Derby Savings to have tier 1 capital in excess of 5% of total assets by December 31, 1993 and tier 1 capital at or above 5.75% of total assets by December 31, 1994. However, management of the Bank requested and the FDIC approved an extension of the December 31, 1994 target date to June 30, 1995. The Bank's leverage ratio at December 31, 1994 was 5.5%. The Bank expects to achieve the June 30, 1995 capital target ratio of 5.75% through maintaining asset size at current levels and earnings retention.

    DIVIDENDS. As noted in the foregoing section, the Bank is limited in its ability to pay cash dividends to the Company. Since the Bank is the sole source of funds for cash dividend payments by the Company to its shareholders, the FDIC's restriction has resulted in the Company being unable to pay cash dividends to shareholders. The Company declared a 5% stock dividend on February 15, 1995. The per share amounts for the current and prior periods have been retroactively adjusted to give effect to this stock dividend.

    DERBY FINANCIAL SERVICES. Complementing the financial services offered to the communities served by the Company, the Bank, through it's wholly owned subsidiary, Derby Financial Services ("DFS"), began offering brokerage services in 1993. The products offered through DFS include various equity securities, bonds and mutual funds.

                              FINANCIAL CONDITION
                                                                               -
                                                                               -
    The Company's assets totaled $1.22 billion at December 31, 1994, representing a $28.6 million or 2.4% increase from year end 1993. The increase in total assets during 1994 was primarily attributable to a combination of a high level of mortgage loan refinancing activity during the early part of the year, as well as the purchase by the Bank of $22.4 million of single-family adjustable mortgage loans during 1994. Mortgage loans, including $55.2 million of loans held-for-sale at


         [BAR GRAPH]

      TOTAL ASSETS
      (AMOUNTS IN MILLIONS)
      at December 31,

         1990        1991         1992           1993          1994

       $638.9      $669.5      $1,190.7       $1,194.1      $1,222.7



December 31, 1994 (see "Asset/Liability Management"), increased by $60.4 million, or 9.1%. The growth in mortgage loans was funded, in large part, by a $21.5 million or 2.1% increase in deposits, a $6.2 million increase in FHLBB borrowings, and the redeployment of $26.0 million short-term liquid investments.

    The assets of the Company are primarily invested in loans to individuals and, to a lesser extent, the businesses located in the Bank's market area. At December 31, 1994, approximately $841.7 million, representing 68.8% of the Company's assets, were comprised of loans, compared to $786.3 million or 65.8% of total assets at December 31, 1993. The predominant focus of the Bank's lending business has been to provide financing for residential real estate. At December 31, 1994, $683.6 million or 81.2% of the Bank's loans were for the financing of one-to-four family residences. As

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

residential mortgage loan activity declined in reaction to the steady and significant increase in interest rates during 1994, increased emphasis was given to financing the growing needs of the consumer loan market. Major developmental efforts were undertaken to expand the product offerings in the consumer lending area during the latter half of 1994 to help mitigate the expected decline in residential mortgage lending throughout the upcoming year. A newly designed home equity line of credit and an unsecured line of credit, combined with a concentrated effort in automobile and boat financing, will constitute the focus of the Bank's consumer lending efforts in 1995.

    The Company continued to make progress throughout 1994 in reducing the level of non-performing assets, which include loans past due 90 days or more, non-accrual loans, and foreclosed and in-substance foreclosed assets (see Consolidated Financial Statements--Note 1). At December 31, 1994, non-performing assets totaled $20.8 million, representing 1.7% of total assets, reflecting a $7.4 million or 26.3% decline from the $28.2 million of non-performing assets, or 2.4% of total assets, at year end 1993. At December 31, 1994, foreclosed and in-substance foreclosed assets totaled $10.3 million, representing .8% of total assets, compared to $16.1 million or 1.4% of total assets at year end 1993.

    The following table sets forth non-accrual loans and loans past due for 90 days or more, including loans in foreclosure ("non-performing loans"), and the allowance for credit losses at the dates indicated:

--------------------------------------------------------------------------------

                                                                     DECEMBER 31,
                     ------------------------------------------------------------------------------------------------------------
                                             1994                                                   1993
                     ----------------------------------------------------  ----------------------------------------------------
                                                   ALLOWANCE FOR CREDIT                                 ALLOWANCE FOR CREDIT
                        NON-PERFORMING LOANS              LOSSES               NON-PERFORMING LOANS              LOSSES
                     --------------------------   ------------------------  -------------------------   --------------------------
                                                              % OF NON-                                              % OF NON-
                                  % OF LOANS                  PERFORMING                % OF LOANS                   PERFORMING
LOAN TYPE             BALANCE     OUTSTANDING      BALANCE       LOANS      BALANCE     OUTSTANDING      BALANCE        LOANS
---------------------------------------------------------------------------------------------------------------------------------

                                                            (DOLLAR AMOUNTS IN THOUSANDS)

MORTGAGE
  1-4 Family         $   6,908           1.0%                              $   5,665           0.9%
  Commercial               181           0.7                                     681           2.4
  Multi-family           1,772          22.1                                   2,628          30.8
                     ---------                                             ---------
TOTAL MORTGAGE           8,861           1.2      $   4,495         50.7%      8,974           1.3      $   4,605          51.3%
                     ---------                                             ---------
CONSUMER
  HELOC                    635           0.9                                     945           1.4
  All other                463           1.7                                     750           2.8
                     ---------                                             ---------
TOTAL CONSUMER           1,098           1.1          1,266        115.3       1,695           1.8          1,193          70.4
                     ---------                                             ---------
COMMERCIAL
  Real estate
 development               271           8.3                                     623          16.3
  All other                256           1.3                                     776           2.9
                     ---------                                             ---------
TOTAL COMMERCIAL           527           2.3          1,042        197.7       1,399           4.6          1,181          84.4
                     ---------                   -----------               ---------                   -----------
TOTAL                $  10,486           1.2      $   6,803         64.9   $  12,068           1.5      $   6,979          57.8
                     ---------                   -----------               ---------                   -----------
                     ---------                   -----------               ---------                   -----------

--------------------------------------------------------------------------------

    The Company's loan portfolio is segregated into three broad categories of loans: mortgage, consumer and commercial. The Company's investment in mortgage loans totaled $721.0 million, representing 59.0% of total assets at year end 1994 compared to $660.6 million or 55.3% of total assets at year end 1993. Early in 1994, the Bank processed a significant volume of mortgage loan closings, predominantly for the refinance of residential property. The majority of the refinance activity was for loans previously outstanding with other lenders. During the second, third and fourth quarters of 1994, requests for mortgage loans declined as interest rates increased, curtailing mortgage loan originations to $164.9 million from $188.6 million in 1993.

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

    As in prior years, the Bank continued to supplement local loan originations through the purchase of single family adjustable rate mortgage loans. The Bank purchased $21.9 million of these loans during 1994 and $8.8 million during 1993. The origination and purchase of adjustable rate loans is an integral part of the Bank's management of interest rate risk (see "Asset/Liability Management".)

    The Bank's investment in mortgages is primarily secured by residential properties and, to a lesser extent, multi-family housing. This portfolio also includes financing for commercial real estate and real estate development and construction. Loans to finance one-to-four family residences totaled $683.6 million or 81.2% of the Bank's total loan portfolio at year end 1994 compared to $621.6 million, representing 79.1% of the total loan portfolio, at year end
1993. The level of non-performing loans totaled $6.9 million or 1.0% of this portfolio at year end 1994 compared to $5.7 million or .9% of the portfolio at year end 1993.

    Multi-family housing loans totaled $8.0 million or 1.0% of the total loan portfolio at year end 1994 compared to $8.5 million or 1.1% of the total loan portfolio at year end 1993. At December 31, 1994, non-performing loans totaled $1.8 million or 22.1% of this portfolio. At year end 1993 there were $2.6 million or 30.8% of non-performing loans included in this category. Loans to finance commercial real estate totaled $27.0 million or 3.2% of the total loan portfolio at December 31, 1994, of which $.2 million or .7% were non-performing. At year end 1993, this portfolio totaled $27.7 million, representing 3.5% of total loans, of which $.7 million or 2.4% were non-performing.

    The fourth group of loans included in the Bank's mortgage portfolio were made to finance real estate construction, primarily residential condominiums and single family residences. During 1994, this portfolio of loans remained essentially unchanged at $2.4 million or .3% of total loans compared to $2.8 million or .4% of total loans at year end 1993. At year end 1994, as with year end 1993, there were no non-performing real estate construction loans. Unadvanced construction commitments approximated $1.8 million at year end 1994 compared to $.5 million at year end 1993.
                                                                               -
                                                                               -
    The Company's investment in consumer loans totaled $98.0 million, representing 11.6% of total loans at year end 1994, compared to $95.5 million or 12.1% of total loans at year end 1993. The consumer loan portfolio is primarily comprised of home equity lines of credit, which complement the Bank's primary business of providing financing for single family residences. The home equity line of credit, which is collateralized by the equity in residential real property, has become the Bank's second largest investment in loans. Home equity lines of credit totaled $130.5 million, with $70.2

         [BAR GRAPH]

      CONSUMER LOAN PORTFOLIO
      (AMOUNTS IN MILLIONS)
      at December 31,

         1990        1991         1992           1993          1994

        $16.4       $14.2       $ 34.2          $27.1         $27.8
         62.6        60.2         71.4           68.4          70.2
        -----       -----       ------          -----         -----
        $79.0       $74.4       $105.6          $95.5         $98.0



million in use at year end 1994 compared to $124.8 million, with $68.4 million in use at year end 1993. At year end 1994, non-performing consumer loans totaled $1.1 million or 1.1% of this portfolio. Home equity lines of credit included in this amount totaled $.6 million, representing .9% of HELOCs outstanding. In comparison, at year end 1993, non-performing consumer loans more totaled $1.7 million or 1.8% of the consumer loan portfolio, including $.9 million, representing 1.4% of HELOCs outstanding.
    The Company also provides credit to businesses located within the Bank's market area. The Bank's commercial lending department invests in loans for the development of real estate and other

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

business needs. The Bank's investment in commercial loans totaled $22.7 million at year end 1994, reflecting a $7.4 million or 24.8% decrease from the $30.1 million invested at year end 1993. At December 31, 1994, $3.3 million or 14.5% of this portfolio was invested in loans for the development of real estate and $19.4 million or 85.5% was invested in loans for various business needs. Unadvanced real estate development commitments totaled $1.1 million at year end 1994, compared to $1.3 million at year end 1993. At December 31, 1994, non-performing commercial loans totaled $.5 million, representing 2.3% of the commercial loan portfolio compared to $1.4 million or 4.6% at year end 1993.

    NON-PERFORMING   ASSETS.     The  following  table   summarizes  the  Bank's
non-performing  loans,  and  foreclosed   and  in-substance  foreclosed   assets
("non-performing assets") and restructured loans:

--------------------------------------------------------------------------------

                                                                                   DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1994       1993       1992       1991       1990
--------------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS)
NON-ACCRUAL LOANS:
  Mortgage                                                     $   7,675  $   6,657  $   9,756  $   7,029  $   6,524
  Consumer                                                         1,098      1,446      1,197      1,000      1,741
  Commercial                                                         527      1,399        293      3,412      3,437
                                                               ---------  ---------  ---------  ---------  ---------
TOTAL                                                              9,300      9,502     11,246     11,441     11,702
                                                               ---------  ---------  ---------  ---------  ---------
ACCRUING LOANS PAST DUE 90 DAYS:
  Mortgage                                                         1,186      2,317      3,006      4,096      4,730
  Consumer                                                            --        249          1        151        230
  Commercial                                                          --         --         --         --         --
                                                               ---------  ---------  ---------  ---------  ---------
TOTAL                                                              1,186      2,566      3,007      4,247      4,960
                                                               ---------  ---------  ---------  ---------  ---------

FORECLOSED ASSETS                                                  6,195      9,379     10,456      7,305      5,893
IN-SUBSTANCE FORECLOSED ASSETS                                     4,556      7,804     13,124     17,267     11,736
                                                               ---------  ---------  ---------  ---------  ---------
TOTAL                                                             10,751     17,183     23,580     24,572     17,629
Valuation allowance                                                  439      1,040        438        412         --
                                                               ---------  ---------  ---------  ---------  ---------
TOTAL, NET                                                        10,312     16,143     23,142     24,160     17,629
                                                               ---------  ---------  ---------  ---------  ---------
TOTAL NON-PERFORMING ASSETS                                    $  20,798  $  28,211  $  37,395  $  39,848  $  34,291
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
RESTRUCTURED LOANS                                             $   4,213  $   2,273  $   8,262  $   6,985         --
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

    As detailed in the table above, the level of non-performing loans declined from $12.1 million at year end 1993 to $10.5 million at year end 1994. During 1994, the Bank made significant progress in reducing the level of foreclosed and in-substance foreclosed assets. At year end 1994, the Bank had $6.2 million in foreclosed assets, consisting of 37 properties, compared to $9.4 million, consisting of 44 properties at year end 1993. During 1994, the Bank reclassified $3.2 million in loans to in-substance foreclosed assets. At year end 1994, the Bank had $4.6 million, consisting of 26 properties, classified as in-substance foreclosed assets compared to $7.8 million, consisting of 50 properties, at year end 1993. In the aggregate, the Bank is carrying 63 properties, totaling $10.3 million, net of a $.4 million valuation allowance, in foreclosed and in-substance foreclosed assets. This compares to 94 properties, totaling $16.1 million, net of a $1.0 million valuation allowance, at year end 1993.

    During the past several years, as the volume of assets acquired by the Bank through the foreclosure process increased and the value of the underlying real estate declined, the Bank adopted a policy of reappraising foreclosed and in-substance foreclosed assets on at least an annual basis. This policy has assisted the Bank in quantifying the net realizable value of these assets, and has provided the basis, as necessary, for subsequent write-downs of the carrying amount of these assets. Additionally, in order to provide for unidentified and possible future declines in the value of foreclosed assets, the Bank

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
maintains an allowance for estimated losses on foreclosed assets through a provision which is charged to and included in foreclosed asset expense. In 1994, the Bank provided $2.2 million to this allowance compared to $4.3 million in 1993. During 1994, the Bank charged $2.8 million in specific write-downs against this allowance compared to $3.6 million during the prior year. At December 31, 1994, the allowance for estimated losses on foreclosed assets totaled $.4 million compared to $1.0 million at year end 1993.

    The reduction of non-performing assets has been one of the primary objectives of the Bank and, as noted, total non-performing assets declined by $7.4 million or 26.2% during 1994. A principal focus in 1995 will be a continuation of the Bank's efforts to reduce the level of non-performing assets. Continued weakness in the local economy suggests that progress in this area may be moderate. One of the measures used to identify the trends in non-performing assets is the level of loans past due 60 days. As noted in the table below, the amount of loans past due 60 days has declined to $6.1 million at December 31, 1994, representing .7% of the total loan portfolio compared to $8.0 million or 1.0% of the total loan portfolio at year end 1993.

    The following table summarizes the Bank's accruing loans past due 60 days:

--------------------------------------------------------------------------------

                                                                                        DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1994       1993       1992       1991       1990
-------------------------------------------------------------------------------------------------------------------------

                                                                                  (AMOUNTS IN THOUSANDS)
LOANS PAST DUE 60 DAYS:
  Mortgage                                                          $   5,014  $   7,369  $   8,829  $   9,072  $   5,062
  Consumer                                                              1,015        651        815        525        753
  Commercial                                                               62         --         95        353        870
                                                                    ---------  ---------  ---------  ---------  ---------
TOTAL                                                               $   6,091  $   8,020  $   9,739  $   9,950  $   6,685
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

    The foundation of the Bank's program to reduce the level of non-performing assets is the loan collection and workout process. In addition to the personnel assigned to the collection/workout area, the Bank has two officers responsible for the management and sale of foreclosed assets. This crucial function of the Bank is supported by a standing committee of the Board of Directors, comprised of individuals experienced in the areas of real estate sales and development, which was established to assist and give advice on the management and disposition of troubled assets.

    To the extent that the Bank ultimately takes title to troubled assets, the Bank has established several programs to facilitate the timely disposition of foreclosed assets. The foundation of these programs is to establish fair and realistic value for foreclosed assets, taking into consideration the potential opportunity cost associated with lengthy marketing time. The Bank augments this pricing policy through preferred Bank financing, including special first-time home-buyer programs. To further expand sales efforts and reduce marketing time, the Bank also maintains consistent marketing programs and premium realtor commissions. The employment of these programs has enabled the Bank to sell and close on 60 properties for an aggregate consideration of $6.2 million in 1994. During the prior year, the Bank sold and closed on 63 properties for an aggregate consideration of $6.8 million.

    In order to maintain the quality of the loan portfolio, as well as to provide for potential losses that are inherent in the lending process, the Bank controls its lending activities through adherence to loan policies adopted by the Board of Directors and stringent underwriting standards. To provide for possible losses within the loan portfolio, the Company maintains an allowance for credit losses. The allowance for credit losses is maintained through provisions charged to

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

income. These provisions are determined on a quarterly basis, based upon management's review of the anticipated uncollectability of loans, current economic conditions, historical trend analysis, real estate deflation factors, overall portfolio quality, specific problem loans and an assessment of the adequacy of the allowance for credit losses. Based on these factors, the Company provided $2.3 million to the allowance for credit losses during 1994 compared to $2.5 million during 1993. During the year, the Bank wrote off $2.5 million (net of recoveries). At December 31, 1994 the allowance for credit losses totaled $6.8 million which includes $1.8 million allocated to the loans acquired in the Burritt transaction. In comparison, the allowance for credit losses totaled $7.0 million at year end 1993 which included $2.3 million allocated to the loans acquired in the Burritt transaction (see Consolidated Financial Statements--Note
13). The allowance for credit losses represented 64.9% of non-performing loans at year end 1994, compared to 57.8% at year end 1993.

    The following table summarizes the transactions in the allowance for credit losses for the periods indicated:

--------------------------------------------------------------------------------

                                                                                    AT AND FOR THE YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1994       1993       1992
-----------------------------------------------------------------------------------------------------------------

                                                                                      (AMOUNTS IN THOUSANDS)
MORTGAGE LOANS
  Balance at beginning of period                                                  $   4,605  $  11,166  $   2,180
  Provision for credit losses                                                         1,675      1,925        825
  Acquired allowance                                                                     --     (5,958)     9,026
  Loan charge-offs                                                                   (1,848)    (2,857)      (941)
  Recoveries                                                                             63        329         76
                                                                                  ---------  ---------  ---------
  BALANCE AT END OF PERIOD                                                        $   4,495  $   4,605  $  11,166
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
CONSUMER LOANS
  Balance at beginning of period                                                  $   1,193  $   1,987  $     704
  Provision for credit losses                                                           600         50        125
  Acquired allowance                                                                     --         (5)     1,328
  Loan charge-offs                                                                     (573)      (860)      (211)
  Recoveries                                                                             46         21         41
                                                                                  ---------  ---------  ---------
  BALANCE AT END OF PERIOD                                                        $   1,266  $   1,193  $   1,987
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
COMMERCIAL LOANS
  Balance at beginning of period                                                  $   1,181  $     784  $     790
  Provision for credit losses                                                            50        500        425
  Loan charge-offs                                                                     (195)      (114)      (660)
  Recoveries                                                                              6         11        229
                                                                                  ---------  ---------  ---------
  BALANCE AT END OF PERIOD                                                        $   1,042  $   1,181  $     784
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
TOTAL ALLOWANCE FOR CREDIT LOSSES
  Balance at beginning of period                                                  $   6,979  $  13,937  $   3,674
  Provision for credit losses                                                         2,325      2,475      1,375
  Acquired allowance                                                                     --     (5,963)    10,354
  Loan charge-offs                                                                   (2,616)    (3,831)    (1,812)
  Recoveries                                                                            115        361        346
                                                                                  ---------  ---------  ---------
  BALANCE AT END OF PERIOD                                                        $   6,803  $   6,979  $  13,937
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

--------------------------------------------------------------------------------

    In addition to collection and workout efforts, management also monitors and works closely with certain borrowers that may experience financial difficulties. The debtors may be experiencing cash flow problems which inhibit their ability to service their debt in accordance with its terms. This may result in a modification of loan terms in order to assist a debtor who has been adversely affected by the state of the economy. The modification of terms may be in the form of the waiver of principal payments, a reduction in the interest rate or the waiver of interest payments for a specified period of time. At December 31, 1994, in addition to non-performing assets, the Bank had $4.2 million in loans which have been restructured.

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

    The Bank's securities portfolio was $322.1 million or 26.4% of total assets at December 31, 1994, virtually unchanged from $322.6 million or 27.0% of total assets at December 31, 1993. The securities portfolio serves primarily as a source of liquidity and as a vehicle to help balance the interest rate sensitivity of the Bank. Notwithstanding the need for liquidity and interest rate sensitivity, the portfolio is also structured for yield. The Bank adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115") as of December 31, 1993. Under the provisions of SFAS 115 the Bank's securities are classified into one of three categories: held-to-maturity, available-for-sale or trading (see Consolidated Financial Statements--Notes 1 & 2). At December 31, 1994 the Bank had securities totaling $104.7 million classified as held-to-maturity, compared to $66.3 million at December 31, 1993. These investments are primarily comprised of intermediate and long-term fixed rate mortgage-backed securities and are carried at amortized cost. Securities classified as available-for-sale at December 31, 1994 totaled $216.7 million, compared to $256.3 million at December 31, 1993. The available-for-sale category at year-end 1994 was principally comprised of mortgage-backed securities with adjustable rate interest features. SFAS 115 also requires that securities classified as available-for-sale be carried at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity. At December 31, 1994, as a result of the sustained increases in interest rates that occurred throughout most of 1994 and their effect on the market values of the securities classified as available-for-sale, the Bank recorded an unrealized loss, net of tax effect, of $5.6 million which is included in stockholders' equity. At December 31, 1993, the Bank had an unrealized gain, net of tax effect, of $1.3 million. The trading portfolio, which consists of equity securities, totaled $.8 million at year-end 1994. This portfolio is carried at fair value with unrealized gains or losses included in earnings. There were no securities classified as trading in 1993.

    Cash and cash equivalents were $18.6 million at December 31, 1994 versus $43.1 million at December 31, 1993. The $24.5 million decrease in cash and cash equivalents during 1994, as mentioned previously, resulted from the redeployment of federal funds sold into other earning assets, predominantly residential mortgage loans.
                                                                               -
                                                                               -
    FUNDING SOURCES. The investment activities of the Bank are funded from several sources. The primary source of funds is provided by local depositors and is complemented by advances from the FHLBB. In addition, the Bank is provided with a steady flow of funds from the amortization and prepayment of loans as well as the amortization and maturity of securities. The Bank also derives funds, from time to time, through the sale of loans into the secondary market and allocates the

         [BAR GRAPH]

      TOTAL DEPOSITS
      (AMOUNTS IN MILLIONS)
      at December 31,

         1990        1991         1992           1993          1994

       $471.7      $522.2       $994.9       $1,006.2      $1,027.7


proceeds  in  accordance  with   established  asset  and  liability   management
objectives.

    In 1994, deposits increased by $21.5 million or 2.1%, after interest credited of $35.9 million, from $1.01 billion, funding 84.3% of total assets at year end 1993, to $1.03 billion, funding 84.1% of total assets at year end 1994. In comparison, deposits increased by $11.3 million or 1.1% after interest credited of $37.6 million in 1993. Retail deposits are essentially derived from the communities in which the Bank's offices are located. The Bank offers a wide variety of deposit accounts which include money market deposit accounts, certificates of deposit and regular savings.

    The Bank also utilizes the FHLBB as an alternative source of funds. At year end 1994, FHLBB

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

advances totaled $111.1 million, funding 9.1% of total assets, compared to $105.0 million, funding 8.8% of total assets at year end 1993. The flexibility, pricing and repricing characteristics of the funding alternatives offered by the FHLBB have allowed the Bank to match-fund fixed rate commercial mortgage loans, one year adjustable rate mortgage loans and home equity lines of credit. The Bank has also employed funds from the FHLBB to fund the purchase of various mortgage-backed securities.

    Amortization, prepayments and the sale of loans into the secondary market supplied the Bank with an additional $123.0 million in investable funds in 1994, compared to $195.0 million in 1993. In keeping with the Bank's asset and liability management objectives, the Bank periodically may sell loans. The Bank sold $12.1 million in loans in 1994 compared to $30.0 million in 1993. The Bank has retained servicing on all loans that have been sold and, at December 31, 1994, was servicing $129.3 million of mortgage loans for others. Additionally, at December 31, 1994, the Bank had $55.2 million in loans identified as held-for sale.

    CAPITAL RESOURCES. The Federal Reserve Board (the "FRB") has adopted risk-based capital standards which require bank holding companies to maintain a minimum ratio of total capital to risk-weighted assets of 8.0%. Of the required capital, 4.0% must be tier 1 capital. Tier 1 capital is primarily common stockholders' equity and certain categories of perpetual preferred stock. As part of the Burritt transaction (See Consolidated Financial Statements-- Note
13), Derby paid the FDIC a premium of $6.2 million. Of the premium paid, $5.0 million was recorded as a core deposit intangible. The amortized balance of $3.5 million at December 31, 1994, in addition to approximately $149,000 of other intangible assets resulting from the transaction, are required to be deducted from the Company's and the Bank's capital prior to determining regulatory capital requirements. After giving effect to the transaction, the Company had a ratio of total capital to risk-weighted assets of 11.4% and a ratio of tier 1 capital to risk-weighted assets of 10.4% at December 31, 1994.

    The Board has supplemented the risk-based capital requirements with a required minimum leverage ratio of 3% of tier 1 capital to total assets. The Board indicated that all but the most highly-rated holding companies, however, should maintain a leverage ratio of 4% to 5% of tier 1 capital to total assets. At December 31, 1994, the Company had a ratio of tier 1 capital to total assets of 5.6%.

    Derby Savings Bank is also required by the FDIC to meet risk-based ratios the same as those adopted by the FRB for the Company. At December 31, 1994, Derby Savings' ratio of total capital to risk-weighted assets was 11.2% and its ratio of tier 1 capital to risk-weighted assets was 10.2%.

    The FDIC has also adopted a minimum leverage ratio of 3% of tier 1 capital to total assets. The FDIC has also indicated that all but the most highly rated banks should maintain a leverage ratio of 4% to 5% of tier 1 capital to total assets. Derby Savings' ratio of tier 1 capital to total assets at December 31, 1994 was 5.5%.

    Derby entered into a Memorandum of Understanding (the "Memorandum") with the FDIC in April 1992, which required Derby to maintain a minimum tier 1 capital to total asset ratio of 5.5%. In connection with the Burritt transaction, the FDIC modified the terms of the Memorandum which pertained to the maintenance of capital ratios. The Memorandum initially required that the Bank maintain a ratio of leverage capital to total assets of at least 5.5% and if the ratio fell below 7%, the Bank was required to notify the FDIC and the Connecticut Commissioner of Banks. The modification required Derby to have leverage capital in excess of 5% of total assets by December 31, 1993 and leverage capital at or above 5.75% of total assets by December 31, 1994. However, management of the Bank has requested and

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
the FDIC has approved an extension of the December 31, 1994 target date to June 30, 1995. At December 31, 1994, the Bank's leverage capital to total assets ratio was 5.5%. The Bank expects to achieve the June 30, 1995 capital target of 5.75% through maintaining asset size at current levels and earnings retention.

    Under the prompt corrective action regulation recently adopted by the FDIC, which became effective on December 19, 1992, a savings bank will be considered:
(i) "well capitalized" if the savings bank has a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater (provided the savings bank is not subject to an order, written agreement, capital directive or prompt corrective action to meet and maintain a specified capital level for any capital measure); (ii) "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a tier 1 risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% or greater if the institution is rated composite 1 in its most recent report of examination); (iii) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, a tier 1 risk-based capital ratio that is less than 4% (3% if the institution is rated composite 1 in its most recent report of examination); (iv) "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, a tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%; and (v) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%. The regulation also permits the FDIC to determine that a savings bank should be placed in a lower category based on other information such as a savings institution's examination report, after written notice. At December 31, 1994, the Bank met the "well capitalized" criteria based on its capital ratios at that date.

                             RESULTS OF OPERATIONS

    The net income of the Company is principally derived from the banking operation of its wholly owned subsidiary, Derby Savings Bank. The net income of Derby Savings is dependent to a substantial extent on the difference between interest and fee income on its loans plus interest and dividends on its securities portfolio and its cost of money, consisting principally of the interest paid on its deposit accounts and, to a lesser extent, interest paid on its borrowings.

    The difference between interest income and interest expense is referred to as net interest income. The difference between the combined weighted average yield on loans and securities and the combined weighted average cost of deposits and borrowings is referred to as the net interest rate spread. Interest income from interest-earning assets depends primarily on the volume of such assets outstanding during the period and the interest rates and fees earned thereon. Derby Savings' interest expense is a function of the average amount of deposits and borrowed money outstanding during the period and the interest rates paid thereon.

    The following table reflects average yields and costs during the periods indicated.

--------------------------------------------------------------------------------

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------------------------
                                                                   1994        1993        1992        1991        1990
--------------------------------------------------------------------------------------------------------------------------
AVERAGE YIELD:
Mortgage loans                                                       6.73%       7.23%       8.47%       9.75%      10.13%
Other loans                                                          8.25        7.61        7.79        9.87       10.98
Securities                                                           5.75        5.17        6.25        7.86        8.29
  All interest-earning assets                                        6.58        6.54        7.87        9.51       10.17
AVERAGE COST:
Deposits                                                             3.61        3.81        4.59        6.71        7.75
Borrowings                                                           5.53        5.48        6.15        7.45        8.62
  All interest-bearing liabilities                                   3.82        3.99        4.83        6.83        7.89
NET INTEREST RATE SPREAD                                             2.76        2.55        3.04        2.68        2.28
NET YIELD ON AVERAGE INTEREST-EARNING ASSETS (A)                     2.94        2.68        3.24        3.02        2.85

(A) NET INTEREST INCOME DIVIDED BY AVERAGE INTEREST-EARNING ASSETS.

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

              COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

    GENERAL. Net income for the year ended December 31, 1994 totaled $5,710,000 or $1.95 per share (fully diluted) compared to $6,474,000 or $2.25 per share (fully diluted) for the prior year. Net income for 1993 includes $1,548,000 or $.54 per share (fully diluted) attributable to the adoption of Financial Accounting Standards Board Statement No. 109. This amount represents the cumulative effect of a change in accounting for income taxes effective January 1, 1993. Net income for 1994 represents a $784,000 or 15.9% increase above 1993 income before the cumulative effect of the change in accounting principle of $4,926,000 or $1.71 per share (fully diluted). As a result of the 5% stock dividend declared by the Company on February 15, 1995, the per share amounts for the current and prior periods have been retroactively adjusted. The improvement in net income was primarily attributable to $4.0 million or 12.9% increase in net interest income and a $1.5 million or 5.5% decline in non-interest expense. These improvements were offset, in part, by a $4.2 million or 57.8% decline in non-interest income.

    For 1994, net income represented a return on average assets and a return on average stockholders' equity of .47% and 8.34%, respectively, compared to .54% and 10.30%, excluding the effect of the change in accounting principle, respectively, for 1993.

    INTEREST INCOME. Interest and fee income on loans and interest and dividends on the securities portfolio increased $3.0 million or 4.0% from $74.3 million during 1993 to $77.3 million during 1994. The increase in interest income was essentially due to the increased volume of interest-earning assets resulting from a modest growth in the volume of average assets and a decline in the volume of average non-interest-earning assets.

         [BAR GRAPH]

      INTEREST INCOME
      (AMOUNTS IN MILLIONS)
      Years ended December 31,

         1990        1991         1992           1993          1994

        $59.7       $57.8        $54.1          $74.3         $77.3



    Average interest-earning assets increased $36.5 million or 3.2% during 1994 compared to the prior year. The increase in average interest-earning assets was concentrated within the loan portfolio which increased $85.1 million or 11.6%, while the average of all other interest-earning assets declined $48.6 million or 12.0%. These changes highlight the Bank's efforts, during 1994, to place greater emphasis on loans as opposed to securities. The average yield on interest-earning assets improved by 4 basis points (100 basis points equals 1%) from 6.54% during 1993 to 6.58% during 1994.

    INTEREST EXPENSE. Interest expense decreased $1.0 million or 2.3% from $43.8 million during 1993 to $42.8 million during 1994. The decline in interest expense was due to a decline in the average cost of funds during the current year which was partially offset by the interest expense resulting from an increase in average interest-bearing liabilities.

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                                                                               -
                                                                               -
    Average interest-bearing liabilities increased $20.4 million or 1.9% during 1994 compared to the prior year. The growth was essentially evenly divided between average deposits which increased $10.6 million or 1.1% and average borrowed funds, consisting of FHLBB advances, which increased $9.8 million or 8.7%. Although the level of interest rates trended upward through most of 1994, the Bank's average cost of funds lagged behind this trend. In addition to the lag effect of repricing

         [BAR GRAPH]

      NET INTEREST INCOME
      (AMOUNTS IN MILLIONS)
      Year ended December 31,

         1990        1991         1992           1993          1994

        $16.7       $18.3        $22.3          $30.5         $34.5


certificates of deposit throughout 1994, the interest rates paid by the Bank were, for the most part, at levels less than the general level of interest rates. As a result, the Bank's average cost of funds declined 17 basis points from 3.99% for 1993 to 3.82% for 1994.

    NET INTEREST INCOME. Net interest income, the primary component of the Company's earnings, increased $4.0 million or 12.9% to $34.5 million for 1994 from $30.5 million for 1993. As a result of the 4 basis point improvement in the average yield on interest-earning assets and the 17 basis point decline in the average cost of interest-bearing liabilities, the net interest rate spread increased 21 basis points to 2.76% for 1994 from 2.55% for 1993. Additionally, the Company's net yield on interest-earning assets averaged 2.94% for 1994 compared to 2.68% for 1993.

         [BAR GRAPH]

      NET INTEREST RATE SPREAD
      Years ended December 31,

         1990        1991         1992           1993          1994

        2.28%       2.68%        3.04%          2.55%         2.76%



                                                                               -
                                                                               -
    The following table summarizes net interest income.

--------------------------------------------------------------------------------

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                               1994       1993       1992       1991       1990
--------------------------------------------------------------------------------------------------

                                                            (AMOUNTS IN THOUSANDS)
INTEREST INCOME:
Loans                                        $  56,802  $  53,428  $  44,568  $  51,208  $  56,042
Securities                                      20,480     20,907      9,576      6,588      3,627
                                             ---------  ---------  ---------  ---------  ---------
Total                                           77,282     74,335     54,144     57,796     59,669
                                             ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE:
Deposits                                        36,008     37,599     25,493     32,585     35,182
Borrowings                                       6,810      6,217      6,392      6,884      7,753
                                             ---------  ---------  ---------  ---------  ---------
Total                                           42,818     43,816     31,885     39,469     42,935
                                             ---------  ---------  ---------  ---------  ---------
NET INTEREST INCOME                          $  34,464  $  30,519  $  22,259  $  18,327  $  16,734
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

    PROVISION FOR CREDIT LOSSES. During 1994, the Bank provided $2.3 million for credit losses compared to $2.5 million during 1993. In addition to the provision for credit losses, the Bank also provided $2.2 million for estimated losses on foreclosed assets during 1994 compared to $4.3 million during 1993. These provisions are included in foreclosed asset expense (see "Non-interest expense").

    NON-INTEREST INCOME. Non-interest income is derived from fees which the Bank charges for various loan and deposit account services, fees generated from other ancillary services provided by the Bank, and net securities and loan gains. During 1994 the income generated from these sources totaled $3.1 million compared to $7.3 million for the prior year, reflecting a decrease of $4.2 million or 57.8%.

    Service charges and other fee income declined $3.6 million or 59.7% and totaled $2.5 million for 1994 compared to $6.1 million earned in 1993. During 1993, as part of the Burritt transaction, the Bank was servicing loans for the FDIC on an interim basis (through September 30, 1993), which resulted in $3.7 million in fee income.

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

    Net securities and loan gains totaled $648,000 in 1994 compared to $1,256,000 in 1993, reflecting a decline of $608,000 or 48.4%. This decline was due to a decline in the volume of loans sold at net gains during 1994 compared to 1993. In keeping with the Bank's asset and liability management objectives (see "Asset/Liability Management"), the Bank may sell fixed rate mortgage loans in the secondary markets. In 1994, the Bank sold $12.1 million in fixed rate mortgage loans, resulting in gains of $102,000 compared to fixed rate mortgage loan sales of $30.0 million in 1993, resulting in gains of $834,000. The Bank, during 1994, realized net gains of $546,000 on the sale of various securities compared to net gains of $422,000 in 1993. The proceeds from these transactions have been allocated to fund the Bank's loan demand and other securities purchases.

    NON-INTEREST EXPENSE. Non-interest expense totaled $25.6 million or 2.09% of average assets during 1994 compared to $27.1 million or 2.27% of average assets in 1993. The $1.5 million or 5.5% decrease in the Company's cost of operations was due to a decline in foreclosed asset expense which more than offset increases in several other categories of expense during 1994 compared to 1993.

    Salaries and employee benefits, the largest component of the Company's cost of operations, increased $.5 million or 5.2% from $9.6 million during 1993 to $10.1 million during 1994. Salaries increased $74,000 or 1.0% during 1994 compared to the prior year. This increase resulted from the exercise of stock appreciation rights which resulted in compensation expense of $118,000. Employee benefits increased $.4 million or 21.1% during the year from $1.9 million for 1993 to $2.3 million in 1994. The increased cost of employee benefits was primarily in pension and postretirement benefit costs, reflecting the increased number of eligible participants resulting from the Burritt transaction.

    During 1994,  the Bank  continued  to incur  expenses with  the  foreclosure process and the management of foreclosed and in-substance foreclosed assets. These expenses include all of the direct costs associated with acquiring, holding, managing, marketing and disposing of these assets. In 1994, the Bank incurred foreclosed asset expenses of $.8 million compared to $.9 million in 1993 (see Consolidated Financial Statements--Note 4). Subsequent to an initial estimate of value of the underlying real estate securing loans in the foreclosure process, the Bank updates appraisals at least on an annual basis. In order to provide for unidentified and possible future declines in the value of foreclosed assets the Bank maintains an allowance for estimated losses on foreclosed assets. For the year ended December 31, 1994, the Bank provided $2.2 million to this allowance compared to $4.3 million for the prior year. The Company expects that until the level of foreclosed assets declines substantially, foreclosed asset expense will continue to be significant.

    The FDIC insurance premium paid by the Bank in 1994 totaled $2.8 million compared to $2.4 million in 1993. The increased volume of insured deposits assumed in connection with the Burritt transaction and the lag in computing the FDIC insurance premium, in large part, accounted for the increase in the premium paid in 1994 compared to 1993. In February 1995, the FDIC proposed to reduce the current deposit insurance assessment rate range of .23% to .31% of insured deposits to a range of .04% to .31% once the reserve ratio for BIF reaches 1.25% of total insured deposits. Under the proposal, "well-capitalized" banks, such as the Bank, would pay insurance premiums within a range of .04% to .21% of insured deposits, compared to the current assessment rate range for such institutions of .23% to .29%. The proposal would permit the FDIC to adjust the assessment rate schedule by up to .05% for all risk classifications.

    Data processing expense totaled $1.3 million in 1994, reflecting a decrease of $.7 million or 35.0% compared to the $2.0 million incurred in 1993. The decline is largely attributable to the elimination, in the third quarter of 1993, of the former data processing center operated by Burritt. The Bank continued to operate the center through August 1993 in order to service loans for the FDIC. (See Consolidated Financial Statements--Note 13).

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Marketing expense increased $.5 million or 62.5% from $.8 million for 1993 to $1.3 million for 1994. The increase reflects the increased promotion of the Bank's products and services to the markets it serves.

    As required by the Statement of Financial Accounting Standards No. 91 ("SFAS 91"), "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," the Bank defers certain direct costs resulting from the origination of loans, which will be amortized as an adjustment of yield over the contractual term of the related loans. These deferred costs, which are principally comprised of salaries, employee benefits and other loan expenses, totaled approximately $1.5 million during 1994 compared to $1.8 million during 1993.


         [BAR GRAPH]

      NON-INTEREST EXPENSE
      (AMOUNTS IN THOUSANDS)
      Years ended December 31,

                    1990       1991       1992        1993        1994

Foreclosed Asset  $   175   $ 2,547    $ 3,747     $ 4,801     $ 2,904
FDIC Insurance        552     1,016      1,196       2,435       2,770
All Other           9,479     9,603     10,954      19,877      19,936
                  -------   -------    -------     -------     -------
                  $10,206   $13,166    $15,897     $27,113     $25,610

    NET NON-INTEREST MARGIN. The net non-interest margin, the difference between non-interest income and non-interest expense, as a percentage of average assets, declined by 18 basis points during 1994 compared to 1993. Non-interest income decreased 36 basis points from .61% during 1993 to .25% during 1994. Non-interest expense decreased 18 basis points from 2.27% during 1993 to 2.09% during 1994.

--------------------------------------------------------------------------------

                    NET NON-INTEREST INCOME/EXPENSE ANALYSIS
                        (AS A PERCENT OF AVERAGE ASSETS)

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------------
                                                   1994       1993       1992       1991       1990
------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME                                    .25        .61        .42        .26        .46
                                                 ---------  ---------  ---------  ---------  ---------
NON-INTEREST EXPENSE
  Foreclosed asset                                     .24        .40        .51        .39        .04
  FDIC insurance                                       .23        .20        .16        .16        .09
  Other                                               1.62       1.67       1.49       1.49       1.55
                                                 ---------  ---------  ---------  ---------  ---------
TOTAL NON-INTEREST EXPENSE                            2.09       2.27       2.16       2.04       1.68
                                                 ---------  ---------  ---------  ---------  ---------
NET NON-INTEREST MARGIN                              (1.84)     (1.66)     (1.74)     (1.77)     (1.22)
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

    PROVISION FOR INCOME TAXES. The provision for income taxes for 1994 totaled $3.9 million, reflecting a 40.7% effective income tax rate compared to $3.3 million, representing an effective income tax rate of 40.5% for 1993 (see Consolidated Financial Statements--Note 9).

              COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1992

    GENERAL. For the year ended December 31, 1993, net income totaled $6,474,000 or $2.25 per share (fully diluted) compared to $4,841,000 or $1.74 per share (fully diluted) for the prior year. Net income for 1993 includes $1,548,000 or $.54 per share (fully diluted) resulting from the adoption of Financial Accounting Standards Board Statement No. 109. This amount represents the cumulative effect of a change in accounting for income taxes effective January 1, 1993. Net income for the year ended December 31, 1993 before the cumulative effect of the change in accounting principle totaled $4,926,000 or $1.71 per share (fully diluted).

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Although net income before the cumulative effect of the change in accounting principle for 1993 approximated net income for the prior year, there were a number of changes in the components of net income. Net interest income totaled $30.5 million for 1993, an increase of $8.3 million or 37.1% over the prior year. Additionally, for 1993 compared to the prior year, non-interest income increased $4.3 million or 139.1%. However, these increases were substantially offset by a $1.1 million or 80.0% increase in the provision for credit losses and a $11.2 million or 70.6% increase in non-interest expense during 1993 compared to 1992.

    For 1993, net income represented a return on average assets and a return on average stockholders' equity of .54% and 10.30%, respectively, compared to .66% and 8.44%, respectively, for 1992.

    INTEREST INCOME. Interest and fee income on loans and interest and dividends on the securities portfolio increased $20.2 million or 37.3% from $54.1 million during 1992 to $74.3 million during 1993. The increase in interest income was essentially due to the increased volume of interest-earning assets resulting from the Burritt transaction (see Consolidated Financial Statements--Note 13), the effect of which was partially offset by a decline in the average effective yield on interest-earning assets.

    Average interest-earning assets increased $449.5 million or 65.4% during 1993 compared to the prior year. Reflecting the composition of the assets acquired in connection with the Burritt transaction, which was completed in December 1992, average loans outstanding increased $198.0 million or 37.0%, and the average of all other interest-earning assets increased $251.5 million or 164.1%. In partial settlement of the Burritt transaction, the FDIC advanced approximately $225 million to the Bank which was primarily invested in mortgage-backed securities and federal funds sold. The effective rates of return on these investments were at levels less than the weighted average yield on previously outstanding assets. This, in addition to the continuing decline in the level of interest rates during 1993, given the interest rate sensitivity of the Bank's assets, reduced the Company's effective yield on interest-earning assets. The average yield on interest-earning assets declined 133 basis points from 7.87% during 1992 to 6.54% during 1993.

    For the year ended December 31, 1993, interest on loans included the amortization of previously deferred loan origination fees, net of costs, totaling $570,000, which increased the yield on average interest-earning assets by 5 basis points. For 1992, interest on loans included the amortization of previously deferred fees, net of costs, which totaled $636,000 and increased the yield on average interest-earning assets by 9 basis points.

    INTEREST EXPENSE. Interest expense increased $11.9 million or 37.4% from $31.9 million during 1992 to $43.8 million during 1993. This increase was due to a $439.5 million or 66.6% increase in average interest-bearing liabilities outstanding, the effect of which was partially offset by the decline in the average cost of funds during 1993.

    The increase in average interest-bearing liabilities was primarily in deposits which increased $430.0 million or 77.4% and reflected the deposits assumed in connection with the Burritt transaction. Average borrowed funds, primarily FHLBB advances, which serve as the Bank's secondary funding source, totaled $113.4 million during 1993, reflecting an increase in average outstanding balances of $9.5 million or 9.1% over 1992. Throughout 1993, interest rates gradually trended downward, and given the short-term and interest-rate sensitive structure of the Bank's interest-bearing liabilities, the average cost of funds declined 84 basis points from 4.83% for 1992 to 3.99% for 1993. This decline in the average cost of funds partially offset the interest expense resulting from the increase in the volume of average interest-bearing liabilities outstanding during 1993 compared to 1992.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    NET INTEREST INCOME. Net interest income, the primary component of the Company's earnings, increased $8.3 million or 37.1% from $22.3 million for 1992 to $30.5 million for 1993 as a result of the increased volume of interest-earning assets resulting from the Burritt transaction. As a result of the 133 basis point decline in the average yield on interest-earning assets and the 84 basis point decline in the average cost of interest-bearing liabilities, the net interest rate spread declined 49 basis points from 3.04% for 1992 to 2.55% for 1993. Additionally, the Company's net yield on interest-earning assets averaged 2.68% for 1993 compared to 3.24% for 1992.

    PROVISION FOR CREDIT LOSSES. During 1993, the Bank provided $2.5 million for credit losses compared to $1.4 million during 1992. During the third quarter of 1993, the FDIC performed its annual examination of the Bank. The provision for credit losses made during 1993 reflects the additional provision for credit losses recommended by the FDIC examiners. In addition to the provision for credit losses, the Bank also provided $4.3 million for estimated losses on foreclosed assets during 1993 compared to $3.2 million during 1992. These provisions are included in foreclosed asset expense (see "Non-interest expense").

    NON-INTEREST INCOME. Non-interest income is derived from fees which the Bank charges for various loan and deposit account services, fees generated from other ancillary services provided by the Bank and net securities and loan gains. During 1993 the income generated from these sources totaled $7.3 million compared to $3.1 million for the prior year, reflecting an increase of $4.2 million or 139.1%.

    Service charges and other fee income totaled $6.1 million for 1993, reflecting a $4.3 million or 238.9% increase over the $1.8 million earned in 1992. As part of the Burritt transaction, the Bank was servicing loans for the FDIC on an interim basis through September 30, 1993. The fees earned by the Bank for providing this service amounted to $3.7 million, which accounted for 86.0% of the increase in service charges and other fee income in 1993. In addition to the interim servicing arrangement, the Bank, in connection with the Burritt transaction, also acquired the right to service approximately $107.1 million in loans for others, at an estimated value of approximately $1.1 million. Given the significant volume of residential real estate mortgage loan refinance activity that occurred in 1993 this portfolio of loans declined accordingly. As a result, the Bank reduced the value of mortgage servicing rights by $.5 million as a reduction to service loan fee income. The residual increase in service charges and other income is essentially due to the increased volume upon which loan and deposit related charges are assessed.

    Net securities and loan gains, which totaled $1.3 million in both 1992 and 1993 were essentially unchanged. From time to time, in keeping with the Bank's asset and liability management objectives (see "Asset/Liability Management"), the Bank may sell fixed rate mortgage loans in the secondary markets. In 1993, the Bank sold $30.0 million in fixed rate mortgage loans, resulting in gains of $834,000 compared to fixed rate mortgage loan sales of $24.9 million in 1992, resulting in gains of $785,000.

    Additionally, in 1993, the Bank realized net gains of approximately $422,000 on the sale of various investment securities compared to net gains of $486,000 in 1992. The proceeds from these transactions have been allocated to fund the Bank's loan demand and other investment purchases.

    NON-INTEREST EXPENSE. Non-interest expense totaled $27.1 million or 2.27% of average assets during 1993 compared to $15.9 million or 2.16% of average assets in 1992. This $11.2 million or 70.6% increase in the Company's cost of operations was attributable, in large part, to the costs associated with managing the operations of the former Burritt. In particular, the most significant of these increased costs were in salaries and employee benefits, FDIC insurance

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

premiums, data processing and occupancy, as well as the costs associated with foreclosed assets.

    Salaries and employee benefits, the largest component of the Company's cost of operations, increased $3.9 million or 67.9% from $5.7 million during 1992 to $9.6 million during 1993. The increase in this component of the Company's cost of operations, in addition to normal salary and employee benefit adjustments during the year, was substantially due to the increase in staff resulting from the Burritt transaction.

    Effective January 1, 1993, the FDIC adopted a premium schedule for insurance of deposit accounts for banks and savings institutions, including the Bank, which is based upon the institution's capital level and supervisory rating. The deposit insurance assessment rate is subject to adjustment on a semi-annual basis. The FDIC insurance premium paid by the Bank in 1993 totaled $2.4 million compared to $1.2 million in 1992. The $1.2 million or 100.0% increase in the premium was substantially due to the increase in the volume of insured deposits assumed in the Burritt transaction.

    Data processing expense totaled $2.0 million in 1993, reflecting an increase of $1.2 million or 150.0% over the $.8 million incurred in 1992. The increased cost is largely attributable to the former data processing center operated by Burritt. Although the data processing consolidation was completed during the second quarter of 1993, the Bank continued to operate the center through August 1993 in order to service loans for the FDIC. (See Consolidated Financial Statements--Note 13).

    Reflecting the increase in the number of branches which were acquired in the Burritt transaction, occupancy expense increased $1.1 million or 110.0% from $1.0 million in 1992 to $2.1 million in 1993.

    The foreclosure process and the management of in-substance foreclosed and foreclosed assets continued to be a significant expense for the Bank in 1993. These expenses include all of the direct costs associated with acquiring, holding, managing, marketing and disposing of these assets. Foreclosed asset expense for 1993 totaled $900,000 compared to $842,000 in 1992. Subsequent to an initial estimate of value of the underlying real estate securing loans in the foreclosure process, the Bank updates appraisals at least on an annual basis. The Bank maintains an allowance for estimated losses on foreclosed assets in order to provide for unidentified and possible future declines in the value of foreclosed assets. For the year ended December 31, 1993, the Bank provided $4.3 million to this allowance compared to $3.2 million for the prior year. The
Company expects that until the level of foreclosed assets declines substantially, foreclosed asset expense will continue to be significant.

    In connection with the Burritt transaction, the Bank recorded $5.0 million as a core deposit intangible included in other assets, which is being amortized on a straight line basis over a period of seven years. The amortization expense in 1993 totaled $.7 million.

    As required by SFAS 91, the Bank defers certain direct costs resulting from the origination of loans, which will be amortized as an adjustment of yield over the contractual term of the related loans. These deferred costs, which are principally comprised of salaries, employee benefits and other loan expenses, totaled approximately $1.8 million during 1993 compared to $1.8 million during 1992.

    NET NON-INTEREST MARGIN. The net non-interest margin improved by 8 basis points during 1993 compared to 1992. Non-interest income, primarily due to the fees earned by the Bank for servicing loans for the FDIC on an interim basis, increased 19 basis points from .42% during 1992 to .61% during 1993. Non-interest expense, primarily due to the increased cost of operations resulting from the acquisition of Burritt, increased 11 basis points from 2.16% during 1992 to 2.27% during 1993.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    PROVISION FOR INCOME TAXES. The provision for income taxes for 1993 totaled $3.3 million, reflecting a 40.5% effective income tax rate compared to $3.2 million, representing an effective income tax rate of 39.9% for 1992 (see Consolidated Financial Statements--Note 9).

    The following table summarizes the Company's net interest income (including dividends) and net yield on average interest-earning assets. Non-accruing loans, for the purpose of this analysis, are included in average loans outstanding during the periods indicated. For the purpose of these computations, daily average amounts were used to compute average balances.
--------------------------------------------------------------------------------

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                         --------------------------------------------------------------------
                                                       1994                               1993
                                         ---------------------------------  ---------------------------------
                                          AVERAGE                 YIELD/     AVERAGE                 YIELD/
                                          BALANCE    INTEREST      RATE      BALANCE    INTEREST      RATE
-------------------------------------------------------------------------------------------------------------

                                                            (DOLLAR AMOUNTS IN THOUSANDS)

INTEREST-EARNING ASSETS:
Loans                                    $  817,699  $  56,802       6.95%  $  732,635  $  53,428       7.29%
Taxable securities                          344,778     19,716       5.72      366,216     19,418       5.30
Federal funds                                 2,700         90       3.33       25,080        734       2.93
FHLBB stock                                   8,636        674       7.80        7,682        584       7.60
Other interest-earning assets                    --         --         --        5,747        171       2.98
                                         ----------  ---------              ----------  ---------
TOTAL INTEREST-EARNING ASSETS             1,173,813     77,282       6.58    1,137,360     74,335       6.54
                                         ----------  ---------       ----   ----------  ---------       ----
NON-INTEREST-EARNING ASSETS:
Cash and due from banks                      14,382                             16,156
Premises and equipment, net                   7,028                              5,960
Accrued income receivable                     6,424                              6,700
Other assets                                 30,979                             41,422
Less allowance for credit losses             (6,814)                           (12,701)
                                         ----------                         ----------
TOTAL NON-INTEREST-EARNING ASSETS            51,999                             57,537
                                         ----------                         ----------
TOTAL ASSETS                             $1,225,812                         $1,194,897
                                         ----------                         ----------
                                         ----------                         ----------
INTEREST-BEARING LIABILITIES:
Deposits                                 $  996,450     36,008       3.61   $  985,875     37,599       3.81
Borrowed funds                              123,190      6,810       5.53      113,376      6,217       5.48
                                         ----------  ---------              ----------  ---------
TOTAL INTEREST-BEARING LIABILITIES        1,119,640     42,818       3.82    1,099,251     43,816       3.99
                                         ----------  ---------       ----   ----------  ---------       ----
NON-INTEREST-BEARING LIABILITIES:
Demand deposits                              30,179                             26,409
Other                                         7,568                              6,390
                                         ----------                         ----------
TOTAL NON-INTEREST-BEARING LIABILITIES       37,747                             32,799
                                         ----------                         ----------
STOCKHOLDERS' EQUITY                         68,425                             62,847
                                         ----------                         ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                  $1,225,812                         $1,194,897
                                         ----------                         ----------
                                         ----------                         ----------
NET INTEREST INCOME                                  $  34,464                          $  30,519
                                                     ---------                          ---------
                                                     ---------                          ---------
NET INTEREST RATE SPREAD                                             2.76%                              2.55%
                                                                     ----                               ----
                                                                     ----                               ----
NET YIELD ON AVERAGE INTEREST-EARNING
 ASSETS                                                              2.94%                              2.68%
                                                                     ----                               ----
                                                                     ----                               ----

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
              1992                              1991                              1990
--------------------------------  --------------------------------  --------------------------------
 AVERAGE                YIELD/     AVERAGE                YIELD/     AVERAGE                YIELD/
 BALANCE   INTEREST      RATE      BALANCE   INTEREST      RATE      BALANCE   INTEREST      RATE
----------------------------------------------------------------------------------------------------

                                   (DOLLAR AMOUNTS IN THOUSANDS)

$ 534,606  $  44,568       8.34%  $ 523,720  $  51,208       9.78%  $ 542,862  $  56,042      10.32%
  123,562      8,301       6.72      69,183      5,580       8.07      31,965      2,589       8.10
   18,235        555       3.04       8,171        469       5.74       6,789        559       8.23
    5,601        439       7.84       5,104        458       8.97       4,801        461       9.60
    5,865        281       4.79       1,353         81       5.99         200         18       9.00
---------  ---------              ---------  ---------              ---------  ---------
  687,869     54,144       7.87     607,531     57,796       9.51     586,617     59,669      10.17
           ---------       ----   ---------  ---------       ----   ---------  ---------      -----
    6,504                             5,227                             4,597
    5,513                             5,911                             6,447
    5,296                             5,682                             5,087
   34,837                            24,099                            10,454
   (4,491)                           (3,075)                           (1,862)
---------                         ---------                         ---------
   47,659                            37,844                            24,723
---------                         ---------                         ---------
$ 735,528                         $ 645,375                         $ 611,340
---------                         ---------                         ---------
---------                         ---------                         ---------
$ 555,878     25,493       4.59   $ 485,853     32,585       6.71   $ 454,048     35,182       7.75
  103,886      6,392       6.15      92,430      6,884       7.45      89,908      7,753       8.62
---------  ---------              ---------  ---------              ---------  ---------
  659,764     31,885       4.83     578,283     39,469       6.83     543,956     42,935       7.89
           ---------       ----   ---------  ---------       ----   ---------  ---------      -----
   12,495                             9,667                             8,409
    5,917                             2,303                             2,925
---------                         ---------                         ---------
   18,412                            11,970                            11,334
---------                         ---------                         ---------
   57,352                            55,122                            56,050
---------                         ---------                         ---------
$ 735,528                         $ 645,375                         $ 611,340
---------                         ---------                         ---------
---------                         ---------                         ---------
           $  22,259                         $  18,327                         $  16,734
           ---------                         ---------                         ---------
           ---------                         ---------                         ---------
                           3.04%                             2.68%                             2.28%
                           ----                              ----                             -----
                           ----                              ----                             -----
                           3.24%                             3.02%                             2.85%
                           ----                              ----                             -----
                           ----                              ----                             -----

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    RATE/VOLUME ANALYSIS. The following table sets forth the changes in interest earned and interest paid resulting from changes in volume and changes in rates. Changes in interest earned or paid due to both rate and volume have been allocated in proportion to the relationship of the absolute dollar amounts of the changes in each.

--------------------------------------------------------------------------------

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------------------------------
                                                             1994 COMPARED TO 1993             1993 COMPARED TO 1992
                                                       ---------------------------------  -------------------------------
                                                         VOLUME       RATE        NET      VOLUME      RATE        NET
-------------------------------------------------------------------------------------------------------------------------

                                                                             (AMOUNTS IN THOUSANDS)
INTEREST EARNED ON:
  Loans                                                 $   5,994   $  (2,620) $   3,374  $  14,964  $  (6,104) $   8,860
  Taxable securities                                       (1,175)      1,473        298     13,199     (2,082)    11,117
  Federal funds                                              (734)         90       (644)       201        (22)       179
  FHLBB stock                                                  74          16         90        159        (14)       145
  Other interest-earning assets                               (86)        (85)      (171)        (6)      (104)      (110)
                                                       -----------  ---------  ---------  ---------  ---------  ---------
INTEREST INCOME                                             4,073      (1,126)     2,947     28,517     (8,326)    20,191
                                                       -----------  ---------  ---------  ---------  ---------  ---------
INTEREST PAID ON:
  Deposits                                                    400      (1,991)    (1,591)    16,993     (4,887)    12,106
  Borrowed funds                                              542          51        593        555       (730)      (175)
                                                       -----------  ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE                                              942      (1,940)      (998)    17,548     (5,617)    11,931
                                                       -----------  ---------  ---------  ---------  ---------  ---------
NET INTEREST INCOME                                     $   3,131   $     814  $   3,945  $  10,969  $  (2,709) $   8,260
                                                       -----------  ---------  ---------  ---------  ---------  ---------
                                                       -----------  ---------  ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

                           ASSET/LIABILITY MANAGEMENT

    The primary function of the Company's asset and liability management program is to identify and manage interest rate risk and allocate the resources of the Bank to stabilize and increase the level of net interest income through all phases of the business cycle and resulting interest rate levels. This objective is administered through the fundamental matching of the interest rate sensitivity of the Bank's sources and uses of funds. The Bank monitors the overall interest rate sensitivity of its financial structure through simulation modeling under various levels of interest rates and attendant volumes.

    As noted, the dominant tenet of the Company's asset and liability management program is to enhance the level of net interest income. Recognizing the adverse effect that non-performing loans have placed upon net interest income, the Company continues to focus on returning these assets to performing status. In 1994, the Bank made considerable progress in this area. However, the loss of interest income on non-performing assets continues to adversely impact earnings levels (see "Financial Condition").

    At December 31, 1994, the Company had approximately $55.2 million in loans which were identified as held-for-sale. Of this amount, $7.6 million are fixed rate loans and $47.6 million have adjustable interest rate features. These loans were acquired in connection with the Burritt transaction. It is expected that these loans may be sold during the first quarter of 1995.

    Although the Company is currently striving to maintain it's current level of assets, management continues to promote the origination of short term interest rate sensitive consumer loans (see "Financial Condition"). In 1994, the Bank originated $40.9 million in consumer loans, including $31.3 million in lines of credit, compared to $27.9 million, including $22.7 million in lines of credit in 1993. Additionally, in 1994 the Bank originated $164.9 million in mortgage loans compared to $188.6 million during 1993. Of this amount, $127.2 million or 77% of the Company's mortgage loan

                                    -------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

originations had adjustable interest rate features compared to $95.9 million or 51% for 1993. Additionally, the Bank has continued to supplement local adjustable rate mortgage loan originations through the purchase of single family adjustable rate mortgage loans. These purchases totaled $21.9 million during 1994 and $8.8 million during 1993.

    As an integral part of the management of interest rate risk, the Bank closely monitors the volume of fixed rate mortgage loans in the loan portfolio. From time to time, in order to achieve the desired balance between interest-sensitive assets and liabilities and to be able to continue to meet the credit needs of the local community, the Bank sells fixed rate mortgage loans in the secondary market. The Company sold $12.1 million in fixed rate mortgage loans in 1994 and $30.0 million in 1993. The effect of these transactions enabled the Company to continue to originate fixed rate mortgage loans without significantly affecting the Bank's interest rate risk. After giving effect to these transactions, the Bank's relative mix of fixed and adjustable interest rate mortgage loans, and therefore, interest rate sensitivity, has improved. At year end 1994, approximately 73% of the mortgage portfolio was invested in adjustable rate loans compared to approximately 70% at year end 1993. At December 31, 1994, loans maturing or repricing during the next twelve months totaled $603.2 million or 74.7% of total interest-sensitive assets maturing or repricing during the same time period. In comparison, at December 31, 1993, loans maturing or repricing during 1994 totaled $528.0 million or 66.6% of total interest-sensitive assets maturing or repricing during the same time period.

    As a result of the noted changes, interest-rate sensitive assets that mature or reprice during the subsequent twelve months totaled $807.1 million at December 31, 1994 compared to $793.3 million at year end 1993, reflecting an increase of $13.8 million or 1.7%.
                                                                               -
                                                                               -
    At December 31, 1994, interest-sensitive liabilities subject to interest rate adjustments in the next twelve months, primarily comprised of deposits and, to a lesser extent, advances from the FHLBB, totaled $886.0 million. In comparison, at year end 1993 this amount totaled $866.0 million. Although the volume of interest rate sensitive liabilities, as measured over a twelve month period, remained essentially unchanged, the Bank experienced a modest change in the mix of deposits in 1994. Term certificate of deposit accounts increased $26.7 million or 5.3% during 1994


         [BAR GRAPH]

      MORTGAGE LOAN PORTFOLIO
      (AMOUNTS IN MILLIONS)
      at December 31,

                    1990       1991       1992        1993        1994

Fixed Rate         $121.0    $107.3     $174.7      $198.3      $192.8
Adjustable Rate     311.8     298.7      418.7       462.3       528.2
                  --------  -------    -------     -------     -------
                   $432.8    $406.0     $593.4      $660.6      $721.0



and represented 51.5% of total deposits at year end 1994 compared to 49.9% of total deposits at year end 1993. Regular savings accounts declined from $223.3 million or 22.2% of total deposits at year end 1993 to $213.6 million or 20.8% of total deposits at year end 1994.

    The Bank recognizes that a static gap, which quantifies the relative volume of interest rate sensitive assets and liabilities that mature or reprice during various time frames in the future, fails to accurately reflect the impact of volumes and timing of interest rate sensitivity. However, the Bank continues to monitor the ratio of interest-sensitive assets to interest-sensitive liabilities over various time frames. In general, the Bank will strive to maintain a ratio of rate sensitive assets to rate sensitive liabilities, as measured on a static basis over a time horizon of one year, within a range of 90% to 110%. The ratio of interest-sensitive assets to interest-sensitive liabilities, as measured over a twelve month time horizon, remained essentially unchanged at 91.1% at December 31, 1994 compared to 91.6% at year end 1993.

                                    -------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    The following table summarizes the Company's interest-sensitive assets and interest-sensitive liabilities at December 31, 1994 that mature or reprice during the various time periods noted. Loans are net of deferred loan fees and net of non-accruing loans.

--------------------------------------------------------------------------------

                                                                     MORE THAN    MORE THAN
                                           MORE THAN    MORE THAN   THREE YEARS  FIVE YEARS    MORE THAN
                             SIX MONTHS   SIX MONTHS   ONE YEAR TO    TO FIVE      TO TEN     10 YEARS TO   MORE THAN
                               OR LESS    TO ONE YEAR  THREE YEARS     YEARS        YEARS      20 YEARS     20 YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------------------------

                                                                 (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS:
Investments:
  Securities                  $ 111,388    $  88,024    $  61,904    $  28,199    $  20,367    $   9,020    $     988   $  319,890
  Federal funds sold              4,500           --           --           --           --           --           --        4,500
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
TOTAL INVESTMENTS               115,888       88,024       61,904       28,199       20,367        9,020          988      324,390
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
LOANS:
  Fixed-rate mortgages            5,000        5,279       22,930       24,706       58,395       51,938       23,349      191,597
  Adjustable-rate mortgages     265,033      220,571       29,423        5,234        1,437           --           --      521,698
  Consumer loans                 77,525        7,851        4,365        3,150        2,774        1,280           --       96,945
  Commercial loans               20,458        1,446          144           33           29           24           --       22,134
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
TOTAL LOANS                     368,016      235,147       56,862       33,123       62,635       53,242       23,349      832,374
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
TOTAL INTEREST-SENSITIVE
 ASSETS                       $ 483,904    $ 323,171    $ 118,766    $  61,322    $  83,002    $  62,262    $  24,337   $1,156,764
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
LIABILITIES:
Regular & club savings        $ 213,574    $      --    $      --    $      --    $      --    $      --    $      --   $  213,574
Certificates of deposit         223,708      134,205      112,634       58,371           --           --           --      528,918
Money market accounts           205,239           --           --           --           --           --           --      205,239
NOW accounts                     49,097           --           --           --           --           --           --       49,097
FHLBB advances                   39,634       20,551       46,240        3,800          920           --           --      111,145
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
TOTAL INTEREST-SENSITIVE
 LIABILITIES                  $ 731,252    $ 154,756    $ 158,874    $  62,171    $     920    $      --    $      --   $1,107,973
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------
GAP (REPRICING DIFFERENCE)    $(247,348)   $ 168,415    $ (40,108)   $    (849)   $  82,082    $  62,262    $  24,337
CUMULATIVE GAP                $(247,348)   $ (78,933)   $(119,041)   $(119,890)   $ (37,808)   $  24,454    $  48,791
CUMULATIVE GAP/TOTAL ASSETS      -20.2%        -6.5%        -9.7%        -9.8%        -3.1%         2.0%         4.0%
RATIO OF INTEREST-SENSITIVE
 ASSETS TO
 INTEREST-SENSITIVE
 LIABILITIES                      66.2%       208.8%        74.8%        98.6%         N.M.           --           --       104.4%
CUMULATIVE RATIO OF
 INTEREST-SENSITIVE ASSETS
 TO INTEREST-SENSITIVE
 LIABILITIES                                   91.1%        88.6%        89.2%        96.6%       102.2%       104.4%

--------------------------------------------------------------------------------

                                    -------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    IMPACT OF INFLATION AND CHANGING PRICES

    The impact of inflation is reflected in the increased cost of the Company's operations. Since the primary assets and liabilities of the Bank are monetary in nature, to the extent that inflation affects interest rates, it will in turn affect the net income of the Company.

           NEWLY ADOPTED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114, which the Bank must adopt for the year ending December 31, 1995, requires creditors to evaluate the collectibility of both contractual interest and contractual principal of all loans when assessing the need for a loss accrual. When a loan is impaired, a creditor shall measure impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, less estimated selling costs, if the loan is collateral-dependent and foreclosure is probable. The creditor shall recognize an impairment by creating a valuation allowance. The Bank has not yet made a determination as to the impact, if any, the adoption of SFAS 114 will have on its financial condition, but it is expected that the financial statement presentation of certain non-performing loans as in-substance foreclosed assets, will be essentially eliminated.

                            MARKET FOR COMMON STOCK

    The Company's common stock trades on The Nasdaq Stock Market National Market System under the symbol "DSBC".

    The following table sets forth, for the periods indicated, market price information regarding the Company's common stock as reported by NASDAQ.

--------------------------------------------------------------------------------

                                                                                              STOCK PRICE
                                                                                          --------------------
                                                                                            HIGH        LOW
--------------------------------------------------------------------------------------------------------------
1993
First Quarter                                                                             $   22.25  $   16.50
Second Quarter                                                                                19.00      14.25
Third Quarter                                                                                 20.75      14.50
Fourth Quarter                                                                                22.75      16.75
1994
First Quarter                                                                                 27.50      21.25
Second Quarter                                                                                33.75      25.00
Third Quarter                                                                                 30.50      25.75
Fourth Quarter                                                                                28.50      21.00
1995
First Quarter (through March 12)                                                              27.50      21.75

--------------------------------------------------------------------------------

    As of December 31, 1994, the Company had approximately 921 stockholders of record for the 2,745,071 outstanding shares of its common stock. This does not reflect the number of persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

                                    -------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   DIVIDENDS

    Payment of dividends by the Company on its stock is subject to various restrictions. Under Delaware law, the Company may pay dividends out of surplus or, in the event there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits, however, if the capital of the Company has been diminished to an amount less than the aggregate amount of capital represented by all classes of preferred stock. Pursuant to Connecticut law, cash dividends may be paid by the Bank to the Company out of net profits, defined as the remainder of earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting all current operating expenses, actual losses, accrued dividends on preferred stock and all federal and state taxes. The total dividends declared by the Bank in any calendar year may not exceed the total of its net profits for that year combined with its net profits for the preceding two years. Additionally, the Bank may not pay cash dividends on its stock if its net worth would thereby be reduced below the amount required for the liquidation account (see Consolidated Financial Statements--Note 12) or as may in the future be required by the Connecticut Commissioner of Banks or the FDIC.

    In accordance with the Memorandum of Understanding which the Bank entered into with the FDIC and the Connecticut Commissioner of Banks in April 1992, the Bank has been limited in its ability to pay cash dividends (see "General"). Since the Bank is the sole source of funds for cash dividend payments by the Company to its stockholders, the FDIC's restriction has resulted in the Company being unable to pay cash dividends to stockholders.

    The Board of Directors declared 5% stock dividends for each of the four quarters of 1992 and declared a 5% stock dividend on February 15, 1995.

                                    -------
                                       28

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF POSITION

--------------------------------------------------------------------------------

                         DS BANCOR, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                                              DECEMBER 31,
                                                                                            1994        1993
---------------------------------------------------------------------------------------------------------------

                                                                                          (DOLLAR AMOUNTS IN
                                                                                               THOUSANDS)
ASSETS
Cash and due from banks (Note 1)                                                         $   14,128  $   12,618
Federal funds sold (Note 1)                                                                   4,500      30,500
Securities (Notes 1 & 2)
Trading                                                                                         770          --
Available-for-sale                                                                          216,674     256,346
Held-to-maturity (fair value: $96,928 at December 31, 1994 and $66,846 at December 31,
 1993)                                                                                      104,702      66,253
Loans held-for-sale (Notes 1 & 3)                                                            55,190          --
Loans receivable (net of allowances for credit losses of $6,803 at December 31, 1994
 and $6,979 at December 31, 1993) (Notes 1, 3 & 16)                                         779,681     779,287
Federal Home Loan Bank of Boston stock, at cost (Note 7)                                      8,899       8,022
Accrued income receivable (Note 1)                                                            7,227       6,541
Bank premises and equipment, net (Notes 1 & 5)                                                6,975       7,062
Prepaid and deferred income taxes (Notes 1 & 9)                                               7,247       2,501
Foreclosed & in-substance foreclosed assets (net of allowances of $439 at December 31,
 1994 and $1,040 at December 31, 1993) (Notes 1 & 4)                                         10,312      16,143
Other assets (Note 13)                                                                        6,385       8,848
                                                                                         ----------  ----------
TOTAL ASSETS                                                                             $1,222,690  $1,194,121
                                                                                         ----------  ----------
                                                                                         ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits (Note 6)
    Non-interest bearing                                                                 $   30,918  $   28,185
    Interest bearing                                                                        996,828     978,036
                                                                                         ----------  ----------
  Total                                                                                   1,027,746   1,006,221
  Mortgagors' escrow                                                                         11,885      10,476
  Advances from Federal Home Loan Bank of Boston (Note 7)                                   111,145     104,991
  Other borrowings (Notes 7 & 18)                                                                --       1,450
  Other liabilities (Note 8)                                                                  4,777       4,543
                                                                                         ----------  ----------
TOTAL LIABILITIES                                                                         1,155,553   1,127,681
                                                                                         ----------  ----------

COMMITMENTS & CONTINGENT LIABILITIES (NOTES 5 & 10)

STOCKHOLDERS' EQUITY (NOTES 1, 11, 12 & 19)
  Preferred stock, no par value; authorized 2,000,000 shares; none issued                        --          --
  Common stock, par value $1.00; authorized 6,000,000 shares; issued--December 31,
    1994-3,084,571 shares, December 31, 1993-2,991,116 shares; outstanding--December
    31, 1994-2,745,071 shares, December 31, 1993-2,651,616 shares                             3,085       2,991
  Additional paid-in capital                                                                 37,780      36,007
  Retained earnings                                                                          36,362      30,652
  Net unrealized gains (losses) on available-for-sale securities, net of tax effect of
    $3,970 at December 31, 1994 and ($928) at December 31, 1993                              (5,577)      1,303
  Less: Treasury stock, at cost (339,500 shares)                                             (4,513)     (4,513)
                                                                                         ----------  ----------
TOTAL STOCKHOLDERS' EQUITY                                                                   67,137      66,440
                                                                                         ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $1,222,690  $1,194,121
                                                                                         ----------  ----------
                                                                                         ----------  ----------

--------------------------------------------------------------------------------

                See notes to consolidated financial statements.

                                     ------

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF EARNINGS

--------------------------------------------------------------------------------

                         DS BANCOR, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                                       FOR THE YEARS ENDED DECEMBER
                                                                                                    31,
                                                                                        1994       1993       1992
---------------------------------------------------------------------------------------------------------------------

                                                                                       (DOLLAR AMOUNTS IN THOUSANDS,
                                                                                          EXCEPT PER SHARE DATA)
INTEREST INCOME (NOTE 1)
  Interest and fees on loans                                                            $56,802    $53,428    $44,568
  Taxable interest on securities                                                         19,528     20,020      8,833
  Dividends on securities                                                                   952        887        743
                                                                                      ---------  ---------  ---------
    TOTAL INTEREST INCOME                                                                77,282     74,335     54,144
                                                                                      ---------  ---------  ---------
INTEREST EXPENSE
  Deposits (Note 6)                                                                      36,102     37,679     25,553
  Borrowed funds (Note 7)                                                                 6,810      6,217      6,392
  Less: Penalties on premature time deposit withdrawals                                     (94)       (80)       (60)
                                                                                      ---------  ---------  ---------
    NET INTEREST EXPENSE                                                                 42,818     43,816     31,885
                                                                                      ---------  ---------  ---------
NET INTEREST INCOME                                                                      34,464     30,519     22,259
Provision for credit losses (Notes 1 & 3)                                                 2,325      2,475      1,375
                                                                                      ---------  ---------  ---------
Net interest income after provision for credit losses                                    32,139     28,044     20,884
                                                                                      ---------  ---------  ---------
NON-INTEREST INCOME
  Service charges and other income (Note 14)                                              2,453      6,087      1,800
  Net realized securities gains (Note 2)                                                    546        422        482
  Net gain on sale of loans                                                                 102        834        789
                                                                                      ---------  ---------  ---------
    TOTAL NON-INTEREST INCOME, NET                                                        3,101      7,343      3,071
                                                                                      ---------  ---------  ---------
NON-INTEREST EXPENSE
  Salaries and wages                                                                      7,820      7,746      4,430
  Employee benefits (Note 8)                                                              2,312      1,868      1,296
  Occupancy (Note 5)                                                                      2,094      2,148        987
  Furniture and equipment (Note 5)                                                        1,039        907        694
  Foreclosed asset expense, net (Notes 1 & 4)                                             2,904      4,801      3,747
  Other (Note 14)                                                                         9,441      9,643      4,743
                                                                                      ---------  ---------  ---------
    TOTAL NON-INTEREST EXPENSE                                                           25,610     27,113     15,897
                                                                                      ---------  ---------  ---------
Income before income taxes and cumulative effect of a change in accounting principle      9,630      8,274      8,058
Provision for income taxes (Note 9)                                                       3,920      3,348      3,217
                                                                                      ---------  ---------  ---------
Income before cumulative effect of a change in accounting principle                       5,710      4,926      4,841
Cumulative effect of a change in method of accounting for income taxes (Notes 1 & 9)         --      1,548         --
                                                                                      ---------  ---------  ---------
NET INCOME                                                                              $ 5,710    $ 6,474    $ 4,841
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
---------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (NOTES 1 & 12)
  Primary                                                                             2,926,825  2,834,337  2,786,199
  Fully Diluted                                                                       2,929,005  2,875,790  2,786,199
---------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE--PRIMARY (NOTES 1 & 12)
  Income before cumulative effect of a change in accounting principle                     $1.95      $1.74      $1.74
  Cumulative effect of a change in method of accounting for income taxes                     --      $0.55         --
  Net Income                                                                              $1.95      $2.28      $1.74
EARNINGS PER SHARE--FULLY DILUTED (NOTES 1 & 12)
  Income before cumulative effect of a change in accounting principle                     $1.95      $1.71      $1.74
  Cumulative effect of a change in method of accounting for income taxes                     --      $0.54         --
  Net Income                                                                              $1.95      $2.25      $1.74

--------------------------------------------------------------------------------

                See notes to consolidated financial statements.

                                     ------

--------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------

                         DS BANCOR, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                              RETAINED EARNINGS
                                            ADDITIONAL    --------------------------                    TOTAL
                                COMMON        PAID-IN      RETAINED                    TREASURY     STOCKHOLDERS'
                                 STOCK        CAPITAL      EARNINGS     UNREALIZED       STOCK         EQUITY
                                                                          GAINS &
                                                                          LOSSES
                                                                         (NOTE 1)
------------------------------------------------------------------------------------------------------------------


                                                         (DOLLAR AMOUNTS IN THOUSANDS)

BALANCE--JANUARY 1, 1992       $   2,417     $  28,034     $  27,884     $    (718)    $  (4,513)     $  53,104
Net income                                                     4,841                                      4,841
Stock dividend declared on
 common stock
 (5%--January 31, 1992, 5%--
 April 30, 1992,
 5%--August 6, 1992 and 5%--
 November 6, 1992)(Note 12)          446         5,911        (6,357)                                        --
Shares issued for fractional
 interest                              2            26                                                       28
Cash in lieu of fractional
 shares                                                          (28)                                       (28)
Adjustment of unrealized
 losses                                                                        640                          640
                              -----------  -------------  -----------  -------------  -----------  ---------------
BALANCE--DECEMBER 31, 1992         2,865        33,971        26,340           (78)       (4,513)        58,585
Net income                                                     6,474                                      6,474
Stock dividend declared on
 common stock
 (5%--February 26, 1993)
 (Note 12)                           126         2,029        (2,155)                                        --
Shares issued for fractional
 interest                                            7                                                        7
Cash in lieu of fractional
 shares                                                           (7)                                        (7)
Adjustment of unrealized
 gains, net                                                                  1,381                        1,381
                              -----------  -------------  -----------  -------------  -----------  ---------------
BALANCE--DECEMBER 31, 1993         2,991        36,007        30,652         1,303        (4,513)        66,440
Net income                                                     5,710                                      5,710
Stock options exercised
 (93,455 shares) (Notes 11 &
 12)                                  94         1,773                                                    1,867
Adjustment of unrealized
 losses, net                                                                (6,880)                      (6,880)
                              -----------  -------------  -----------  -------------  -----------  ---------------
BALANCE--DECEMBER 31, 1994     $   3,085     $  37,780     $  36,362     $  (5,577)    $  (4,513)     $  67,137
                              -----------  -------------  -----------  -------------  -----------       -------
                              -----------  -------------  -----------  -------------  -----------       -------

--------------------------------------------------------------------------------

                See notes to consolidated financial statements.

                                     ------

--------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                         DS BANCOR, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

                                                                          FOR THE YEARS ENDED DECEMBER
                                                                                       31,
                                                                           1994       1993       1992
--------------------------------------------------------------------------------------------------------

                                                                             (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $   5,710  $   6,474  $   4,841
Adjustments to reconcile net income to net cash provided (used) by operating activities:
  Provision for credit losses                                                2,325      2,475      1,375
  Provision for estimated losses on foreclosed assets                        2,235      4,250      3,150
  Depreciation and amortization                                                807        692        584
  Amortization of intangible assets                                            956      1,255         --
  Net amortization of premiums/discounts on securities                       1,208      2,077        645
  Net accretion of deferred loan fees                                         (506)       170        (29)
  Decrease (increase) in prepaid and deferred income taxes                     492        112       (279)
  Net securities gains                                                        (546)      (422)      (482)
  Net gain on sale of loans                                                   (102)      (834)      (789)
  Gains on sales of foreclosed assets                                          (93)      (349)      (245)
  Proceeds from sale of trading securities                                     772         --         --
  Purchases of trading securities                                           (1,621)        --         --
  Increase in accrued income receivable                                       (686)    (2,280)    (1,202)
  Cumulative effect of change in accounting principle                           --     (1,548)        --
  Benefit for deferred income taxes                                           (340)      (879)        --
  Net (increase) decrease in other assets                                    1,507     19,234    (22,407)
  Increase (decrease) in other liabilities                                     234     (1,307)      (366)
  Other, net                                                                    74         --         --
                                                                         ---------  ---------  ---------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                        12,426     29,120    (15,204)
                                                                         ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of securities                                              --     62,175     25,843
  Proceeds from matured available-for-sale securities                       43,553         --         --
  Proceeds from sale of available-for-sale securities                       39,020         --         --
  Proceeds from matured held-to-maturity securities                         34,895    145,708     44,827
  Purchase of available-for-sale securities                                (54,779)        --         --
  Purchase of held-to-maturity securities                                  (73,827)  (261,069)  (234,849)
  Purchase of FHLBB stock                                                     (877)    (1,405)    (1,535)
  Proceeds from loans sold to others                                        12,245     30,820     25,689
  Purchases of loans from others                                           (21,938)    (8,813)  (172,046)
  Net increase in loans to customers                                       (47,291)   (96,127)   (62,274)
  Premises and equipment additions                                            (794)    (2,259)      (461)
  Proceeds from sale of foreclosed assets                                    3,328      3,590      7,450
  Net decrease (increase) in foreclosed assets                                  44        552       (629)
                                                                         ---------  ---------  ---------
    NET CASH USED IN INVESTING ACTIVITIES                                  (66,421)  (126,828)  (367,985)
                                                                         ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits from customers                                   21,525     11,290     13,201
  Assumption of deposits and liabilities                                        --         --    465,046
  Net increase in mortgagors' escrow                                         1,409      1,997      1,010
  Net decrease in repurchase agreements & other borrowings                  (1,450)      (641)      (845)
  Net increase in short term FHLBB advances                                 11,754     12,745      3,535
  Proceeds from long term FHLBB advances                                    35,000     13,000     70,200
  Repayment of long term FHLBB advances                                    (40,600)   (41,525)   (36,100)
  Proceeds from issuance of common stock                                     1,867          7         28
  Dividends paid to stockholders                                                --         (7)       (28)
                                                                         ---------  ---------  ---------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                        29,505     (3,134)   516,047
                                                                         ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (24,490)  (100,842)   132,858
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              43,118    143,960     11,102
                                                                         ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  18,628  $  43,118  $ 143,960
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for
    Interest                                                             $  42,912  $  43,838  $  31,910
    Income taxes                                                             3,089      4,208      3,496
  Loans transferred to foreclosed assets                                     3,208     12,081     13,069
  Foreclosed assets transferred to loans                                     1,173      3,499         --
  Loans transferred to loans held-for-sale                                  55,190         --         --
  Bank-financed foreclosed asset sales                                       2,352      2,427      4,361

--------------------------------------------------------------------------------

                See notes to consolidated financial statements.

                                     ------

--------------------------------------------------------------------------------

                             ---------------------
--------------------------------------------------------------------------------

                    NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed by DS Bancor, Inc. (the "Company"), its wholly owned subsidiary Derby Savings Bank (the "Bank") and Derby Financial Services Corp., the Bank's wholly owned subsidiary, and reflected in the accompanying consolidated financial statements. The financial statements of Derby Financial Services Corp. are not significant to either the Bank's or the consolidated financial statements.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

    BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and income and expenses as of the date of the consolidated statements of financial position and the consolidated statements of earnings for the period. Actual results may differ from those estimates.

    MATERIAL ESTIMATES that are particularly susceptible to significant change in the near-term relate to the determination of the Allowance for credit losses and the valuation of real estate acquired in settlement of loans. In connection with the determination of the allowances for credit losses and foreclosed assets, management utilizes the services of professional appraisers for significant properties.

    A substantial portion of the Bank's loans are collateralized by real estate in markets in Connecticut, which have experienced significant value declines in recent years. In addition, essentially all of the Bank's foreclosed assets are located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed assets are particularly susceptible to changes in market conditions in Connecticut. While management uses available information to recognize possible losses, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the Bank's service area, Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgements of information available to them at the time of their examination.

    CASH EQUIVALENTS. For the purposes of the Consolidated Statements of Cash Flows, cash equivalents include demand deposits at other financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

    SECURITIES. Effective December 31, 1993, the Bank implemented the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain
Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, securities are classified upon acquisition as Held-to-maturity, Available-for-sale or Trading. Securities that are purchased in anticipation of short-term market gains or for resale are classified as Trading securities and carried at fair value with unrealized gains and losses included in earnings. Securities that the Bank has both the positive intent and ability to hold to maturity are classified as Held-to-maturity and carried at cost adjusted for premiums and discounts amortized to interest income using the interest method over the period to the earlier of the maturity or call date, if any. Securities not designated as either Trading or Held to maturity are classified as Available-for-sale and carried at fair value, with unrealized gains and losses, net of related

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

              NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED) income taxes, reported as a separate component of Stockholders' Equity until realized. Declines in the fair value of individual Held-to-maturity and Available-for-sale securities below their cost that are other than temporary are recognized as write-downs of the individual securities to their fair value, with the write-downs included in earnings as realized losses.

    Prior to the implementation of SFAS 115, investment securities which were intended to be held until maturity or as long-term investments were stated at cost adjusted, where applicable, for amortization of premiums and accretion of discounts generally computed using the interest method. Marketable equity securities which were included in investment securities were carried at the lower of aggregate cost or market value, and a valuation allowance was recorded as a component of retained earnings, when the aggregate cost of marketable equity securities temporarily exceeded market value. A loss was recognized in earnings when the Bank's carrying value in an investment exceeded, other than temporarily, its market value.

    Gain or loss on securities sold is computed by the specific identification method.

    LOANS HELD FOR SALE generally consist of certain first mortgage loans that management has identified will most likely be sold for reasons of managing rate risk, liquidity, and/or asset growth, and are reflected at the lower of aggregate cost or estimated market value. Net unrealized losses resulting from market value less than cost are recognized through a valuation allowance by charges against income.

    LOANS RECEIVABLE that the Bank has the intent and ability to hold for the foreseeable future or until maturity or payoff are reflected at amortized cost (unpaid principal balances reduced by any partial charge-offs or specific valuation accounts) net of any net deferred fees or costs on originated loans or any unamortized premiums or discounts on purchased loans, and less an Allowance for credit losses.

    Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. The accrual of interest income is generally discontinued when a loan becomes past due 90 days or more as to contractual payments of principal or interest. Income on purchased loans is adjusted for the accretion of discounts and the amortization of premiums using the interest method over the contractual lives of the loans, adjusted for estimated prepayments.

    Loan origination fees, net of certain direct related costs, are deferred and amortized as an adjustment of loan yield over the life of the related loan.

    Allowances for credit losses have been established by provisions charged to income and decreased by loans charged off (net of recoveries). These Allowances represent amounts which, in management's judgment, are adequate to absorb possible losses on loans that may become uncollectible based on such factors as the Bank's past loan loss experience, changes in the nature and volume of the loan portfolio, current and prospective economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and review of specific problem loans.

    BANK PREMISES AND EQUIPMENT are stated at cost, less accumulated depreciation and amortization. The Bank uses primarily accelerated methods of calculating depreciation. Leasehold improvements are amortized over the shorter of

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

              NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED) the estimated service lives or the terms of the leases. Bank premises are depreciated over a period of between 30 and 40 years; furniture and equipment are depreciated over a period of between 1 and 20 years. For income tax purposes, the Bank uses the appropriate depreciation provisions of the Internal Revenue Code.

    FORECLOSED AND IN-SUBSTANCE FORECLOSED ASSETS ("Foreclosed Assets") are comprised of real estate acquired through foreclosure proceedings or deeds accepted in lieu of foreclosure, and properties that have been in-substance repossessed. These properties are initially recorded at the lower of the carrying value of the related loans or the estimated fair value of the real estate acquired or in-substance repossessed, with any excess of the loan balance over the estimated fair value of the property charged to the Allowance for credit losses. Subsequent changes in the net realizable value of the property are reflected by charges or credits to the Allowance for estimated losses on foreclosed assets. Costs relating to the subsequent development or improvement of a property are capitalized when value is increased. All other holding costs and expenses, net of rental income, if any, are expensed as incurred.

    CORE DEPOSIT INTANGIBLE.  In  connection with the Burritt transaction  (Note
13), the core deposit intangible is being amortized on a straight line basis over seven years.

    INCOME TAXES. Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes". SFAS 109 required a change from the deferred method of accounting for income taxes of the Accounting Principles Board Opinion 11 ("APB 11") to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Pursuant to the deferred method under APB 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

    Provisions for income taxes are computed based on all taxable revenue and deductible expense items included in the accompanying Consolidated Statement of Earnings regardless of the period in which such items are recognized for income tax filing purposes. The Company and its subsidiary file consolidated Federal and combined Connecticut income tax returns.

    The Company recorded a cumulative one-time benefit in the accompanying Consolidated Statements of Earnings for the year ended December 31, 1993 for the change in method of accounting for income taxes upon the adoption of SFAS 109.

    PRIMARY AND FULLY DILUTED EARNINGS PER SHARE are based on the weighted average number of common shares outstanding during the period and additional common shares assumed to be outstanding to reflect the dilutive effect of common stock equivalents. Stock options and their equivalents are included in earnings per share computations using the treasury stock method, which assumes that the options are exercised at the beginning of the period. Proceeds from such

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

              NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED) exercise are assumed to be used to repurchase common stock. The difference between the number of common shares assumed to have been issued from the exercise of options and the number of common shares assumed to have been purchased are added to the weighted average number of common shares outstanding. Potential dilution due to exercisable stock options was not material for year ended December 31, 1992 and is, therefore, not reflected in the computation of per share amounts for that year.

    EMPLOYEE RETIREMENT BENEFITS and related deferred assets and liabilities are accounted for in accordance with SFAS 87, "Employers Accounting for Pensions" and SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". Pension expense and postretirement health care expense are based on actuarial computations of current and future benefits for employees and retirees.

    CLASSIFICATION  OF  CERTAIN  AMOUNTS.    For  comparative  purposes, certain
amounts in prior period consolidated financial statements have been reclassified to conform with the current period classifications.

                              NOTE 2 -- SECURITIES

    A summary of the Bank's investment securities is as follows:

--------------------------------------------------------------------------------

                                                                                DECEMBER 31, 1994
                                                                 ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                            TRADING                                 COST         GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS)

Marketable Equities                                               $     918    $      --    $     148   $     770
                                                                 -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  ---------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                DECEMBER 31, 1994
                                                                 ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                      AVAILABLE-FOR-SALE                            COST         GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------


                                                                              (AMOUNTS IN THOUSANDS)
U.S. Government and agency bonds                                  $  21,095    $       1    $     677   $  20,419
Mortgage-backed securities                                          174,667            7        7,832     166,842
Other bonds and notes                                                28,903            2          978      27,927
                                                                 -----------  -----------  -----------  ---------
  Total debt securities                                             224,665           10        9,487     215,188
Marketable equities                                                   1,556           37          107       1,486
                                                                 -----------  -----------  -----------  ---------
Total                                                             $ 226,221    $      47    $   9,594   $ 216,674
                                                                 -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  ---------

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                        NOTE 2 -- SECURITIES (CONTINUED)

--------------------------------------------------------------------------------

                                                                                DECEMBER 31, 1994
                                                                 ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                       HELD-TO-MATURITY                             COST         GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS)
U.S. Government and agency bonds                                  $   2,000    $      --    $      60   $   1,940
Mortgage-backed securities                                          102,702           --        7,714      94,988
                                                                 -----------  -----------  -----------  ---------
Total                                                             $ 104,702    $      --    $   7,774   $  96,928
                                                                 -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  ---------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                DECEMBER 31, 1993
                                                                 ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                      AVAILABLE-FOR-SALE                            COST         GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS)
Mortgage-backed securities                                        $ 187,746    $   1,303    $     454   $ 188,595
Other bonds and notes                                                65,095        1,302           45      66,352
                                                                 -----------  -----------  -----------  ---------
  Total debt securities                                             252,841        2,605          499     254,947
Marketable equities                                                   1,274          194           69       1,399
                                                                 -----------  -----------  -----------  ---------
Total                                                             $ 254,115    $   2,799    $     568   $ 256,346
                                                                 -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  ---------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                DECEMBER 31, 1993
                                                                 ------------------------------------------------
                                                                                 GROSS        GROSS
                                                                  AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                       HELD-TO-MATURITY                             COST         GAINS       LOSSES       VALUE
-----------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS)
U.S. Government and agency bonds                                  $   2,000    $      21    $      --   $   2,021
Mortgage-backed securities                                           55,253          661           89      55,825
                                                                 -----------  -----------  -----------  ---------
  Total debt securities                                              57,253          682           89      57,846
Money market preferred stock                                          9,000           --           --       9,000
                                                                 -----------  -----------  -----------  ---------
Total                                                             $  66,253    $     682    $      89   $  66,846
                                                                 -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  ---------

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                        NOTE 2 -- SECURITIES (CONTINUED)
    The amortized cost and market value of debt securities by contractual maturity is as follows:

--------------------------------------------------------------------------------

                                                                                DECEMBER 31, 1994
                                                                 ------------------------------------------------
                                                                    AVAILABLE-FOR-SALE        HELD-TO-MATURITY
                                                                 ------------------------  ----------------------
                                                                  AMORTIZED      FAIR       AMORTIZED     FAIR
                                                                    COST         VALUE        COST        VALUE
-----------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS)
Due in one year or less                                           $  12,605    $  12,391    $      --   $      --
Due after one year through five years                                16,298       15,536        2,000       1,940
Due after five years through ten years                               16,095       15,600           --          --
Due after ten years                                                   5,000        4,819           --          --
                                                                 -----------  -----------  -----------  ---------
                                                                     49,998       48,346        2,000       1,940
Mortgage-backed securities                                          174,667      166,842      102,702      94,988
                                                                 -----------  -----------  -----------  ---------
Total                                                             $ 224,665    $ 215,188    $ 104,702   $  96,928
                                                                 -----------  -----------  -----------  ---------
                                                                 -----------  -----------  -----------  ---------

--------------------------------------------------------------------------------

    During   1994,  proceeds   and  realized   gains  (losses)   from  sales  of
Available-for-sale and Trading securities and unrealized gains (losses) on securities classified as Trading were as follows:

--------------------------------------------------------------------------------

                                                                                      GROSS        GROSS
                                                                       PROCEEDS     REALIZED     REALIZED     NET GAIN
                                                                      FROM SALES      GAINS       LOSSES       (LOSS)
------------------------------------------------------------------------------------------------------------------------

AVAILABLE-FOR-SALE                                                                  (AMOUNTS IN THOUSANDS)

U.S. Government and agency bonds                                       $   4,020    $      20    $      --    $      20
Other bonds and notes                                                     33,929          455            3          452
                                                                      -----------       -----          ---   -----------
Total debt securities                                                     37,949          475            3          472
Marketable equities                                                        1,071          208           55          153
                                                                      -----------       -----          ---   -----------
Total available-for-sale                                                  39,020          683           58          625

TRADING

Realized gains                                                               772           69           --           69
                                                                      -----------       -----          ---   -----------
Total realized                                                         $  39,792    $     752    $      58          694
                                                                      -----------       -----          ---
                                                                      -----------       -----          ---
Net unrealized losses--trading                                                                                     (148)
                                                                                                             -----------
Total                                                                                                         $     546
                                                                                                             -----------
                                                                                                             -----------

--------------------------------------------------------------------------------

    Proceeds from the sales of debt securities during 1993 were $59,189,000. Gross gains of $497,000 and gross losses of $365,000 were realized on those sales. Proceeds from the sales of investments in debt securities during 1992 were $16,464,000. Gross gains of $494,000 and gross losses of $177,000 were realized on those sales.

    At December 31, 1994, the aggregate amortized cost and fair value of securities pledged as collateral against public funds and treasury tax and loan deposits were approximately $7.0 million and $6.8 million, respectively.

    The effect of adopting SFAS 115 as of December 31, 1993 in the accompanying Consolidated Financial Statements was to increase the carrying value of Available-for-sale securities by approximately $2,231,000, offset by an increase in Retained earnings of approximately $1,303,000, net of deferred income taxes of approximately $928,000.

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

               NOTE 3 -- LOANS RECEIVABLE AND LOANS HELD-FOR-SALE

    The components of loans in the accompanying Consolidated Statements of Position were as follows:

--------------------------------------------------------------------------------

                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN
                                                                                           THOUSANDS)
MORTGAGE
  Residential real estate                                                             $ 686,395  $ 628,208
  Commercial real estate                                                                 27,268     28,174
  Multi-family real estate                                                                8,007      8,544
  Residential construction                                                                2,363      2,753
                                                                                      ---------  ---------
                                                                                        724,033    667,679
                                                                                      ---------  ---------
CONSUMER
  Home equity lines of credit                                                            70,177     68,265
  Home equity installment                                                                19,267     18,863
  Collateral                                                                              3,014      3,020
  All other                                                                               4,783      4,748
                                                                                      ---------  ---------
                                                                                         97,241     94,896
                                                                                      ---------  ---------
COMMERCIAL
  Commercial                                                                             19,666     26,694
  Real estate development                                                                 3,258      3,833
                                                                                      ---------  ---------
                                                                                         22,924     30,527
                                                                                      ---------  ---------
                                                                                        844,198    793,102
Net deferred loan fees, premiums & discounts                                             (2,524)    (6,836)
Allowances for credit losses                                                             (6,803)    (6,979)
                                                                                      ---------  ---------
                                                                                        834,871    779,287
Residential real estate loans held-for-sale                                             (55,190)        --
                                                                                      ---------  ---------
Loans receivable, net                                                                 $ 779,681  $ 779,287
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

    Loans are summarized between fixed and adjustable rates as follows:

--------------------------------------------------------------------------------

                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                          (AMOUNTS IN
                                                                                           THOUSANDS)

Fixed rate                                                                            $ 212,820  $ 221,708
Adjustable rate                                                                         631,378    571,394
                                                                                      ---------  ---------
Total                                                                                 $ 844,198  $ 793,102
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

    The Bank has sold certain mortgage loans and retained the related servicing rights. The principal balances of loans serviced for others, which are not included in the accompanying Consolidated Statements of Position, were approximately $129,300,000 and $149,900,000 at December 31, 1994 and 1993,
respectively.

    Loans outstanding at December 31, 1994 and 1993 included approximately $10,486,000 and $12,068,000, respectively, of non-performing loans, which were comprised of $8,861,000 in mortgage loans, $1,098,000 in consumer loans and $527,000 in commercial loans at December 31, 1994 and $8,974,000 in mortgage loans, $1,695,000 in consumer loans and $1,399,000 in commercial loans at December 31, 1993. At December 31, 1994 and 1993, interest

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

         NOTE 3 -- LOANS RECEIVABLE AND LOANS HELD-FOR-SALE (CONTINUED) income not recognized on these loans, in accordance with Bank policy, aggregated approximately $640,000 and $810,000, respectively.

    Activity in the Allowances for credit losses for each of the three years in the period ended December 31, 1994 was as follows:

--------------------------------------------------------------------------------

                                                                   MORTGAGE     CONSUMER     COMMERCIAL      TOTAL
--------------------------------------------------------------------------------------------------------------------

                                                                                (AMOUNTS IN THOUSANDS)
Balance--January 1, 1992                                           $   2,180    $     704     $     790    $   3,674
Provision for credit losses                                              825          125           425        1,375
Acquired allowance                                                     9,026        1,328            --       10,354
Loans charged off                                                       (941)        (211)         (660)      (1,812)
Recoveries of loans previously charged off                                76           41           229          346
                                                                  -----------  -----------  -------------  ---------
Balance--December 31, 1992                                            11,166        1,987           784       13,937
Provision for credit losses                                            1,925           50           500        2,475
Acquired allowance adjustment                                         (5,958)          (5)           --       (5,963)
Loans charged off                                                     (2,857)        (860)         (114)      (3,831)
Recoveries of loans previously charged off                               329           21            11          361
                                                                  -----------  -----------  -------------  ---------
Balance--December 31, 1993                                             4,605        1,193         1,181        6,979
Provision for credit losses                                            1,675          600            50        2,325
Loans charged off                                                     (1,848)        (573)         (195)      (2,616)
Recoveries of loans previously charged off                                63           46             6          115
                                                                  -----------  -----------  -------------  ---------
Balance--December 31, 1994                                         $   4,495    $   1,266     $   1,042    $   6,803
                                                                  -----------  -----------  -------------  ---------
                                                                  -----------  -----------  -------------  ---------

--------------------------------------------------------------------------------

    In connection with the Burritt transaction (Note 13), the Bank purchased two loan pools at discounts of approximately $9.0 million and $1.3 million, which were added to the Bank's Allowance for mortgage and consumer credit losses, respectively, in 1992. During 1993, the Bank completed a valuation analysis of these loans and allocated approximately $6.0 million from these amounts to a purchased loan discount, which will be accreted to interest income over the remaining terms of the acquired loans. At December 31, 1994, the Allowances for credit losses, which totaled approximately $6.8 million, included approximately $1.8 million allocated to the loans acquired in the Burritt transaction.

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

            NOTE 4 -- FORECLOSED AND IN-SUBSTANCE FORECLOSED ASSETS

    Foreclosed assets consisted of the following:

--------------------------------------------------------------------------------

                                                                                           DECEMBER 31,
                                                                                       --------------------
                                                                                         1994       1993
-----------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN
                                                                                            THOUSANDS)
FORECLOSED ASSETS:
One-to-four family residential                                                         $   1,599  $   2,159
Multi-family                                                                                 510        546
Commercial real estate                                                                       907      1,589
Land                                                                                       3,179      5,085
                                                                                       ---------  ---------
                                                                                           6,195      9,379
                                                                                       ---------  ---------
IN-SUBSTANCE FORECLOSED ASSETS:
One-to-four family residential                                                             1,226      2,964
Multi-family                                                                                 143        371
Commercial real estate                                                                     2,295      3,262
Land                                                                                         892      1,207
                                                                                       ---------  ---------
                                                                                           4,556      7,804
                                                                                       ---------  ---------
Total                                                                                     10,751     17,183
Allowance for estimated losses                                                              (439)    (1,040)
                                                                                       ---------  ---------
Foreclosed assets, net                                                                 $  10,312  $  16,143
                                                                                       ---------  ---------
                                                                                       ---------  ---------

--------------------------------------------------------------------------------

    Activity in the Allowance for estimated losses on foreclosed assets for each of the three years in the period ended December 31, 1994 was as follows:

--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                     -------------------------------
                                                                                       1994       1993       1992
--------------------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN THOUSANDS)
Balance at January 1                                                                 $   1,040  $     438  $     412
Provision charged to expense                                                             2,235      4,250      3,150
Net losses charged to the allowance                                                     (2,836)    (3,648)    (3,124)
                                                                                     ---------  ---------  ---------
Balance at December 31                                                               $     439  $   1,040  $     438
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

--------------------------------------------------------------------------------

    Losses and expenses related to foreclosed assets are summarized as follows:

--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                     -------------------------------
                                                                                       1994       1993       1992
--------------------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN THOUSANDS)
Provision charged to expense                                                         $   2,235  $   4,250  $   3,150
Gain on sales                                                                              (93)      (349)      (245)
Holding costs and expenses                                                               1,005      1,057        906
Rental income                                                                             (243)      (157)       (64)
                                                                                     ---------  ---------  ---------
Foreclosed asset expense, net                                                        $   2,904  $   4,801  $   3,747
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                     NOTE 5 -- BANK PREMISES AND EQUIPMENT

    Bank premises and equipment were comprised of the following:

--------------------------------------------------------------------------------

                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                          (AMOUNTS IN
                                                                                           THOUSANDS)
Buildings and land                                                                    $   7,266  $   7,188
Leasehold improvements                                                                      836        887
Furniture and equipment                                                                   5,656      6,154
                                                                                      ---------  ---------
                                                                                         13,758     14,229
Accumulated depreciation and amortization                                                 6,783      7,167
                                                                                      ---------  ---------
Bank premises and equipment, net                                                      $   6,975  $   7,062
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

    Depreciation and amortization included in Non-interest expense aggregated approximately $806,900, $692,100 and $566,400 for the years ended December 31, 1994, 1993 and 1992, respectively.

    LEASES.    Rent  expense  for banking  premises  of  $847,100,  $792,500 and
$220,300 is included in Occupancy expense for the years ended December 31, 1994, 1993 and 1992, respectively.

    Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1994 (amounts in thousands):

--------------------------------------------------------------------------------

1995                                                            $     566
1996                                                                  532
1997                                                                  436
1998                                                                  263
1999                                                                  116
Thereafter                                                            145
                                                                ---------
Total future minimum lease payments                             $   2,058
                                                                ---------
                                                                ---------

--------------------------------------------------------------------------------

    These leases  include options  to renew  for periods  ranging from  3 to  22 years.

                               NOTE 6 -- DEPOSITS

    Deposits were comprised of the following:

--------------------------------------------------------------------------------

                                                                        DECEMBER 31,
                                                  --------------------------------------------------------
                                                             1994                         1993
                                                  ---------------------------  ---------------------------
                                                     WEIGHTED                     WEIGHTED
                                                      AVERAGE                      AVERAGE
                                                    STATED RATE      AMOUNT      STATED RATE      AMOUNT
----------------------------------------------------------------------------------------------------------

                                                               (DOLLAR AMOUNTS IN THOUSANDS)

Demand                                                             $   30,918                   $   28,185
NOW                                                1.75-2.00%(a)       49,097   1.75-2.00%(a)       47,330
Regular and club savings                                2.00          213,574        2.00          223,255
Money market deposit accounts                           5.10          205,239        2.80          205,261
Time accounts                                           4.72          528,918        4.39          502,190
                                                                   ----------                   ----------
Total deposits                                                     $1,027,746                   $1,006,221
                                                                   ----------                   ----------
                                                                   ----------                   ----------

(A)  RANGES INDICATE TIERS

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                         NOTE 6 -- DEPOSITS (CONTINUED)
    Time accounts at December 31, 1994 mature as follows:

--------------------------------------------------------------------------------

                                                                            WEIGHTED AVERAGE
YEAR OF MATURITY                                                               STATED RATE      AMOUNT
--------------------------------------------------------------------------------------------------------

                                                                                 (DOLLAR AMOUNTS IN
                                                                                     THOUSANDS)
1995                                                                                4.34%      $ 357,915
1996                                                                                5.36%         68,632
1997                                                                                5.72%         43,755
Beyond                                                                              5.49%         58,616
                                                                                               ---------
Total                                                                               4.72%      $ 528,918
                                                                                               ---------
                                                                                               ---------

--------------------------------------------------------------------------------

    Time deposit accounts of $100,000 or more approximated $32,169,000 at December 31, 1994. Of that amount, approximately $11,501,000 mature in six months or less, $6,923,000 mature after six months to one year, and $13,745,000 mature after one year.

    Interest expense on deposits is summarized as follows:

--------------------------------------------------------------------------------

                                                                                   FOR THE YEARS ENDED DECEMBER
                                                                                                31,
                                                                                  -------------------------------
                                                                                    1994       1993       1992
-----------------------------------------------------------------------------------------------------------------

                                                                                      (AMOUNTS IN THOUSANDS)
NOW                                                                               $     931  $   1,108  $     415
Regular and club savings                                                              4,488      5,928      4,548
Money market deposits                                                                 7,979      5,970      4,558
Time accounts                                                                        22,530     24,453     15,862
Escrow                                                                                  174        220        170
                                                                                  ---------  ---------  ---------
Total interest expense on deposits                                                $  36,102  $  37,679  $  25,553
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

--------------------------------------------------------------------------------

                            NOTE 7 -- BORROWED FUNDS

    Terms of the advances from the Federal Home Loan Bank of Boston ("FHLBB") were as follows:

--------------------------------------------------------------------------------

                                                                                  DECEMBER 31,
                                                             ------------------------------------------------------
                                                                        1994                        1993
                                                             --------------------------  --------------------------
                                                                           WEIGHTED                    WEIGHTED
                                                                            AVERAGE                     AVERAGE
MATURITY/REPRICE DATE                                         BALANCE    INTEREST RATE    BALANCE    INTEREST RATE
-------------------------------------------------------------------------------------------------------------------

                                                                         (DOLLAR AMOUNTS IN THOUSANDS)
1994                                                         $      --            --%    $  14,802            --%
1994                                                                --            --        39,178          5.13
1995                                                             1,482            --            --            --
1995                                                            58,703          6.02        27,051          5.78
1996                                                            27,050          4.95        10,050          7.08
1997                                                            19,190          5.55         9,190          6.35
1998                                                             1,600          5.48         1,600          5.48
1999                                                             2,200          8.60         2,200          8.60
2000                                                               920          9.16           920          9.16
                                                             ---------                   ---------
Total advances from the FHLBB                                $ 111,145                   $ 104,991
                                                             ---------                   ---------
                                                             ---------                   ---------

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                      NOTE 7 -- BORROWED FUNDS (CONTINUED)
    The Bank has a cash management line of credit from the FHLBB in the amount of $10,672,000 at December 31, 1994. At December 31, 1994 and 1993, the Bank had book overdrafts of $1,482,000 and $14,802,000, respectively, which are included in advances from the FHLBB.

    The Company had a $3.0 million line of credit (Note 18), of which approximately $1.4 million was outstanding at December 31, 1993, and was subsequently paid off in June 1994.

    Interest expense on borrowed funds is summarized as follows:

--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                     -------------------------------
                                                                                       1994       1993       1992
--------------------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN THOUSANDS)
FHLBB                                                                                $   6,767  $   6,098  $   6,229
Line of credit                                                                              43        112        152
Repurchase agreements                                                                       --          7         11
                                                                                     ---------  ---------  ---------
Total interest expense on borrowed funds                                             $   6,810  $   6,217  $   6,392
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

--------------------------------------------------------------------------------

    Stock of the FHLBB, mortgage loans and mortgage-backed securities with fair values, as determined in accordance with FHLBB's collateral pledge agreement, at least equal to the outstanding advances and any unused lines of credit were pledged against outstanding advances from the FHLBB at December 31, 1994 and 1993.

                            NOTE 8 -- BENEFIT PLANS

    A. RETIREMENT PLAN The Bank sponsors a defined benefit pension plan which is noncontributory and covers all full-time employees who meet certain age and length of service requirements. Benefits are based on years of service and the employee's highest compensation during any consecutive five year period during the last ten years before normal retirement. The Bank's funding policy is to contribute annually amounts at least equal to minimum required contributions under the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

    The components of the net pension expense reflected in Employee benefits expense were as follows:

--------------------------------------------------------------------------------

                                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                                 31,
                                                                                   -------------------------------
                                                                                     1994       1993       1992
------------------------------------------------------------------------------------------------------------------

                                                                                       (AMOUNTS IN THOUSANDS)
Service cost-benefits earned during the period                                     $     400  $     264  $     249
Interest cost on projected benefit obligation                                            305        272        240
Actual return on plan assets                                                              67       (400)      (133)
Net amortization and deferral                                                           (466)        75       (164)
                                                                                   ---------  ---------  ---------
Net pension expense                                                                $     306  $     211  $     192
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

--------------------------------------------------------------------------------

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                      NOTE 8 -- BENEFIT PLANS (CONTINUED)
    Assumptions used in the accounting were:

--------------------------------------------------------------------------------

                                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                                      ----------------------------------
                                                                                         1994        1993        1992
------------------------------------------------------------------------------------------------------------------------
Discount/settlement rates                                                                  7.00%       7.00%       7.00%
Rates of increase in compensation levels                                                   5.00%       5.50%       5.50%
Long-term rate of return on assets                                                         9.50%       9.50%       9.50%

--------------------------------------------------------------------------------

    The following table sets forth the Plan's funded status and amounts recognized in the Consolidated Statements of Position:

--------------------------------------------------------------------------------

                                                                                             DECEMBER 31,
                                                                                         --------------------
                                                                                           1994       1993
-------------------------------------------------------------------------------------------------------------

                                                                                             (AMOUNTS IN
                                                                                              THOUSANDS)
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
  Accumulated benefit obligation -- vested                                               $  (3,306) $  (2,950)
  Accumulated benefit obligation -- nonvested                                                  (72)      (340)
                                                                                         ---------  ---------
    Total accumulated benefit obligation                                                    (3,378)    (3,290)
Effect of projected future compensation levels                                              (1,174)    (1,000)
                                                                                         ---------  ---------
Projected benefit obligation ("PBO") for service rendered to date                           (4,552)    (4,290)
Plan assets, at fair value *                                                                 4,095      3,885
                                                                                         ---------  ---------
PBO in excess of plan assets                                                                  (457)      (405)
Unrecognized net asset existing at January 1, 1987 being recognized over approximately
 18 years                                                                                      (93)      (102)
Unrecognized prior service cost                                                                (72)       (77)
Unrecognized net loss from past experience different from that assumed and effects of
 changes in assumptions                                                                        556        378
                                                                                         ---------  ---------
Accrued pension cost included in Other liabilities                                       $     (66) $    (206)
                                                                                         ---------  ---------
                                                                                         ---------  ---------

* THE PLAN'S ASSETS ARE ALLOCATED AMONG EQUITY SECURITIES AND VARIOUS SHORT AND INTERMEDIATE TERM BOND FUNDS.
--------------------------------------------------------------------------------

    B. DEFERRED COMPENSATION PLAN The Bank has adopted deferred compensation agreements for its directors whereby directors can defer earned fees to future years with benefits commencing at retirement or pre-retirement benefits at death prior to retirement. The deferred compensation expense for the years ended December 31, 1994, 1993 and 1992 was $96,100, $92,600 and $86,400, respectively.
The Bank has purchased life insurance policies which it intends to use to fund the retirement benefits. For income tax purposes, no deduction is allowed for the insurance premium expense or deferred compensation expense, but a deduction will be allowed at the time compensation is paid to the participant. For the years ended December 31, 1994, 1993 and 1992, the Bank had no insurance premium expenses inasmuch as policy loans were utilized to fund premiums due.

    C. THRIFT PLAN The Bank has established a defined contribution thrift plan (the "Thrift Plan") covering eligible employees. Full-time employees are eligible to participate in the Thrift Plan upon completion of six months of service. Eligible employees participating in the Thrift Plan may contribute between one percent and ten percent of their pre-tax annual compensation. If an employee contributes the maximum ten percent of annual compensation, the employee may also contribute an additional ten percent of post-tax annual compensation. The Bank contributes $.50 out of net income

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                      NOTE 8 -- BENEFIT PLANS (CONTINUED)
to the Thrift Plan for each $1.00 contributed by participants up to three percent of each participant's compensation. The Bank's expense during the years ended December 31, 1994, 1993 and 1992 was $85,800, $71,600 and $59,200,
respectively.

    D. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS The Bank provides certain health care and life insurance benefits for retired employees. Substantially all of the Bank's employees become eligible if they reach normal retirement age while still working for the Bank. These benefits are provided through an insurance company whose premiums are based on the benefits paid during the year. The premiums paid by the Bank are based on the retiree's length of service with the Bank. The Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1992. The statement requires that the projected future costs of providing postretirement benefits be recognized as an expense as employees render service, instead of when the benefits are paid. Prior to the adoption of this statement in 1992, the Company recognized postretirement benefit expense as paid.

    The following table sets forth the accumulated postretirement benefit obligation ("APBO") reconciled to the accrued postretirement benefit cost included in the Company's Consolidated Statements of Position:

--------------------------------------------------------------------------------

                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                          (AMOUNTS IN
                                                                                           THOUSANDS)
Accumulated Postretirement Benefit Obligation
  Retirees                                                                            $    (488) $    (613)
  Fully eligible active plan participants                                                  (180)      (551)
  Other active plan participants                                                         (1,561)    (1,566)
                                                                                      ---------  ---------
    Total APBO                                                                           (2,229)    (2,730)
Unrecognized transition obligation                                                        1,917      2,022
Unrecognized net gains from past experience different from that assumed and effects
 of changes in assumptions                                                                 (920)        (4)
                                                                                      ---------  ---------
Accrued postretirement benefit cost included in Other liabilities                     $  (1,232) $    (712)
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

    The APBO includes approximately $1,759,000 attributable to the Company's postretirement health care plan.

    Net periodic postretirement benefit cost reflected in Employee benefits expense included the following components:

--------------------------------------------------------------------------------

                                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                                      -------------------------------------
                                                                                         1994         1993         1992
---------------------------------------------------------------------------------------------------------------------------

                                                                                             (AMOUNTS IN THOUSANDS)
Service cost-benefits attributable to service during the period                        $     280    $     168    $      74
Interest cost on APBO                                                                        168          176          165
Amortization                                                                                 102          105          105
                                                                                           -----        -----        -----
Net periodic postretirement benefit cost                                               $     550    $     449    $     344
                                                                                           -----        -----        -----
                                                                                           -----        -----        -----

--------------------------------------------------------------------------------

    For measurement purposes, a 14.5% annual rate of increase in the per capita cost of covered health care benefits was assumed in 1994. The rate was assumed to decrease gradually to 4.0% in year 15 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                      NOTE 8 -- BENEFIT PLANS (CONTINUED)
assumed health care cost trend rates by 1% in each year would increase the APBO as of December 31, 1994 by $461,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for the year then ended by $86,000.

    The weighted-average discount rates used in determining the APBO were 8.5%, 7.0% and 7.5% in 1994, 1993 and 1992, respectively.

                             NOTE 9 -- INCOME TAXES

    Effective January 1, 1993, the Company adopted SFAS 109. As a result, the Company recorded a cumulative one-time benefit of this change in accounting principle of approximately $1,548,000 or $.54 per share (fully diluted) in the accompanying Consolidated Statements of Earnings for the year ended December 31, 1993.

    The allocation of federal and state income taxes between current and deferred portions, calculated using the liability method in 1994 and 1993 and the deferred method in 1992 is as follows:

--------------------------------------------------------------------------------

                                                                                 FOR THE YEARS ENDED DECEMBER
                                                                                              31,
                                                                                -------------------------------
                                                                                  1994       1993       1992
---------------------------------------------------------------------------------------------------------------

                                                                                    (AMOUNTS IN THOUSANDS)
CURRENT INCOME TAX PROVISION
  Federal                                                                       $   3,102  $   3,070  $   2,246
  State                                                                             1,158      1,157        988
                                                                                ---------  ---------  ---------
Total current                                                                       4,260      4,227      3,234
                                                                                ---------  ---------  ---------
DEFERRED INCOME TAX BENEFIT
  Federal                                                                            (246)      (636)       (16)
  State                                                                               (94)      (243)        (1)
                                                                                ---------  ---------  ---------
Total deferred                                                                       (340)      (879)       (17)
                                                                                ---------  ---------  ---------
Total provision for income taxes                                                $   3,920  $   3,348  $   3,217
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

--------------------------------------------------------------------------------

    The Company's effective income tax rate differed from the Federal statutory tax rate as follows:

--------------------------------------------------------------------------------

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------------
                                                                       1994                    1993                    1992
                                                              ----------------------  ----------------------  ----------------------
                                                                AMOUNT         %        AMOUNT         %        AMOUNT         %
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  (DOLLAR AMOUNTS IN THOUSANDS)
Tax at statutory Federal rate                                  $   3,274        34.0   $   2,814        34.0   $   2,740       34.0
State tax*                                                           703         7.3         603         7.3         631        7.8
Bad debt deduction                                                    --          --          --          --         (81)      (1.0)
Dividend income exclusion                                            (67)       (0.7)        (72)       (0.9)        (72)      (0.9)
Other                                                                 10         0.1           3         0.1          (1)        --
                                                              -----------  ---------  -----------  ---------  -----------  ---------
Effective rate on operations                                   $   3,920        40.7   $   3,348        40.5   $   3,217       39.9
                                                              -----------  ---------  -----------  ---------  -----------  ---------
                                                              -----------  ---------  -----------  ---------  -----------  ---------

*   NET OF FEDERAL TAX BENEFIT
--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             NOTE 9 -- INCOME TAXES
                                  (CONTINUED)
    The components of the net deferred income tax asset are as follows:

--------------------------------------------------------------------------------

                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                          (AMOUNTS IN
                                                                                           THOUSANDS)
DEFERRED INCOME TAX LIABILITY:
  Federal                                                                             $     273  $     967
  State                                                                                     104        370
                                                                                      ---------  ---------
                                                                                            377      1,337
                                                                                      ---------  ---------
DEFERRED INCOME TAX ASSET:
  Federal                                                                                 5,549      2,454
  State                                                                                   2,121        938
                                                                                      ---------  ---------
                                                                                          7,670      3,392
                                                                                      ---------  ---------
Net deferred income tax asset                                                         $   7,293  $   2,055
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

    The tax effects of each item of income and expense and net unrealized gains (losses) on securities available-for-sale that give rise to deferred income taxes are as follows:

--------------------------------------------------------------------------------

                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                          (AMOUNTS IN
                                                                                           THOUSANDS)
Allowances for losses                                                                 $   2,023  $   2,132
Depreciation                                                                                (62)      (171)
Deferred loan fees                                                                          (59)        43
Deferred compensation                                                                       215        191
Loan expense                                                                                291        249
Employee benefits                                                                           539        382
Trading loss                                                                                 62         --
Intangible asset                                                                            314        157
                                                                                      ---------  ---------
                                                                                          3,323      2,983
Unrealized losses (gains)                                                                 3,970       (928)
                                                                                      ---------  ---------
Net deferred income tax asset                                                         $   7,293  $   2,055
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

    A summary of the change in the net deferred income tax asset is as follows:

--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                        1994       1993
----------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN
                                                                                           THOUSANDS)
Net deferred income tax asset--beginning                                              $   2,055  $     556
Cumulative effect of a change in accounting principle                                        --      1,548
Deferred tax provision:
  Income and expense                                                                        340        879
  Unrealized losses (gains)                                                               4,898       (928)
                                                                                      ---------  ---------
Net deferred income tax asset--ending                                                 $   7,293  $   2,055
                                                                                      ---------  ---------
                                                                                      ---------  ---------

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             NOTE 9 -- INCOME TAXES
                                  (CONTINUED)
    Deductions from taxable income in prior years have been claimed as loan loss provisions for qualifying (real estate) loans in accordance with the Internal Revenue Code. Retained earnings includes a tax reserve for qualifying loans. If the reserve is used for any purpose other than to absorb losses on loans, an income tax liability could be incurred. Management does not anticipate that this reserve will be made available for any other purposes. In accordance with generally accepted accounting principles, no deferred income taxes have been provided for this temporary difference.

               NOTE 10 -- COMMITMENTS AND CONTINGENT LIABILITIES

    The accompanying Consolidated Financial Statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest-rate risk and liquidity risk. These commitments and contingent liabilities are described in
Note 15.

    The Company is party to litigation and claims arising from the normal course of business. After consultation with legal counsel, management is of the opinion that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

                            NOTE 11 -- STOCK OPTIONS

    Under the Company's stock option plans 563,797 shares, adjusted to reflect stock dividends, if any, of common stock are reserved. At the time options are granted, no accounting entry is made. The proceeds from the exercise of options are credited to common stock for the par value of the shares purchased and the excess of the option price over the par value of the shares issued is credited to additional paid-in capital. The exercise price of options granted approximated the fair market value of the shares on the dates granted. Additionally, stock appreciation rights ("SARS") have been granted in tandem with stock options under the Company's 1985 Stock Option Plan.

    In accordance with generally accepted accounting principles, compensation accruals are required for SARS when the market value exceeds the option exercise price. However, compensation expense should be measured according to the terms the Company's SARS holders are most likely to elect based upon the facts available each period. Accordingly, no expense accruals have been made for the years ended December 31, 1994, 1993 and 1992 inasmuch as management does not anticipate exercise of SARS at this time.

    The following table and the data below summarizes the shares subject to option under the Plans, which have been adjusted to reflect stock dividends declared:

--------------------------------------------------------------------------------

                                                                                           FOR THE YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                           --------------------
                                                                                             1994       1993
---------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period                                                           275,653    233,180
Granted                                                                                       43,107     45,234
Exercised (a)                                                                               (101,884)        --
Cancelled                                                                                         --     (2,761)
                                                                                           ---------  ---------
Outstanding at end of period                                                                 216,876    275,653
                                                                                           ---------  ---------
                                                                                           ---------  ---------
(A)   INCLUDES SARS

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      NOTE 11 -- STOCK OPTIONS (CONTINUED)
    As of December 31, 1994, 216,876 options were exercisable at prices ranging from $9.98 to $29.00.

    At December 31, 1994, there were 216,876 options in the Plans that remained outstanding. Through December 31, 1994, 127,918 options have been exercised and 45,590 options, adjusted to reflect subsequent stock dividends, have been cancelled. 219,003 options are available for grant.

    During 1994, 8,429 SARS were exercised which resulted in payments to employees aggregating $118,000. These amounts are included in Salary and wage expense for 1994. During 1993 and 1992, there were no SARS exercised.

                        NOTE 12 -- STOCKHOLDERS' EQUITY

    A. LIQUIDATION ACCOUNT. When the Bank converted to stock form, it was required to establish a liquidation account of approximately $21,600,000 which was equal to the Bank's net worth as of September 30, 1985. The liquidation account is established for a period of 10 years subsequent to conversion for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion, subject to downward adjustment. Eligible depositors would be entitled, in the unlikely event of complete liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors at the time of liquidation) equal to the withdrawal value of their deposit accounts, but before any distributions are made to the Bank's stockholders, equal to their proportionate interest at that time in the liquidation account. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such net worth.

    B. DIVIDENDS. Pursuant to Connecticut law, cash dividends may be paid by the Bank to the Company out of net profits, defined as the remainder of earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting all current operating expenses, actual losses, accrued dividends on preferred stock and all federal and state taxes. The total dividends declared by the Bank in any calendar year shall not exceed the total of its net profits for that year combined with its net profits for the preceding two years. Additionally, the Bank may not pay cash dividends on its stock if its net worth would thereby be reduced below the amount required for the liquidation account or as may in the future be required by the Connecticut Commissioner of Banking or the Federal Deposit Insurance Corporation (the "FDIC").

    During the second quarter of 1991, the Bank was informed by the regional office of the FDIC that it will be permitted to pay dividends to the Company in an amount limited to the holding company's non-salary expenses and debt service payments. This restriction was made part of a Memorandum of Understanding which the Bank entered into with the FDIC and the Connecticut Commissioner of Banks (Note 19). Since the Bank is the sole source of funds for cash dividend payments by the Company to its stockholders, the FDIC's restriction has resulted in the Company being unable to pay cash dividends to stockholders.

    The Board of Directors declared 5% stock dividends for each of the four quarters of 1992 and declared a 5% stock dividend on February 15, 1995. Fractional shares were not issued to stockholders in connection with these stock dividends. However, the Company arranged for the sale of the aggregate fractional interests and distributed the cash proceeds to the stockholders. In accordance with generally accepted accounting principles, weighted average shares outstanding, and thus earnings per share, for each of the periods have been retroactively adjusted.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  NOTE 12 -- STOCKHOLDERS' EQUITY (CONTINUED)
    C. STOCK OPTIONS EXERCISED. During 1994, 93,455 stock options were exercised, resulting in an increase to Additional paid-in capital of approximately $1.8 million, which includes tax benefits of approximately $678,000.

        NOTE 13 -- ACQUISITION OF BURRITT INTERFINANCIAL BANCORPORATION

    On December 4, 1992, Derby Savings entered into an Insured Deposit Purchase and Assumption Agreement ("P & A") with the FDIC, pursuant to which Derby purchased certain assets and assumed the insured deposits and certain other liabilities of Burritt Interfinancial Bancorporation, New Britain, Connecticut in an FDIC-assisted transaction. In the transaction, the Bank assumed approximately $460 million of insured deposits and approximately $5.5 million of other liabilities of Burritt.

    The assets of Burritt acquired included cash, various investment securities and certain other assets totaling approximately $54.0 million and two loan pools of one-to-four family mortgage loans and consumer loans, with par values of approximately $139.7 million and $29.6 million, respectively. The loan pools, at December 31, 1992, included non-accrual loans totaling approximately $6.1 million and $221,000, respectively. The loans acquired in this transaction were purchased at a $10.4 million discount, which had been added to the Bank's allowances for credit losses. Specific allocations of the acquired allowance for credit losses, to reflect the fair value of loans acquired, have been made as management of the Bank identified probable losses. During 1993, the Bank completed a valuation analysis of the loans acquired in connection with the Burritt transaction. As a result of this analysis, the Company allocated $6.0 million of the Burritt allowance for credit losses as a purchased loan discount (Note 3). This amount will be accreted to interest income over the remaining terms of the acquired loans.

    Of a $6.2 million premium paid by the Bank to the FDIC for the assumption of deposits and other customer service liabilities, the Bank recorded approximately $5.0 million as a core deposit intangible which is included in Other assets, net of amortization approximating $956,000 through December 31, 1994 (Note 1).

    As part of the transaction, the Bank acquired the right to service loans for others which totaled approximately $107.1 million at December 31, 1992. Approximately $1.1 million of the premium paid to the FDIC has been allocated to the tangible value of acquired mortgage servicing rights, included in Other assets. This amount will be amortized over the expected future life of the serviced loans as a reduction to serviced loan fee income. Additionally, the Bank entered into an interim management agreement with the FDIC pursuant to which the Bank would service loans which totaled $258.9 million at December 31,1992. The fees earned by the Bank for providing this service amounted to approximately $3.7 million in 1993 and $313,000 in 1992. The servicing of these loans for the FDIC ended September 30, 1993.

    In connection with the transaction, Derby acquired an option to acquire or lease Burritt's thirteen banking offices and related equipment. The Bank exercised its option with respect to eleven of such banking offices. Derby did not exercise its option with respect to two Burritt banking offices which were closed by the FDIC and not opened by Derby. Three of Burritt's offices were owned and in 1993, the Bank purchased two of these offices and entered into a short-term rental agreement with the FDIC for the third. In June 1994, the Bank relocated the operations of the former main office of Burritt, which the Bank had been renting from the FDIC. Of the remaining eight banking offices which had been leased by Burritt, one had been assumed by the Bank. Through December 31, 1994, the Bank entered into leases on five of the seven locations formerly leased by Burritt and is renegotiating the terms of one of the remaining locations. The Bank closed one of the acquired former branch offices of Burritt in January 1994.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            NOTE 14 -- NON-INTEREST INCOME AND NON-INTEREST EXPENSE

    Included in Service charges and other income were the following:

--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                     -------------------------------
                                                                                       1994       1993       1992
--------------------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN THOUSANDS)
Fees on loans                                                                        $     552  $     551  $     608
Fees on loans serviced for the FDIC (a)                                                     --      3,681        313
Deposit service charges                                                                    814        867        472
All other, none greater than 1% of income                                                1,087        988        407
                                                                                     ---------  ---------  ---------
Total                                                                                $   2,453  $   6,087  $   1,800
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

(a) In connection with the Burritt transaction (Note 13), the Bank serviced loans for the FDIC on an interim basis through September 1993.
--------------------------------------------------------------------------------

    Included in Other Non-interest expense were the following:

--------------------------------------------------------------------------------

                                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                     -------------------------------
                                                                                       1994       1993       1992
--------------------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN THOUSANDS)
Data processing                                                                      $   1,266  $   2,035  $     839
FDIC insurance premium                                                                   2,770      2,435      1,196
Marketing                                                                                1,291        821        508
Amortization of intangible assets (Note 13)                                                711        712         --
All other, none greater than 1% of income                                                3,403      3,640      2,200
                                                                                     ---------  ---------  ---------
Total                                                                                $   9,441  $   9,643  $   4,743
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

--------------------------------------------------------------------------------

                        NOTE 15 -- FINANCIAL INSTRUMENTS

    A. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk which is not included in the accompanying Consolidated Statements of Position.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  NOTE 15 -- FINANCIAL INSTRUMENTS (CONTINUED)
    The Bank's exposure to credit risk is represented by the contractual amount of those instruments and is summarized below:

--------------------------------------------------------------------------------

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1994       1993
-------------------------------------------------------------------------------------------------------

                                                                                       (AMOUNTS IN
                                                                                        THOUSANDS)
LOAN COMMITMENTS
  Commitments to extend credit                                                     $  10,783  $  43,832
  Commitments to purchase loans                                                       24,000         --
  Unadvanced commercial lines of credit                                                8,232      6,115
  Unadvanced portion of construction loans                                             2,904      1,881
  Unused portion of Home Equity Lines of Credit                                       59,977     56,331
  Other consumer lines of credit                                                         994        635
                                                                                   ---------  ---------
Total                                                                              $ 106,890  $ 108,794
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Letters of credit                                                                  $   1,463  $   1,643
                                                                                   ---------  ---------
                                                                                   ---------  ---------

--------------------------------------------------------------------------------

    Loan commitments are agreements to lend and are subject to the same credit policies as loans and generally have fixed expiration dates or other termination clauses. The Bank also issues traditional letters of credit which commit the Bank to make payments on behalf of its customers based upon specific future events. Since many of the letters of credit are expected to expire without being drawn upon, the total letters of credit do not necessarily represent future cash requirements. Collateral is obtained based upon management's credit assessment of the customer.

    At  December  31,  1994,  the  Bank  had  approximately  $57.9  million   in
commitments to sell mortgage loans. There were no outstanding commitments to purchase or sell securities at December 31, 1994.

    B. FAIR VALUE The estimated fair values of the Bank's financial instruments are as follows:

--------------------------------------------------------------------------------

                                                                               DECEMBER 31,
                                                              ----------------------------------------------
                                                                       1994                    1993
                                                              ----------------------  ----------------------
                                                               CARRYING                CARRYING
                                                                AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
------------------------------------------------------------------------------------------------------------

                                                                          (AMOUNTS IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and short term investments                             $   18,628  $   18,628  $   43,118  $   43,118
  Securities                                                     322,146     314,372     322,599     323,192
  Loans held-for-sale                                             55,190      57,951          --          --
  Loans receivable, net                                          779,681     765,395     779,287     781,756
  FHLBB stock                                                      8,899       8,899       8,022       8,022
                                                              ----------  ----------  ----------  ----------
Total financial assets                                        $1,184,544  $1,165,245  $1,153,026  $1,156,088
                                                              ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------
FINANCIAL LIABILITIES:
  Deposits                                                    $1,027,746  $1,025,671  $1,016,697  $1,022,707
  Advances from FHLBB                                            111,145     111,322     104,991     107,421
  Other borrowings                                                    --          --       1,450       1,450
                                                              ----------  ----------  ----------  ----------
Total financial liabilities                                   $1,138,891  $1,136,993  $1,123,138  $1,131,578
                                                              ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------

--------------------------------------------------------------------------------

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

    CASH  AND  SHORT-TERM INVESTMENTS.   For  those short-term  instruments, the
carrying amount is a reasonable estimate of fair value.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  NOTE 15 -- FINANCIAL INSTRUMENTS (CONTINUED)
    SECURITIES.   Fair values  for  investment securities  are based  on  quoted market prices.

    LOANS HELD-FOR-SALE AND LOANS RECEIVABLE. The fair values for loans are estimated using discounted cash flow analyses. Discount rates used are comprised of the risk-free rate associated with the remaining term to maturity, adjusted for risk and the expenses associated with servicing the loans. Fair values of purchased mortgages are estimated using the quoted market prices for securities collateralized by similar loans.

    FHLBB STOCK.  The carrying amount approximates fair value.

    DEPOSITS. The fair values disclosed for interest and non-interest checking, passbook savings, money market deposit accounts and mortgagors' escrow are equal to the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using rates currently offered for deposits of similar remaining maturities.

    ADVANCES FROM THE FHLBB.   The fair  values of advances  from the FHLBB  are
estimated using rates which approximate the rates currently being offered by the FHLBB for similar remaining maturities.

    OTHER BORROWINGS. The carrying amounts of short-term borrowings approximate their fair values.

    OFF-BALANCE SHEET INSTRUMENTS. In the course of originating loans and extending credit and standby letters of credit, the Bank will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short term nature of the underlying commitments.

                    NOTE 16 -- CONCENTRATION OF CREDIT RISK

    The Bank is primarily engaged in the business of providing credit secured by residential real estate to the consumer segment of the Bank's market area within the state of Connecticut. The concentration of the Bank's loan portfolio by type of loan at December 31, 1994 and 1993, is set forth in Note 3. These loans are comprised of one-to-four family mortgages, construction loans and home equity loans aggregating approximately $781.1 million and $721.9 million at December 31, 1994 and 1993, respectively, or approximately 92.5% and 91.0% of total loans, respectively. Approximately 95.8% and 97.0% of these loans are secured by residential real estate located within the state of Connecticut at December 31, 1994 and 1993, respectively.

    The Bank also has loan commitments, including unused lines of credit and amounts not yet advanced on construction loans, secured by Connecticut real estate. In addition, at December 31, 1994 a substantial portion of the Bank's foreclosed assets (Note 4) is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed assets are particularly susceptible to changes in real estate market conditions in Connecticut.

    The Bank is required to periodically conduct reviews of the financial condition of correspondent banks with which it does business in order to minimize the risks associated with such activities.

                     NOTE 17 -- RELATED PARTY TRANSACTIONS

    At December 31, 1994 and 1993 loans to directors aggregated approximately $1,191,000 and $1,160,000, respectively. During the year ended December 31, 1994, new loans totaling approximately $135,000 were granted to directors and repayments totaled approximately $324,000.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               NOTE 17 -- RELATED PARTY TRANSACTIONS (CONTINUED)
    During the years ended December 31, 1994, 1993 and 1992, payments aggregating approximately $364,000, $509,000 and $556,000, respectively, were made for legal, insurance, maintenance, construction and appraisal services to companies in which certain directors have an interest.

    These loans and payments were made in the ordinary course of business. The loans were granted on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

         NOTE 18 -- CONDENSED FINANCIAL INFORMATION OF DS BANCOR, INC.
                             (PARENT COMPANY ONLY)

    The condensed statements of position for DS Bancor, Inc. were as follows:

--------------------------------------------------------------------------------

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1993
---------------------------------------------------------------------------------------------------------

                                                                                         (AMOUNTS IN
                                                                                          THOUSANDS)

ASSETS
Cash in subsidiary bank                                                              $     860  $      85
Investment in bank subsidiary, at equity                                                65,985     67,562
Other assets                                                                               303        274
                                                                                     ---------  ---------
TOTAL ASSETS                                                                         $  67,148  $  67,921
                                                                                     ---------  ---------
                                                                                     ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Notes payable--bank (Note A)                                                         $      --  $   1,450
Other liabilities                                                                           11         31
                                                                                     ---------  ---------
Total Liabilities                                                                           11      1,481
                                                                                     ---------  ---------
Stockholders' Equity
Common stock                                                                             3,085      2,991
Additional paid-in capital                                                              37,780     36,007
Retained earnings                                                                       30,785     31,955
Less: Treasury stock, at cost (339,500 shares)                                          (4,513)    (4,513)
                                                                                     ---------  ---------
Total Stockholders' Equity                                                              67,137     66,440
                                                                                     ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $  67,148  $  67,921
                                                                                     ---------  ---------
                                                                                     ---------  ---------

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         NOTE 18 -- CONDENSED FINANCIAL INFORMATION OF DS BANCOR, INC.
                       (PARENT COMPANY ONLY) (CONTINUED)
    The condensed statements of earnings were as follows:

--------------------------------------------------------------------------------

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                          -------------------------------------
                                                                             1994         1993         1992
---------------------------------------------------------------------------------------------------------------

                                                                             (DOLLAR AMOUNTS IN THOUSANDS,
                                                                                 EXCEPT PER SHARE DATA)
Income:
Dividends from subsidiary                                                  $     567    $     873    $     742
Other                                                                             39           --           --
                                                                          -----------  -----------  -----------
Total income                                                                     606          873          742
                                                                          -----------  -----------  -----------
Expense:
Interest expense                                                                  43          113          152
Other                                                                            265          181          209
                                                                          -----------  -----------  -----------
Total expense                                                                    308          294          361
                                                                          -----------  -----------  -----------
Income before income taxes and change in equity of subsidiary                    298          579          381
Income tax benefit                                                               109          119          150
                                                                          -----------  -----------  -----------
Income before change in equity of subsidiary                                     407          698          531
Change in equity of subsidiary                                                 5,303        4,228        4,310
                                                                          -----------  -----------  -----------
Income before cumulative effect of a change in accounting principle            5,710        4,926        4,841
Cumulative effect of change in accounting principle (Note 9)                      --        1,548           --
                                                                          -----------  -----------  -----------
Net income                                                                 $   5,710    $   6,474    $   4,841
                                                                          -----------  -----------  -----------
                                                                          -----------  -----------  -----------
Weighted average shares outstanding (Notes 1 & 12)
Primary                                                                     2,926,825   2,834,337     2,786,199
Fully Diluted                                                               2,929,005    2,875,790    2,786,199
Earnings per share--Primary (Notes 1 & 12)
Income before cumulative effect of a change in accounting principle           $1.95        $1.74        $1.74
Cumulative effect of a change in accounting principle                            --          .55           --
Net income                                                                    $1.95        $2.28        $1.74
Earnings per share--Fully Diluted (Notes 1 & 12)
Income before cumulative effect of a change in accounting principle           $1.95        $1.71        $1.74
Cumulative effect of a change in accounting principle                            --          .54           --
Net income                                                                    $1.95        $2.25        $1.74

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         NOTE 18 -- CONDENSED FINANCIAL INFORMATION OF DS BANCOR, INC.
                       (PARENT COMPANY ONLY) (CONTINUED)
    The condensed changes in the components of Stockholders' Equity for the years ended December 31, 1994, 1993 and 1992 were as follows:

--------------------------------------------------------------------------------

                                                                                 ADDITIONAL
                                                                      COMMON       PAID-IN     RETAINED     TREASURY
                                                                       STOCK       CAPITAL     EARNINGS       STOCK
----------------------------------------------------------------------------------------------------------------------

                                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Balance--January 1, 1992                                             $   2,417    $  28,034    $  27,166    $  (4,513)
Net income                                                                                         4,841
Stock dividend declared on common stock (Note 12)                          446        5,911       (6,357)
Shares issued for fractional interest                                        2           26
Cash in lieu of fractional shares                                                                    (28)
Adjustment for unrealized losses on marketable equity securities
 of subsidiary (Note 2)                                                                              640
                                                                    -----------  -----------  -----------  -----------
Balance--December 31, 1992                                               2,865       33,971       26,262       (4,513)
Net income                                                                                         6,474
Stock dividend declared on common stock (Note 12)                          126        2,029       (2,155)
Shares issued for fractional interest                                                     7
Cash in lieu of fractional shares                                                                     (7)
Adjustment for unrealized security gains of subsidiary (Note 2)                                    1,381
                                                                    -----------  -----------  -----------  -----------
Balance--December 31, 1993                                               2,991       36,007       31,955       (4,513)
Net income                                                                                         5,710
Stock options exercised (93,455 shares) (Note 11)                           94        1,773
Adjustment for unrealized security losses of subsidiary (Note 2)                                  (6,880)
                                                                    -----------  -----------  -----------  -----------
Balance--December 31, 1994                                           $   3,085    $  37,780    $  30,785    $  (4,513)
                                                                    -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------

--------------------------------------------------------------------------------

    The condensed statements of cash flows were as follows:

--------------------------------------------------------------------------------

                                                                                       FOR THE YEARS ENDED DECEMBER
                                                                                                    31,
                                                                                      -------------------------------
                                                                                        1994       1993       1992
---------------------------------------------------------------------------------------------------------------------

                                                                                          (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Dividends received from subsidiary                                                  $     567  $     873  $     742
  Non-interest income                                                                        39         --         --
  Tax benefit received from subsidiary                                                       80         --         --
  Interest paid                                                                             (68)      (123)      (171)
  Cash paid to suppliers                                                                   (260)      (205)      (185)
                                                                                      ---------  ---------  ---------
    Net cash provided by operating activities                                               358        545        386
                                                                                      ---------  ---------  ---------
Cash flows from financing activities:
  Payments on notes payable--bank                                                        (1,450)      (483)      (484)
  Dividends paid to stockholders                                                             --         (7)       (29)
  Issuance of common stock                                                                1,867          7         29
                                                                                      ---------  ---------  ---------
    Net cash used by financing activities                                                   417       (483)      (484)
                                                                                      ---------  ---------  ---------
Net increase (decrease) in cash                                                             775         62        (98)
Cash at beginning of year                                                                    85         23        121
                                                                                      ---------  ---------  ---------
Cash at end of year                                                                   $     860  $      85  $      23
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         NOTE 18 -- CONDENSED FINANCIAL INFORMATION OF DS BANCOR, INC.
                       (PARENT COMPANY ONLY) (CONTINUED)
    A reconciliation of net income to cash provided by operating activities was as follows:

--------------------------------------------------------------------------------

                                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                                 31,
                                                                                   -------------------------------
                                                                                     1994       1993       1992
------------------------------------------------------------------------------------------------------------------

                                                                                       (AMOUNTS IN THOUSANDS)
Net income                                                                         $   5,710  $   6,474  $   4,841
Items not resulting in cash flow:
  Equity in undistributed earnings of subsidiary                                      (5,303)    (5,776)    (4,310)
  Increase in income tax benefits receivable                                             (29)      (119)      (150)
  Amortization of organization cost                                                       --         --         18
  Decrease in accrued expenses                                                           (20)       (34)       (13)
                                                                                   ---------  ---------  ---------
Net cash flow from operating activities                                            $     358  $     545  $     386
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

------------------------------------------------------------------------------------------------------------------


NOTE A: THE BOARD OF DIRECTORS AUTHORIZED AND THE COMPANY ESTABLISHED A $3.0 MILLION LINE OF CREDIT TO PARTIALLY FUND THE REPURCHASE OF THE COMPANY'S COMMON STOCK IN 1989 AND 1990. THIS LOAN, WHICH HAD AN INTEREST RATE OF PRIME PLUS ONE PERCENT, WAS PAID IN FULL IN JUNE, 1994. (NOTES 7, 12 & 19).

--------------------------------------------------------------------------------

                         NOTE 19 -- REGULATORY MATTERS

    DS Bancor and its wholly owned subsidiary Derby Savings Bank, pursuant to the regulations of the Federal Reserve Board (the "Board") and the FDIC, respectively, are subject to risk-based capital standards. These risk-based standards require a minimum ratio of total capital to risk-weighted assets of 8.0%. Of the required capital, 4.0% must be tier 1 capital (primarily stockholders' equity).

    The Board has supplemented these standards with a minimum leverage ratio of 3.0% of tier 1 capital to total assets. The Board has indicated that all but the most highly rated bank holding companies should maintain a leverage ratio of 4% to 5% of tier 1 capital to total assets. The FDIC has adopted a similar leverage requirement.

    In the second quarter of 1992, the Board of Directors of Derby Savings entered into a Memorandum of Understanding (the "Memorandum") with the FDIC and the Connecticut Commissioner of Banks. The Memorandum calls for the Board of Directors of the Bank to develop a written plan to reduce the level of assets classified "substandard" and to establish target levels for the reduction of adversely classified assets to 75% of total equity capital and reserves by December 31, 1992 and to 50% of total equity capital and reserves within a reasonable time thereafter. At December 31, 1994, the level of assets classified "substandard" represented 31.1% of the Bank's total equity capital and reserves. The Memorandum also calls for the level of delinquent loans to be reduced to no more than 7% of gross loans by December 31, 1992 and to 5% of gross loans by December 31, 1993. At December 31, 1994, delinquent loans totaled $32.0 million or 3.8% of total loans. Additionally, the Memorandum limits the payment of cash dividends by the Bank to DS Bancor to the Company's debt service and non-salary expenses.

    In connection with the Burritt transaction, the FDIC modified the terms of the Memorandum which pertained to the maintenance of capital ratios. The Memorandum initially required that the Bank maintain a leverage ratio of tier 1 capital to total assets of at least 5.5% and if the ratio fell below 7%, the Bank was required to notify the FDIC and the Connecticut Commissioner. The modification required Derby to have a leverage ratio in excess of 5% of total assets by

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   NOTE 19 -- REGULATORY MATTERS (CONTINUED)
December 31, 1993 and a leverage ratio at or above 5.75% of total assets by December 31, 1994. However, management of the Bank has requested and the FDIC has approved an extension of the December 31, 1994 target date to June 30, 1995. At December 31, 1994, the Bank's leverage ratio of tier 1 capital to total assets ratio was 5.5%. The Bank expects to achieve the 5.75% June 30, 1995 capital target through maintaining asset size at current levels and earnings retention.

    The following table summarizes the capital ratios of DS Bancor and Derby Savings Bank at December 31, 1994:

--------------------------------------------------------------------------------

                                                                                                     RISK-BASED
                                                                                                --------------------
                                                                              LEVERAGE RATIO     TIER 1      TOTAL
--------------------------------------------------------------------------------------------------------------------
DS Bancor                                                                             5.6%         10.38%     11.41%
Derby Savings Bank                                                                    5.5%         10.21%     11.24%

--------------------------------------------------------------------------------

                  NOTE 20 -- RECENT ACCOUNTING PRONOUNCEMENTS

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114, which the Bank must adopt for the year ending December 31, 1995, requires creditors to evaluate the collectibility of both contractual interest and contractual principal of all loans when assessing the need for a loss accrual. When a loan is impaired, a creditor shall measure impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, less estimated selling costs, if the loan is collateral-dependent and foreclosure is probable. The creditor shall recognize an impairment by creating a valuation allowance. The Bank has not yet made a determination as to the impact, if any, the adoption of SFAS 114 will have on its financial condition, but it is expected that the financial statement presentation of certain non-performing loans as In-substance foreclosed assets will be essentially discontinued.

                                     ------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              NOTE 21 -- QUARTERLY RESULTS OF EARNINGS (UNAUDITED)
    The following is a summary of the quarterly results of earnings for the years ended December 31, 1994 and 1993:

--------------------------------------------------------------------------------

                                                                                  QUARTERS ENDED
                                                                    ------------------------------------------
                                                                    12/31/94    9/30/94    6/30/94    3/31/94
--------------------------------------------------------------------------------------------------------------

                                                                              (AMOUNTS IN THOUSANDS,
                                                                              EXCEPT PER SHARE DATA)
Interest income                                                     $  20,414  $  19,794  $  18,781  $  18,293
Interest expense                                                       11,427     10,985     10,444      9,962
                                                                    ---------  ---------  ---------  ---------
  Net interest income                                                   8,987      8,809      8,337      8,331
Provision for credit losses                                               700        625        400        600
                                                                    ---------  ---------  ---------  ---------
  Net interest income after provision for credit losses                 8,287      8,184      7,937      7,731
Non-interest income, net                                                  545        683      1,010        863
Non-interest expense                                                    6,507      6,480      6,532      6,091
                                                                    ---------  ---------  ---------  ---------
  Income before income taxes                                            2,325      2,387      2,415      2,503
Income tax                                                                977        966        966      1,011
                                                                    ---------  ---------  ---------  ---------
  Net income                                                        $   1,348  $   1,421  $   1,449  $   1,492
                                                                    ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------
Earnings per share--Primary (a)                                     $    0.46  $    0.48  $    0.49  $    0.52
Earnings per share--Fully Diluted (a)                               $    0.46  $    0.48  $    0.49  $    0.51
--------------------------------------------------------------------------------------------------------------
                                                                     12/31/93    9/30/93    6/30/93    3/31/93
--------------------------------------------------------------------------------------------------------------
Interest income                                                     $  18,083  $  18,137  $  19,128  $  18,987
Interest expense                                                       10,095     10,736     11,334     11,651
                                                                    ---------  ---------  ---------  ---------
  Net interest income                                                   7,988      7,401      7,794      7,336
Provision for credit losses                                               425      1,325        275        450
                                                                    ---------  ---------  ---------  ---------
  Net interest income after provision for credit losses                 7,563      6,076      7,519      6,886
Non-interest income, net                                                  932      1,862      2,755      1,794
Non-interest expense                                                    6,203      6,736      7,772      6,402
                                                                    ---------  ---------  ---------  ---------
  Income before income taxes and cumulative effect of a change in
 accounting principle                                                   2,292      1,202      2,502      2,278
Income tax                                                                957        323      1,080        988
                                                                    ---------  ---------  ---------  ---------
  Income before cumulative effect of a change in accounting
 principle                                                              1,335        879      1,422      1,290
  Cumulative effect of a change in accounting principle                    --         --         --      1,548
                                                                    ---------  ---------  ---------  ---------
  Net income                                                        $   1,335  $     879  $   1,422  $   2,838
                                                                    ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------
Earnings per share--Primary (a)
  Income before cumulative effect of a change in accounting
 principle                                                          $    0.47  $    0.32  $    0.51  $    0.46
  Cumulative effect of a change in accounting principle                    --         --         --  $    0.56
  Net income                                                        $    0.47  $    0.32  $    0.51  $    1.02
Earnings per share--Fully Diluted (a)
  Income before cumulative effect of a change in accounting
 principle                                                          $    0.46  $    0.32  $    0.51  $    0.46
  Cumulative effect of a change in accounting principle                    --         --         --  $    0.56
  Net income                                                        $    0.46  $    0.32  $    0.51  $    1.02

(a)  Adjusted retroactively to reflect stock dividend declared (Note 12).
--------------------------------------------------------------------------------

                                     ------

--------------------------------------------------------------------------------
                          INDEPENDENT AUDITOR'S REPORT

                             ---------------------
--------------------------------------------------------------------------------

The Board of Directors and Stockholders
DS Bancor, Inc.
Derby, Connecticut

       WE HAVE AUDITED THE ACCOMPANYING CONSOLIDATED STATEMENTS OF POSITION OF DS BANCOR, INC. AND SUBSIDIARY AS OF DECEMBER 31, 1994 AND 1993, AND THE RELATED CONSOLIDATED STATEMENTS OF EARNINGS, STOCKHOLDERS' EQUITY AND CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31,
1994. THESE CONSOLIDATED FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE CONSOLIDATED FINANCIAL STATEMENTS BASED ON OUR AUDITS.

WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDITS TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE CONSOLIDATED FINANCIAL STATEMENTS ARE
FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE CONSOLIDATED FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL
CONSOLIDATED FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

IN OUR OPINION, THE CONSOLIDATED FINANCIAL STATEMENTS REFERRED TO ABOVE PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE CONSOLIDATED FINANCIAL POSITION OF DS BANCOR, INC. AND SUBSIDIARY AS OF DECEMBER 31, 1994 AND 1993, AND THE RESULTS OF THEIR OPERATIONS, CHANGES IN THEIR STOCKHOLDERS' EQUITY, AND THEIR CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1994, IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

BRIDGEPORT, CONNECTICUT
FEBRUARY 10, 1995

                                     ------

--------------------------------------------------------------------------------

                             ---------------------
--------------------------------------------------------------------------------

                                   DIRECTORS
                      DS BANCOR, INC. & DERBY SAVINGS BANK

MICHAEL F. DADDONA JR.
Chairman of the Board;
Owner/General Manager
Automated Services

ACHILLE A. APICELLA, CPA
President.
Apicella, Testa & Co.

WALTER R. ARCHER JR.
President
Burtville Associates & Archer Landfill Service Co.

JOHN J. BRENNAN
President
J.J. Brennan Construction Company

JOHN F. COSTIGAN
Executive Vice President & Secretary
Derby Savings Bank

HARRY P. DIADAMO JR.
President, Treasurer & CEO
Derby Savings Bank

ANGELO E. DIRIENZO
Retired Superintendent of Schools
Sherman Board of Education

LAURA J. DONAHUE, ESQ.
Attorney
Donahue & Donahue

CHRISTOPHER H.B. MILLS (1)
Chief Executive
North Atlantic Small Companies Trust PLC

JOHN M. RAK
Owner
John M. Rak Real Estate

JOHN P. SPONHEIMER, ESQ.
Partner
Hoyle & Sponheimer

BRONISLAW WINNICK, ESQ. (HONORARY)
Partner
Winnick, Vine, Welch, Donnelly & Teodosio

(1) Director, DS Bancor, Inc., only

--------------------------------------------------------------------------------

                  ADVISORY BOARD--NEW BRITAIN/HARTFORD REGION

MARYANN E. CICHOWSKI

SAL N. GIONFRIDDO

NANCY B. HEISER

WILLIAM R. HOFFMAN

DANIEL J. O'CONNELL

ANNELISA SANTORO

--------------------------------------------------------------------------------

BANK COUNSEL
Winnick, Vine, Welch, Donnelly & Teodosio

SPECIAL COUNSEL
Hogan & Hartson L.L.P.

INDEPENDENT PUBLIC ACCOUNTANTS
Friedberg, Smith & Co., P.C.

REGISTRAR AND TRANSFER AGENT
American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, NY 10005
1-800-937-5449

INVESTOR RELATIONS
Katherine Costigan Partesano
Assistant Vice President
Telephone (203) 736-1000 X605

COMMON STOCK INFORMATION
Listing: NASDAQ
NMS Symbol: DSBC

ANNUAL MEETING OF STOCKHOLDERS
April 26, 1995, 10:00 a.m.
Trumbull Marriott
180 Hawley Lane
Trumbull, CT 06611

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                                DS BANCOR, INC.

                                   OFFICERS:

HARRY P. DIADAMO JR.
President & CEO

JOHN F. COSTIGAN
Executive Vice President & Secretary

ALFRED T. SANTORO
Vice President,
Treasurer & CFO

--------------------------------------------------------------------------------

                               DERBY SAVINGS BANK

                                   OFFICERS:

HARRY P. DIADAMO JR.
President,
Treasurer & CEO

JOHN F. COSTIGAN
Executive Vice President,
Secretary & COO

ALFRED T. SANTORO
Executive Vice President
Finance & CFO

THOMAS H. WELLS
Senior Vice President &
Chief Lending Officer

LYNN A. MILLER
Senior Vice President
Branch Administration

NINA M. ALLEN
Vice President
Retail Loan Servicing

WILLIAM W. COTE
Vice President
Legal Services

JOHN DADA
Vice President
Marketing

DAVID A. DEDMAN
Vice President
Commercial Real Estate Lending

KENNETH J. DOUGHTY
Vice President
Retail Lending

THOMAS J. LASKOWSKI
Vice President
Deposit Servicing

ROBERT V. OUELLETTE
Vice President
Commercial Lending

JANICE A. SHEEHY
Vice President
Commercial Lending

BONITA L. SMITH
Vice President
Human Resources

FREDERICK I. WILSON
Vice President
Real Estate Management

DONALD E. KEAGAN
Controller

RITA L. FINNEGAN
Auditor

CALVIN K. PRICE
Director of Community Affairs

--------------------------------------------------------------------------------

                                  SUBSIDIARY:

                            DERBY FINANCIAL SERVICES

                                     ------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                                    OFFICES

CORPORATE HEADQUARTERS
33 Elizabeth Street
Derby, CT 06418

AVON
Tri-Town Plaza
320 West Main Street
Avon, CT 06001

DERBY
One Elizabeth Street
Derby, CT 06418

Orange-Derby Shopping Center
Derby, CT 06418

EAST HARTFORD
471 Main Street
East Hartford, CT 06118

FAIRFIELD
1919 Black Rock Turnpike
Fairfield, CT 06430

GLASTONBURY
119 Hebron Avenue
Glastonbury, CT 06033

NEW BRITAIN
185 Main Street
New Britain, CT 06050

435 South Main Street
New Britain, CT 06051

275 Newington Avenue
New Britain, CT 06053

681 West Main Street
New Britain, CT 06050

NEWINGTON
260 Hartford Avenue
Newington, CT 06111

ORANGE
35 Old Tavern Road
Orange, CT 06477

PLAINVILLE
54 East Street
Plainville, CT 06062

ROCKY HILL
2049 Silas Dean Highway
Rocky Hill, CT 06067

SEYMOUR
15 New Haven Road
Seymour, CT 06483

SHELTON
502 Howe Avenue
Shelton, CT 06484

506 Shelton Avenue
Shelton, CT 06484

SOUTHBURY
325 Main Street South
Southbury, CT 06488

STRATFORD
2505 Main Street
Stratford, CT 06497

TRUMBULL
952 White Plains Road
Trumbull, CT 06611

WEST HARTFORD
1253 New Britain Avenue
West Hartford, CT 06110

970 Farmington Avenue
West Hartford, CT 06107

Member FDIC
Equal Housing Lender
Equal Opportunity Employer

                                     ------
                                       64