Form 10-K405, Exhibit 13
period 1995-12-31
DS BANCOR INC
filed 1996-03-29
CIK 790168

EXHIBIT 13


                                      174.

FELLOW SHAREHOLDERS:

     During 1996 Derby Savings Bank will celebrate it's 150th anniversary. This annual report addresses some of the reasons for our success.
     PRESIDENT DIADAMO. A key perspective is PEOPLE. As President of Derby Savings, I would like to offer a few insights. As a society, Americans have always recognized and appreciated the values of perseverance and hard work. Ultimately, these attributes have become virtues incorporated into the self-appraisal of every successful individual. These characteristics, I feel, have been, and continue to be, particularly prominent in the people that have guided and served Derby Savings.
     When I joined the Bank over 15 years ago as a member of the Board of Directors, I did so because I wished to be part of a living, vital and integral segment of The Greater Valley Community. Since becoming President, my staff and I have worked with a goal of making Derby Savings an even greater contributor to The Valley and Connecticut, as a whole. It is my feeling that collectively all of our people ... from those who founded the Company in 1846 to those who have made it the tenth largest financial institution in Connecticut today ... have provided exceptional service. DERBY SAVINGS HAS SURVIVED AND PROSPERED FOR 150 YEARS. We have done so because we cared enough about the Company, as well as ourselves, to work hard.
     As we celebrate our 150th anniversary, I am pleased to report that the Company had net income for 1995 of $7,613,000 or $2.45 per share, a 33.3% increase from net income for 1994 of $5,710,000 or $1.86 per share. Stockholders' equity totaled $80.8 million at December 31, 1995 and represented 6.5% of total assets. This equated to a book value of $26.68 per share compared to $22.19 at year end 1994. The Company's Tier 1 capital ratio at December 31, 1995 was 6.2%. Additionally, the Company's ratio of total capital to risk-weighted assets was 11.9% and its ratio of Tier 1 capital to risk-weighted assets was 11.0%.
     CHAIRMAN DADDONA. As Chairman of the Board, I was pleased when the Board of Directors recently declared a cash dividend of $.06 per share, the first cash dividend declared by the Company since 1992. The restoration of the cash dividend was due to our 1995 earnings performance and the lifting in August 1995 by the FDIC and the Connecticut Banking Department of the Memorandum of Understanding entered into by the Bank in April 1992.
     Going forward the Company's goal will be to continue to improve earnings. In this regard, although the Connecticut economy continues to show signs of economic weakness, in 1996 we expect to focus on consumer, commercial and business lending and on controlling expenses.
     In closing, we are both honored and privileged to serve this fine institution and to acknowledge that without our top-notch employees we would not be where we are today. Also, we thank our loyal customers ... both old and new
 ... for banking with DSB. And on behalf of the Board of Directors, we thank you, our stockholders, for your support of the Company.

Michael F. Daddona Jr.             Harry P. DiAdamo Jr.
             Chairman                  President & CEO


SELECTED FINANCIAL AND OTHER DATA
(Dollar amounts in thousands, except per share data)

                                                                                          DS BANCOR, INC. AND SUBSIDIARY
------------------------------------------------------------------------------------------------------------------------


                                                                    AT AND FOR THE YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                    --------------------------------------------------------------------
                                                      1995           1994           1993           1992           1991
                                                    --------       --------       --------       --------       --------
OPERATING DATA:
  Interest income                                    $86,589        $77,282        $74,335        $54,144        $57,796
  Interest expense                                    51,575         42,818         43,816         31,885         39,469
                                                    --------       --------       --------       --------       --------

  Net interest income                                 35,014         34,464         30,519         22,259         18,327
  Provision for credit losses                          2,525          2,325          2,475          1,375          4,400
                                                    --------       --------       --------       --------       --------

  Net interest income after provision
   for credit losses                                  32,489         32,139         28,044         20,884         13,927
  Non-interest income                                  3,684          3,101          7,343          3,071          1,695
  Non-interest expense                                23,540         25,610         27,113         15,897         13,166
                                                    --------       --------       --------       --------       --------

  Income before income taxes and
   cumulative effect
    of a change in accounting principle               12,633          9,630          8,274          8,058          2,456
  Provision for income taxes                           5,020          3,920          3,348          3,217          1,645
                                                    --------       --------       --------       --------       --------

  Income before cumulative effect of
   a change in accounting principle                    7,613          5,710          4,926          4,841            811
  Cumulative effect of a change in method
   of accounting for income taxes                         --             --          1,548             --             --
                                                    --------       --------       --------       --------       --------

  NET INCOME                                          $7,613         $5,710         $6,474         $4,841           $811
                                                    --------       --------       --------       --------       --------
                                                    --------       --------       --------       --------       --------

EARNINGS PER SHARE--PRIMARY (a):
  Income before cumulative effect of a
   change in accounting principle                      $2.46          $1.86          $1.65          $1.65          $0.28
  Cumulative effect of a change in method
   of accounting for income taxes                         --             --           0.52             --             --
                                                    --------       --------       --------       --------       --------
  Net Income                                           $2.46          $1.86          $2.17          $1.65          $0.28
                                                    --------       --------       --------       --------       --------
                                                    --------       --------       --------       --------       --------

EARNINGS PER SHARE--FULLY DILUTED (a):
  Income before cumulative effect of a
   change in accounting principle                      $2.45          $1.86          $1.63          $1.65          $0.28
  Cumulative effect of a change in method
   of accounting for income taxes                         --             --           0.51             --             --
                                                    --------       --------       --------       --------       --------
  Net Income                                           $2.45          $1.86          $2.14          $1.65          $0.28
                                                    --------       --------       --------       --------       --------
                                                    --------       --------       --------       --------       --------

PER SHARE (a):
  Book value                                          $26.68         $22.19         $22.66         $19.98         $18.13
  Dividend                                                --             --             --             --          $0.19

MARKET PRICES OF COMMON STOCK:
  High                                                $29.13         $33.75         $22.75         $18.50         $14.00
  Low                                                 $21.75         $21.00         $14.25          $8.00          $6.00
  At December 31,                                     $25.50         $22.25         $22.50         $18.25          $8.50

FINANCIAL CONDITION AND OTHER DATA:
  Total assets                                    $1,254,483     $1,222,690     $1,194,121     $1,190,707       $669,545
  Loans, net                                         875,339        839,427        787,091        721,146        525,927
  Securities                                         320,188        322,146        322,599        271,515        101,212
  Deposits                                         1,058,145      1,027,746      1,006,221        994,931        522,180
  Federal Home Loan Bank of Boston advances           96,876        111,145        104,991        120,771         83,136
  Other borrowings                                        --             --          1,450          2,091          2,936
  Stockholders' equity                                80,809         67,137         66,440         58,585         53,104

  Leverage ratio                                        6.19%          5.63%          5.11%          4.51%          7.93%
  Tier 1 capital to risk-weighted assets               10.94%         10.38%          8.87%          7.87%         10.66%
  Total capital to risk-weighted assets                11.91%         11.41%          9.89%          9.12%         11.40%

  Non-performing loans                                13,768         15,042         19,872         27,377         32,955
  Foreclosed assets, net                               3,712          5,756          8,339         10,018          6,893
                                                    --------       --------       --------       --------       --------

    Total non-performing assets                       17,480         20,798         28,211         37,395         39,848

  Allowance for credit losses                          6,906 (b)      6,803 (b)      6,979 (b)     13,937 (b)      3,674
  Allowance as a percentage of non-performing loans     50.2%          45.2%          35.1%          50.9%          11.1%

  Number of banking offices                               22             22             23             22             10

STATISTICAL DATA:
  Net interest rate spread                              2.67%          2.76%          2.55%          3.04%          2.68%
  Net yield on average interest-earning assets          2.97           2.94           2.68           3.24           3.02
  Return on average assets                              0.63           0.47           0.54           0.66           0.13
  Return on average stockholders' equity                9.95           8.34          10.30           8.44           1.47
  Average stockholders' equity to average assets        6.31           5.58           5.26           7.80           8.54
  Dividend payout ratio (a)                               --            ---            ---            ---          69.79

(a) Adjusted retroactively to reflect stock dividends declared.
(b) Includes $1.2 million, $1.8 million, $2.3 million and
     $10.4 million, allocated to loans acquired as part of the Burritt transaction, for December 31, 1995, 1994, 1993 and 1992, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS
GENERAL
     DS Bancor, Inc. (the "Company" or "DS Bancor") is the holding company for Derby Savings Bank ("Derby Savings" or the "Bank"). The Company's principal asset consists of all of the outstanding shares of Derby Savings Bank. Derby Savings is a state chartered savings bank headquartered in Derby, Connecticut. The Bank, which was organized in 1846, conducts business from 22 banking offices located in New Haven, Fairfield and Hartford counties.
     Deposits at Derby Savings are federally insured by the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation (the "FDIC") and the Bank is subject to comprehensive regulation, examination and supervision by the FDIC and the Banking Commissioner of the State of Connecticut. The Company, as a bank holding company, is subject to regulation by the Board of Governors of the Federal Reserve System.
     BUSINESS. Derby Savings is primarily engaged in the business of obtaining funds in the form of deposits and borrowings and investing such funds in residential and commercial mortgage loans, other consumer and commercial loans, and a variety of investment securities.
     Deposits are the primary source of funds for the Bank. In obtaining deposits, Derby Savings faces strong competition from other financial institutions both inside and outside of its primary market areas. In order to attract and retain deposits, management has continually broadened the line of products and related services to meet the diverse investment objectives of its depositors. The Bank offers a variety of deposit products including consumer and commercial checking accounts, money market accounts, flexible term certificates of deposit, retirement accounts, regular savings and automated teller machines with a link to regional and international shared networks.
     As a Connecticut chartered savings bank, Derby Savings has statutory authority to invest funds in a multiplicity of assets. The Bank has historically concentrated its lending activities in the consumer segment of the Bank's market area, primarily in the origination of first mortgage loans for the purchase, refinance or construction of one-to-four family homes. Complementing the business of financing residential real estate, the Bank also has emphasized the origination of home equity lines of credit ("HELOC's"). Apart from residential mortgage loans, HELOC's represent the single most significant loan product offered by the Bank.
     While the Bank expects that residential first mortgage loans and HELOC's will continue to constitute the preponderance of new loan originations, the Bank has begun implementing strategies and allocating resources to increase the level of commercial real estate lending and small business lending within its market area. During 1995 the Bank converted to a new commercial loan data processing system and added employees experienced in commercial real estate lending and commercial and industrial lending, including Small Business Administration (SBA) loans. Going forward the Bank will focus on growing revenues, improving interest margins and diversifying the loan portfolio through enhanced business development efforts in these areas.
     BRANCH OFFICES.     During the past several years, the Bank has pursued a
diversified branching strategy which departs from the design of traditional banking facilities. The focus of this strategy is to design branch facilities to meet the demographic needs of the Bank's target market while minimizing the Bank's cost of operations and maximizing customer service. All of the Bank's branches offer a full range of deposit and loan products. Seventeen of the Bank's branches are traditional full-service offices which, among other things, offer full teller and platform customer service, drive-up window service and automated teller machines. The design of five of the Bank's branch offices departs from traditional banking facilities with the absence of conventional teller stations and drive-up windows. These "Savings Centers" are designed to emphasize the issuance of certificate of deposit products through the delivery of superior personalized service in a non-traditional banking environment.
     In January 1996, the Bank relocated its Stratford branch office. The original Stratford office, opened in 1989 as a Savings Center, experienced significant growth in its deposit base and corresponding customer transaction activity, outstripping the physical capacity of the facility. To better serve existing customers, and to provide for continued growth, the office was relocated within Stratford to a high traffic retail area known as Paradise Green. The new facility, which is in close proximity to the former office, is a traditional branch offering full teller and platform customer service and an automated teller machine.
     In keeping with the Bank's overall strategy as a broad-based community bank, the Bank has filed an application for the establishment of a new, full service branch office in the town of Hamden. The Hamden location will expand the Bank's service area within New Haven county and complement the Bank's existing branch network. It is anticipated that the Hamden branch will be opened in mid-1996. In addition, the Bank is actively searching for new branch sites which will offer an opportunity to increase earnings, build upon the Bank's existing retail network and enhance the franchise value of the Company.

     TECHNOLOGY. The technology revolution taking place in the banking industry today is having a dramatic impact on the delivery of quality customer service and products. Recognizing the vital role that technology plays in the Bank's ability to compete effectively, the Bank undertook and completed a comprehensive review and analysis of its data processing systems in 1995. The systems study culminated in the selection of a third party data processing provider and a commitment by the Company to invest in system improvements.
These enhancements, already underway at year-end, will serve as the platform allowing the Bank to deliver quality products and services in a cost effective and efficient manner as we approach the 21st century.
     REGULATORY MATTERS. In August 1995, the Federal Deposit Insurance Corporation and the Connecticut Banking Commissioner terminated the Memorandum of Understanding (the "Memorandum") originally entered into with Derby Savings in 1992. The Memorandum, as amended, required, among other things, that the Bank achieve a tier 1 capital to total assets ratio of at least 5.75% and that adversely classified assets and delinquent loans be reduced to certain targeted levels. Additionally, the Memorandum had limited the payment of cash dividends by the Bank to DS Bancor to the Company's debt service and non-salary expenses.
     DIVIDENDS.    The Company paid 5% stock dividends in March and November
1995. The per share amounts for the current and prior periods have been retroactively adjusted to give effect to this stock dividend. On January 23, 1996, the Board of Directors of the Company declared a cash dividend of $.06 per share on its common stock, payable March 1, 1996 to stockholders of record on February 16, 1996.
     DERBY FINANCIAL SERVICES.   Complementing the financial services offered to
the communities served by the Bank, Derby Financial Services, the Bank's wholly owned subsidiary, began offering brokerage services in 1993. Through an arrangement with Liberty Securities Corporation, a NASD registered broker-dealer, the products offered include various equity securities, bonds and mutual funds.

FINANCIAL CONDITION
     GENERAL. The Company's assets totaled $1,254.5 million at December 31, 1995, representing a $31.8 million or 2.6% increase from year end 1994. This level of growth was consistent with the $28.6 million or 2.4% increase experienced in 1994. Asset growth in 1995 was attributable to growth in the Bank's loan portfolio which was essentially funded by an increase in the Bank's deposit base.
     In determining the appropriate type and mix of the Company's assets and liabilities, management seeks to maximize current and future net interest income within acceptable levels of interest rate and credit risk, while simultaneously meeting customer needs and satisfying liquidity and capital requirements. The Company's statement of position reflects management's continuous pursuit of an allocation of resources and funding sources necessary to achieve these objectives.
     SOURCES AND USES OF FUNDS.    The assets of the Company are primarily
invested in loans to individuals and, to a lesser extent, the businesses located in the Bank's market area. At December 31, 1995, loans totaled approximately $882.2 million, representing 70.3% of the Company's assets, compared to $846.2 million or 69.2% of total assets at December 31, 1994. Investment securities of $320.2 million or 25.5% of total assets remained virtually unchanged from $322.1 million or 26.3% of total assets at prior year end. Cash and cash equivalents were $20.7 million at December 31, 1995 compared to $18.6 million at December 31, 1994. All other assets of $38.2 million at year end 1995 reflected a decline from $42.5 million at year end 1994. The decline in other assets was primarily attributable to a $2.0 million reduction in foreclosed assets and a $4.0 million reduction in the net deferred income tax asset during 1995 resulting from the tax effect attributable to the change in the unrealized gain/loss on securities available-for-sale.
     LOANS. The Company's loan portfolio is segregated into three broad categories of loans: mortgage, consumer and commercial. The Company's investment in mortgage loans totaled $737.4 million, representing 58.8% of total assets and 83.6% of total loans at year end 1995. Mortgage loans, including $2.0 million of loans held-for-sale at December 31, 1995 and $55.2 million of loans held-for-sale at December 31, 1994, increased by $13.1 million or 1.8% during 1995.
     The Bank's investment in mortgages is primarily secured by residential properties and, to a lesser extent, multi-family housing. This portfolio also includes financing for commercial real estate and real estate development and construction. Loans to finance one-to-four family residences totaled $691.6 million or 78.4% of the Bank's total loan portfolio at year end 1995 compared to $684.7 million, or 80.9% of the total loan portfolio, at year end 1994.
     During 1995, the volume of residential mortgage loan originations in the Bank's market area, at requisite rates of return and interest rate sensitivity,
was inadequate to support the Bank's demand.      As in prior years, the Bank
supplemented its own local loan originations with the purchase of single family adjustable rate mortgage loans. The Bank purchased $97.1 million of these loans during 1995 compared to $21.9 million in 1994.
     Multi-family housing loans totaled $11.2 million or 1.3% of the total loan portfolio at year end 1995 compared to $8.7 million or 1.0% of the total loan portfolio at year end 1994. Loans to finance commercial real estate totaled $31.1 million or 3.5% of the total loan portfolio at December 31, 1995, representing an increase of $2.6 million from the prior year end. In an effort to expand this portfolio, the Bank added an experienced commercial real estate loan officer to its staff in the fourth quarter of 1995.
     Loans to finance real estate construction, primarily residential condominiums and single family residences, increased slightly to $3.5 million or 0.4% of total loans at December 31, 1995 from $2.4 million or 0.3% of total loans at year end 1994. Unadvanced construction commitments approximated $2.1 million at year end 1995 compared to $1.8 million at year end 1994.
     As local residential mortgage loan origination activity declined, increased emphasis was given by the Bank to financing the growing needs of the consumer
loan market.   The Company's investment in consumer loans increased by 28.2%
from $98.2 million at December 31, 1994 to $125.9 million at December 31, 1995. The Company's investment in consumer loans represented 10.0% of total assets at year end 1995 compared to 8.0% at year end 1994.
     The consumer loan portfolio is primarily comprised of home equity lines of credit, which complement the Bank's primary business of providing financing for single family residences. The home equity line of credit, which is collateralized by the equity in residential real property, has become the Bank's second largest investment in loans. HELOC's totaled $144.0 million, with $78.5 million in use at year end 1995 compared to $130.5 million, with $70.3 million in use at year end 1994. HELOC's in use accounted for 62.4% of consumer loans and 8.9% of total loans at December 31, 1995 compared to 71.6% and 8.3%, respectively, at December 31, 1994.
     The remainder of the consumer loan portfolio is substantially comprised of home equity loans and automobile loans. Home equity loans increased by $2.5 million or 12.8% to $21.7 million at December 31, 1995 compared to the prior year end. Automobile loans increased from $2.3 million at December 31, 1994 to $17.9 million at December 31, 1995. The growth in the Bank's automobile loan portfolio was attributable to the periodic purchase of $16.6 million of loans from a third party provider.
     In addition to mortgage and consumer lending, the Company also provides credit to businesses located within the Bank's market area. The Bank's commercial lending department invests in loans for the development of real estate and other business needs. The Bank's investment in commercial loans totaled $19.0 million at year end 1995, reflecting a $4.7 million or 20.0% decrease from the $23.7 million invested at year end 1994. At December 31, 1995, $3.6 million or 18.9% of this portfolio was invested in loans for the development of real estate and $15.4 million or 81.1% was invested in loans for various business needs. Unadvanced real estate development commitments totaled $1.6 million at year end 1995 compared to $1.1 million at year end 1994.
     In an effort to diversify the assets of the Company, in tandem with increasing the allocation of resources in interest rate sensitive loans, the Bank increased its commercial lending staff with the addition of a loan officer experienced in SBA lending and accounts receivable financing. The Bank has established two regional offices, located in Derby and New Britain, to pursue the origination of commercial loans. Each location is staffed with loan officers as well as support staff. In addition to business calls made by commercial loan officers, the Bank also relies on branch managers to assist in the development of new business activity and to service existing relationships.
     INVESTMENT SECURITIES. The Bank's securities portfolio was $320.2 million or 25.5% of total assets at December 31, 1995, virtually unchanged from $322.1 million or 26.4% at December 31, 1994. The securities portfolio serves primarily as a source of liquidity and as a vehicle to help balance the interest rate sensitivity of the Bank. Notwithstanding the need for liquidity and interest rate sensitivity, the portfolio is also structured for yield.
     The Bank adopted Statement of Financial Accounting Standards No. 115
("SFAS 115") as of December 31, 1993. Under the provisions of SFAS 115 the Bank's securities are classified into one of three categories:
held-to-maturity, available-for-sale or trading (see Consolidated Financial Statements--Notes 1 and 2). At December 31, 1995, the Bank had securities totaling $77.9 million classified as held-to-maturity, compared to $104.7 million at December 31, 1994. These investments are primarily comprised of intermediate and long-term fixed rate mortgage-backed securities and are carried at amortized cost.
     Securities classified as available-for-sale at December 31, 1995 totaled $241.1 million compared to $216.7 million at December 31, 1994. The available-for-sale category at year end 1995 was principally comprised of mortgage-backed securities with adjustable rate interest features. SFAS 115 also requires that securities classified as available-for-sale be carried at fair value with unrealized gains and losses, net of tax effect, reported as a separate component of Stockholders' equity. At December 31, 1995, the Bank had unrealized gains, net of tax effect, of $0.4 million compared to net unrealized losses, net of tax effect, of $5.6 million at December 31, 1994. The $6.0 million adjustment of unrealized gains reflected in Stockholders' Equity was, in part, the result of the sale of $52.9 million of investment securities at a net loss of $1.1 million and the decline in interest rates that occurred during 1995.
     The Financial Accounting Standards Board (FASB) issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," that provided additional guidance relating to the application of SFAS 115. In connection with the issuance of this Special Report, the FASB allowed financial institutions to review their portfolio classification between held-to-maturity, available-for-sale and trading and make a one-time reclassification of securities between categories during the period from November 15, 1995 to December 31, 1995. As a result of the reassessment between classifications of its portfolio, the Bank reclassified $20.4 million of securities from the held-to-maturity category to the available-for-sale category. The reallocated securities were mortgage-backed passthroughs that exhibited certain levels of price volatility given movements in interest rates.
     The trading portfolio, which consists of equity securities, totaled $1.2 million at year end 1995 compared to $0.8 million at December 31, 1994. During 1995, the Bank recognized a net trading gain of $516,000 from securities sales of $5.9 million. This portfolio is carried at fair value with changes in unrealized gains or losses reflected in earnings. At December 31, 1995, the trading portfolio had unrealized holding gains of $23,000 compared to unrealized holding losses of $148,000 at December 31, 1994. These amounts are reflected in the Company's Consolidated Statements of Earnings for the years ended December 31, 1995 and 1994, respectively.
     FUNDING SOURCES. The investment activities of the Bank are funded from several sources. The primary source of funds is provided by local depositors and is complemented by advances from the Federal Home Loan Bank of Boston ("FHLBB"). In addition, the Bank is provided with a steady flow of funds from the amortization and prepayment of loans as well as the amortization and maturity of securities. The Bank also derives funds, from time to time, through the sale of loans into the secondary market and the sale of securities.
     In 1995, deposits increased by $30.4 million or 3.0%, after interest credited of $46.2 million, from $1.027.7 million, funding 84.1% of total assets at year end 1994, to $1.058.1 million, funding 84.3% of total assets at year end 1995. In comparison, deposits increased by $21.5 million or 2.1% after interest credited of $35.9 million in 1994. Retail deposits are essentially derived from the communities in which the Bank's offices are located. The Bank offers a wide variety of deposit accounts which include money market deposit accounts, certificates of deposit and regular savings.
     The Bank also utilizes the FHLBB as an alternative source of funds. At year end 1995, FHLBB advances totaled $96.9 million, funding 7.7% of total assets, compared to $111.1 million, funding 9.1% of total assets at year end 1994. The flexibility, pricing and repricing characteristics of the funding alternatives offered by the FHLBB have allowed the Bank to match-fund fixed rate commercial mortgage loans, one year adjustable rate mortgage loans and home equity lines of credit. The Bank has also employed funds from the FHLBB to fund the purchase of various mortgage-backed securities.
     Amortization, prepayments and the sale of loans into the secondary market supplied the Bank with an additional $211.9 million in investable funds in 1995, compared to $123.0 million in 1994. In keeping with the Bank's asset and liability management objectives (see "Asset/Liability Management"), the Bank periodically may sell loans. The Bank has retained servicing on all loans that have been sold and was servicing $147.1 million of mortgage loans for others at December 31, 1995.
     ASSET/LIABILITY MANAGEMENT.   The primary function of the Company's asset
and liability management program is to identify and manage interest rate risk and allocate the resources of the Bank to stabilize and increase the level of net interest income through all phases of the business cycle and resulting interest rate levels. This objective is administered through the matching of the interest rate sensitivity of the Bank's sources and uses of funds. The Bank's Asset Liability Management Committee is responsible for managing interest rate risk within tolerable variances as established in the Company's Asset/Liability Policy.
     The Bank monitors the overall interest rate sensitivity of its financial structure through simulation modeling under various levels of interest rates and attendant volumes. Interest rate sensitivity is measured and managed based on information provided by an earnings simulation model that is used to evaluate the effect of prospective upward and downward changes in interest rates on net interest income and net income. The model includes maturity and repricing information as well as additional assumptions which affect balances under various interest rate scenarios, such as the susceptibility of loans and mortgage-related securities to prepayment variations. At December 31, 1995, the simulated impact of rising and falling interest rate environments on net interest income was within the Board-approved tolerance levels.
     The Company also monitors its exposure to interest rate risk as reflected in the difference between rate sensitive assets and rate sensitive liabilities repricing within various time frames, commonly referred to as "static gap." While this evaluation of interest rate sensitivity is useful, it fails to accurately reflect the impact of volumes and timing of interest rate sensitivity. Although the Bank does not rely on the static gap analysis as an accurate measure of interest rate risk, it does in general strive to maintain a ratio of rate sensitive assets to rate sensitive liabilities over a time horizon of one year, within a range of 90% to 110%. The ratio of interest-sensitive assets to interest-sensitive liabilities, as measured over a twelve month horizon at December 31, 1995, was 97.7% compared to 91.1% at year end 1994.
     To minimize the interest rate risk associated with its loan portfolio, the Company emphasizes the origination of interest rate sensitive loans. In 1995, the Bank originated $44.9 million in mortgage loans, of which $29.1 million or 64.8% had adjustable rate features, compared to $127.2 million or 77.0% with adjustable rate features for 1994. Even though the Bank remained competitive in its loan pricing, the decline in mortgage loan originations in 1995 compared to 1994 was reflective of the soft real estate market in Connecticut and the sluggish demand for both home purchases and refinancings. In response to the inadequate local loan demand, the Bank supplemented mortgage loan originations with the purchase of single family adjustable rate mortgage loans. These purchases totaled $97.1 million during 1995 compared to $21.9 million during 1994. At December 31, 1995, adjustable rate mortgage loans of $554.4 million comprised 74.8% of total mortgage loans. In addition, the Bank originated $50.8 million of HELOC's in 1995 which adjust to changes in the prime rate, compared to $31.3 million in 1994. At December 31, 1995, adjustable rate HELOC's outstanding of $78.5 million accounted for 62.4% of consumer loans compared to $70.4 million or 71.6% at year end 1994.
     As an integral part of interest rate risk, the Bank closely monitors the composition of fixed and variable rate loans in the loan portfolio. From time to time, in order to achieve the desired balance between interest sensitive assets and liabilities and to be able to meet the credit needs of the local community, the Bank sells mortgage loans in the secondary market. The Company sold $32.6 million in loans in 1995 of which $7.4 million were fixed rate and $25.2 million were adjustable rate. In 1994 the Company sold $12.1 million in mortgage loans, all of which were fixed rate. At December 31, 1994, the Bank had $55.2 million in loans which were identified as held-for-sale, of which $7.6 million were fixed rate and $47.6 million were adjustable rate. Of the $55.2 million in loans identified as held-for-sale at December 31, 1994, $29.3 million were sold in 1995 with the remainder returned to the Bank's loan portfolio.
     During 1995, as interest rates trended downward, the interest rate sensitivity of deposits increased slightly as customers opted to shorten the maturity of their term deposit accounts. By the latter half of the year, the decline in interest rates reached a level at which interest rates on maturing deposit accounts approximated then current deposit interest rates and, as such, indicated a stabilization in the cost of this funding source. The steady flow of funds from regular savings to higher yielding deposit accounts, however, caused a rise in the overall cost of deposits. The regular savings account type has historically been classified as a fixed rate long-term core deposit funding source. However, as rates declined and the rate on this account type was reduced, the account took on characteristics of a variable rate product.
Regular savings accounts declined from $213.6 million or 20.8% of total deposits at year end 1994 to $185.6 million or 17.5% of total deposits at year end 1995. Term certificates of deposit increased $50.9 million or 9.6% during 1995, representing 54.8% of total deposits compared to 51.5% of total deposits at year end 1994.
     The Company manages the interest rate sensitivity of its source of funds by attracting longer term certificates of deposit when the market will permit, emphasizing core deposits which are less sensitive to changes in interest rates, and borrowing longer term FHLBB advances. At December 31, 1995, interest-sensitive liabilities subject to interest rate adjustments in the next twelve months, primarily comprised of deposits, and to a lesser extent, advances from the FHLBB, totaled $902.7 million. In comparison, at year end 1994, this amount totaled $886.0 million. The $16.7 million increase in rate sensitive liabilities was more than offset by an increase in rate sensitive assets during this period, resulting in a more evenly matched static gap position relative to year end 1994. At December 31, 1995, rate sensitive assets subject to interest rate adjustments in the next twelve months, primarily comprised of adjustable rate loans, and to a lesser extent, variable rate securities, totaled $879.4 million compared to $807.1 million at year end 1994.
     The following table summarizes the Company's interest-sensitive assets and interest-sensitive liabilities at December 31, 1995 that mature or reprice during the various time periods noted. Loans are net of deferred loan fees, premiums and discounts, and non-accruing loans.


DECEMBER 31, 1995                                    MORE THAN  MORE THAN  MORE THAN   MORE THAN  MORE THAN
                                                    SIX MONTHS  ONE YEAR  THREE YEARS FIVE YEARS  10 YEARS
                                        SIX MONTHS    TO ONE    TO THREE    TO FIVE     TO TEN      TO 20     MORE THAN
                                          OR LESS      YEAR       YEARS      YEARS       YEARS      YEARS     20 YEARS   TOTAL
                                        ----------  ---------- ----------  ---------   ---------  ---------   --------- ---------
                                                             (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS:
  Investments:
    Securities                            $182,760    $64,029    $38,569    $18,783     $4,903     $4,632       $198   $313,874
    Federal funds sold                       2,305         --         --         --         --         --         --      2,305
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------
  Total investments                        185,065     64,029     38,569     18,783      4,903      4,632        198    316,179
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------

  Loans:
    Fixed-rate mortgages                     5,283      5,510     23,872     24,280     53,451     47,311     24,850    184,557
    Adjustable-rate mortgages              286,666    218,139     17,955     12,248      4,029      3,104         --    542,141
    Consumer loans                          87,977      9,199     16,276      3,869      5,104      2,072         --    124,497
    Commercial loans                        17,472         15         85         28        141         19         --     17,760
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------

  Total loans                              397,398    232,863     58,188     40,425     62,725     52,506     24,850    868,955
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------

TOTAL INTEREST-SENSITIVE ASSETS           $582,463   $296,892   $ 96,757   $ 59,208   $ 67,628   $ 57,138   $ 25,048 $1,185,134
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------

LIABILITIES:
  Regular & club savings                  $185,610   $     --   $     --   $     --    $    --   $     --   $     -- $  185,610
  Certificates of deposit                  228,352    156,769    137,999     56,691         --         --         --    579,811
  Money market accounts                    209,265         --         --         --         --         --         --    209,265
  NOW accounts                              47,460         --         --         --         --         --         --     47,460
  FHLBB advances                            54,412     18,554     20,790      3,120         --         --         --     96,876
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------

TOTAL INTEREST-SENSITIVE LIABILITIES      $725,099   $175,323   $158,789    $59,811    $    --   $     --   $     -- $1,119,022
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------- ----------

GAP (repricing difference)               ($142,636)  $121,569   ($62,032)     ($603)   $67,628   $ 57,138   $ 25,048
Cumulative GAP                           ($142,636)  ($21,067)  ($83,099)  ($83,702)  ($16,074)  $ 41,064   $ 66,112
Cumulative GAP/total assets                  -11.4%      -1.7%      -6.6%      -6.7%      -1.3%       3.3%       5.3%

Ratio of interest-sensitive assets
  to interest-sensitive liabilities           80.3%     169.3%      60.9%      99.0%                                      105.9%

Cumulative ratio of interest-sensitive
  assets to interest-sensitive liabilities               97.7%      92.2%      92.5%      98.6%     103.7%     105.9%

     ASSET QUALITY. The Connecticut economy, although showing some signs of economic vitality, continues to lag behind the national recovery. Nonetheless, the Company has experienced continued success in 1995 in the reduction of non-performing assets. Non-performing assets, which include loans past due 90 days or more, non-accrual loans, and foreclosed assets (see Consolidated Financial Statements - Note 1) declined by $3.3 million or 16% during the year ended December 31, 1995 compared to the prior year period. Non-performing assets comprised 1.4% of the Company's total assets at year end 1995 compared to 1.7% at prior year end.
     The following table summarizes the Bank's non-performing loans and foreclosed assets ("non-performing assets"), and restructured loans:


                                                DECEMBER 31,
                          -----------------------------------------------------
                            1995        1994       1993        1992       1991
                            ----        ----       ----        ----       ----
                                          (AMOUNTS IN THOUSANDS)
Non-accrual loans:
   Mortgage               $10,658     $11,000    $12,302     $18,387    $18,984
   Consumer                 1,421       1,280      1,789       2,082      1,616
   Commercial               1,210       1,576      3,215       3,901      8,108
                          -------     -------    -------     -------    -------
Total                      13,289      13,856     17,306      24,370     28,708
                          -------     -------    -------     -------    -------
Accruing loans past
   due 90 days:
   Mortgage                   442       1,186      2,317       3,006      4,096
   Consumer                    37         ---        249           1        151
                          -------     -------    -------     -------    -------
Total                         479       1,186      2,566       3,007      4,247
                          -------     -------    -------     -------    -------

Total non-performing
   loans                   13,768      15,042     19,872      27,377     32,955
                          -------     -------    -------     -------    -------

Foreclosed assets           3,942       6,195      9,379      10,456      7,305
Valuation allowance          (230)       (439)    (1,040)       (438)      (412)
                          -------     -------    -------     -------    -------
Total, net                  3,712       5,756      8,339      10,018      6,893
                          -------     -------    -------     -------    -------

Total non-performing
   assets                 $17,480     $20,798    $28,211     $37,395    $39,848
                          -------     -------    -------     -------    -------
                          -------     -------    -------     -------    -------

Restructured loans        $ 4,385     $ 4,213    $ 2,273     $ 8,262    $ 6,985
                          -------     -------    -------     -------    -------
                          -------     -------    -------     -------    -------

     NON-PERFORMING LOANS. Non-performing loans include non-accrual loans and accruing loans past due 90 days or more. It is the Company's general policy to account for a loan as non-accrual when the loan becomes 90 days delinquent or when collection of interest becomes doubtful. In certain cases, loans may remain on accrual status past 90 days when it is determined that continued accrual is warranted because the loan is well secured and in the process of collection.
     As detailed in the table above, the level of non-performing loans declined by $1.2 million or 8.5% from $15.0 million at year end 1994 to $13.8 million at year end 1995. Non-performing mortgage loans of $11.1 million or 80.6% of total non-performing loans at December 31, 1995, declined $1.1 million from prior year end. Non-performing consumer loans of $1.5 million or 10.6% of total non-performing loans at December 31, 1995 increased by $0.2 million from prior year end. Commercial non-performing loans of $1.2 million or 8.8% of total non-performing loans, declined by $0.4 million during 1995.
     FORECLOSED ASSETS. During 1995 the Bank continued to make significant progress in reducing the level of foreclosed assets. At year end 1995, the Bank had $3.7 million in foreclosed assets, consisting of 27 properties compared to $5.8 million, consisting of 37 properties at year end 1994.
     In addition to the personnel assigned to loan review and the collection/workout area, the Bank has an officer responsible for the management and sale of foreclosed assets. This crucial function of the Bank is supported by a standing committee of the Board of Directors, comprised of individuals experienced in the areas of real estate sales and development, which was established to assist and give advice on the management and disposition of troubled assets.
     To the extent that the Bank ultimately takes title to troubled assets, the Bank has established several programs to facilitate the timely disposition of foreclosed assets. The foundation of these programs is to establish fair and realistic value for foreclosed assets, taking into consideration the potential opportunity cost associated with lengthy marketing time. The Bank augments this pricing policy through preferred Bank financing, including special first-time home-buyer programs. To further expand sales efforts and reduce marketing time, the Bank also maintains consistent marketing programs and premium realtor commissions. The employment of these programs has enabled the Bank to sell and close on 59 properties for an aggregate consideration of $4.6 million in 1995. During the prior year, the Bank sold and closed on 60 properties for an aggregate consideration of $6.2 million.
     During the past several years, as the volume of assets acquired by the Bank through the foreclosure process increased and the value of the underlying real estate declined, the Bank adopted a policy of reappraising foreclosed assets on at least an annual basis. This policy has assisted the Bank in quantifying the net realizable value of these assets and has provided the basis, as necessary, for subsequent write-downs of the carrying amount of these assets.
Additionally, in order to provide for unidentified and possible future declines in the value of foreclosed assets, the Bank maintains an allowance for estimated losses on foreclosed assets through a provision which is charged to and included in foreclosed asset expense. In 1995, the Bank provided $1.5 million to this allowance compared to $2.2 million in 1994. During 1995, the Bank charged $1.7 million in specific write-downs against this allowance compared to $2.8 million during the prior year. At December

31, 1995, the allowance for estimated losses on foreclosed assets totaled $0.2 million compared to $0.4 million at year end 1994.
     RESTRUCTURED LOANS. In addition to non-performing assets, the Company also had $4.4 million of restructured loans at year end 1995 compared to $4.2 million at year end 1994. Loans are considered restructured when the Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession that it would not otherwise grant. Restructured debt may include changing repayment terms, reducing stated interest rates and reducing the amounts of principal and/or interest due, or extending the maturity date. The restructuring of a loan is intended to recover as much of the Company's investment as possible. Restructured loans do not include $1.8 million of modified one-to-four family residential mortgage loans at December 31, 1995. Residential loans are considered modified when the original terms of the loan are changed to accommodate short-term financial difficulties of the borrower. The terms of the modified one-to-four family residential mortgage loans are consistent with loans then currently written on purchase money mortgages and refinances and the borrowers meet income guidelines and other underwriting criteria based on the terms of the modified loan.
     DELINQUENT LOANS. One of the measures used to identify the trends in non-performing assets is the level of loans past due 60 days. As noted in the table below, the amount of loans past due 60 days has increased to $9.3 million at December 31, 1995, representing 1.1% of the total loan portfolio compared to $6.1 million or 0.7% of the total loan portfolio at year end 1994. This increase suggests that the level of non-performing assets may increase in 1996. However, management believes that the increase is temporary and does not indicate a trend toward higher levels of non-performing assets.
     The following table summarizes the Bank's accruing loans past due 60 days:


                                                 DECEMBER 31,
                          -----------------------------------------------------
                            1995        1994        1993       1992       1991
                            ----        ----        ----       ----       ----
                                               (AMOUNTS IN THOUSANDS)
Loans past due 60 days:
      Mortgage            $ 8,111     $ 5,014     $ 7,369    $ 8,829    $ 9,072
      Consumer                994       1,015         651        815        525
      Commercial              203          62         ---         95        353
                          -------     -------     -------    -------    -------
Total                     $ 9,308     $ 6,091     $ 8,020    $ 9,739    $ 9,950
                          -------     -------     -------    -------    -------
                          -------     -------     -------    -------    -------

      ALLOWANCE FOR CREDIT LOSSES. In order to maintain the quality of the loan portfolio, as well as to provide for potential losses that are inherent in the lending process, the Bank controls its lending activities through adherence to loan policies adopted by the Board of Directors and stringent underwriting standards.

The Company maintains an allowance for credit losses to provide for possible losses within the loan portfolio.
     The following table sets forth non-performing loans and the Allowance for credit losses at the dates indicated:


                                                               DECEMBER 31,
                       ---------------------------------------------------------------------------------------------------
                                             1995                                            1994
                       --------------------------------------------------  -----------------------------------------------
                                                       (DOLLAR AMOUNTS IN THOUSANDS)
                                                            ALLOWANCE FOR                                    ALLOWANCE FOR
                          NON-PERFORMING LOANS              CREDIT LOSSES      NON-PERFORMING LOANS          CREDIT LOSSES
                          --------------------              -------------      --------------------          -------------
                                                                % OF NON-                                        % OF NON-
                                    % OF LOANS                 PERFORMING                % OF LOANS             PERFORMING
LOAN TYPE              BALANCE      OUTSTANDING   BALANCE         LOANS    BALANCE      OUTSTANDING BALANCE          LOANS
---------              -------      -----------   -------      ----------  -------      ----------- -------     ----------
Mortgage
   1-4 Family          $ 7,251            1.0%                             $ 8,095            1.2%
   Commercial            1,495            4.8                                1,643            5.8
   Multi-family          2,354           21.1                                2,448           28.2
                       -------                                             -------
Total                   11,100            1.5    $ 4,183           37.7%    12,186            1.7   $  4,495          36.9%
                       -------                                             -------

Consumer
   HELOC                   978            1.2                                  816            1.2
   All other               480            1.0                                  464            1.7
                       -------                                             -------
Total                    1,458            1.2      1,751          120.1      1,280            1.3      1,266          98.9
                       -------                                             -------

Commercial
   Real estate
    development            314            8.7                                  788           20.9
   All other               896            5.8                                  788            4.0
                       -------                                             -------
Total                    1,210            6.4        972           80.3      1,576            6.6      1,042          66.1
                       -------                                             -------                  --------

Total Loans            $13,768            1.6    $ 6,906           50.2    $15,042            1.8   $  6,803          45.2
                       -------                                             -------                  --------
                       -------                                             -------                  --------

     The Allowance for credit losses is maintained through provisions charged to income. These provisions are determined on a quarterly basis based upon management's review of the anticipated uncollectability of loans, current economic conditions, historical trend analyses, real estate deflation factors, overall portfolio quality, specific problem loans and an assessment of the adequacy of the Allowance for credit losses. Based on these factors, the Company provided $2.5 million to the Allowance for credit losses during 1995 compared to $2.3 million during 1994. During the year ended December 31, 1995, the Bank wrote off $2.4 million (net of recoveries). At December 31, 1995, the Allowance for credit losses totaled $6.9 million which includes $1.2 million allocated to the loans acquired in the Burritt transaction (see Consolidated Financial Statements--Note 13). In comparison, the Allowance for credit losses totaled $6.8 million at year end 1994 which included $1.8 million allocated to the loans acquired in the Burritt transaction. The Allowance for credit losses represented 50.2% of non-performing loans at year end 1995, compared to 45.2% at year end 1994.

     The following table summarizes the transactions in the Allowance for credit losses for the periods indicated:


                                               AT AND FOR THE YEARS ENDED DECEMBER 31,
                                               ---------------------------------------
                                                  1995           1994           1993
                                                -------        -------        -------
                                                         (AMOUNTS IN THOUSANDS)
Mortgage Loans
  Balance at beginning of period                $ 4,495        $ 4,605        $11,166
  Provision for credit losses                     1,725          1,675          1,925
  Acquired allowance                                ---            ---         (5,958)
  Loan charge-offs                               (2,306)        (1,848)        (2,857)
  Recoveries                                        269             63            329
                                                -------        -------        -------
  Balance at end of period                      $ 4,183        $ 4,495        $ 4,605
                                                -------        -------        -------
                                                -------        -------        -------

Consumer Loans
  Balance at beginning of period                $ 1,266        $ 1,193         $1,987
  Provision for credit losses                       800            600             50
  Acquired allowance                                ---            ---             (5)
  Loan charge-offs                                 (399)          (573)          (860)
  Recoveries                                         84             46             21
                                                -------        -------        -------
  Balance at end of period                      $ 1,751        $ 1,266        $ 1,193
                                                -------        -------        -------
                                                -------        -------        -------

Commercial Loans
  Balance at beginning of period                $ 1,042        $ 1,181           $784
  Provision for credit losses                       ---             50            500
  Loan charge-offs                                  (78)          (195)          (114)
  Recoveries                                          8              6             11
                                                -------        -------        -------
  Balance at end of period                      $   972        $ 1,042        $ 1,181
                                                -------        -------        -------
                                                -------        -------        -------

Total Allowance for Credit Losses
  Balance at beginning of period                $ 6,803        $ 6,979        $13,937
  Provision for credit losses                     2,525          2,325          2,475
  Acquired allowance                                ---            ---         (5,963)
  Loan charge-offs                               (2,783)        (2,616)        (3,831)
  Recoveries                                        361            115            361
                                                -------        -------        -------
  Balance at end of period                      $ 6,906        $ 6,803        $ 6,979
                                                -------        -------        -------
                                                -------        -------        -------

     LIQUIDITY. The Bank monitors its liquidity position to ensure that it is able to meet its need for funds. In general, the Bank maintains a level of asset-based liquidity which is consistent with its current business plan. The volume of liquid assets carried by the Bank will vary from time to time based on management's business objectives, which in part, will be influenced by expected economic activity. During periods of economic expansion, coupled with a commensurate increase in loan demand, or during a period of disintermediation, financial resources may be allocated from asset-based liquidity to fund these demands. In the event that asset-based liquidity is at a minimum, the Bank will rely upon liability based liquidity to augment its funding needs. This source of liquidity is primarily provided by the FHLBB. As a member of the FHLBB, the Bank is eligible to borrow against certain qualifying collateral assets as defined by the FHLBB. At December 31, 1995, the Bank had $759.7 million in qualifying collateral against which actual borrowings were $96.9 million.
     As of December 31, 1995, the Company had short-term liquid assets consisting of cash, due from banks, federal funds, unpledged available-for-sale securities, and loans held-for-sale of $252.6 million. The Company's short-term liquid assets represented 22.4% of the Company's liquidity base, defined as all withdrawable deposit accounts, less the unpaid balance of loans secured by such accounts, and the principal amount of all borrowings payable on demand in one year or less.
          CAPITAL RESOURCES. Stockholders' Equity at December 31, 1995 increased to $80.8 million from $67.1 million at December 31, 1994. The $13.7 million or 20.4% increase in Stockholders' Equity was primarily attributable to net income of $7.6 million for the year ended December 31, 1995 and a positive change in the unrealized gain/loss on securities available-for-sale, net of tax effect, of $6.0 million.
     The Federal Reserve Board (the "FRB") has adopted risk-based capital standards which require bank holding companies to maintain a minimum ratio of total capital to risk-weighted assets of 8.0%. Of the required capital, 4.0% must be tier 1 capital. Tier 1 capital is primarily common stockholders' equity and certain categories of perpetual preferred stock. As part of the Burritt transaction (see Consolidated Financial Statements--Note 13), Derby paid the FDIC a premium of $6.2 million. Of the premium paid, $5.0 million was recorded as a core deposit intangible. At December 31, 1995, the core deposit intangible totaled $2.8 million. This amount, in addition to approximately $142,000 of other intangible assets resulting from the transaction, are required to be deducted from the Company's and the Bank's capital prior to determining regulatory capital requirements. After giving effect to the transaction, the Company had a ratio of total capital to risk-weighted assets of 11.9% and a ratio of tier 1 capital to risk-weighted assets of 10.9% at December 31, 1995.
     The FRB has supplemented the risk-based capital requirements with a required minimum leverage ratio of 3% of tier 1 capital to total assets. The FRB indicated that all but the most highly rated holding companies, however, should maintain a leverage ratio of 4% to 5% of tier 1 capital to total assets. At December 31, 1995, the Company had a ratio of tier 1 capital to total assets of 6.2%.
     Derby Savings Bank is also required by the FDIC to meet risk-based ratios the same as those adopted by the FRB for the Company. At December 31, 1995, Derby Savings' ratio of total capital to risk-weighted assets was 11.8% and its ratio of tier 1 capital to risk-weighted assets was 10.8%.
     The FDIC has also adopted a minimum leverage ratio of 3% of tier 1 capital to total assets. The FDIC has also indicated that all but the most highly rated banks should maintain a leverage ratio of 4% to 5% of tier 1 capital to total assets. Derby Savings' ratio of tier 1 capital to total assets at December 31, 1995 was 6.1%.
          Under the FDIC's prompt corrective action regulation, a savings bank is considered: (i) "well capitalized" if the savings bank has a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater (provided the savings bank is not subject to an order, written agreement, capital directive or prompt corrective action to meet and maintain a specified capital level for any capital measure);
(ii)"adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a tier 1 risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% or greater if the institution is rated composite 1 in its most recent report of examination); (iii) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, a tier 1 risk-based capital ratio that is less than 4% (3% if the institution is rated composite 1 in its most recent report of examination); (iv)"significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, a tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%; and (v) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%. The regulation also permits the FDIC to determine that a savings bank should be placed in a lower category based on other information such as a savings institution's examination report, after written notice. At December 31, 1995, the Bank met the "well capitalized" criteria based on its capital ratios at that date.

RESULTS OF OPERATIONS
     GENERAL. The net income of the Company is principally derived from the banking operation of its wholly owned subsidiary, Derby Savings Bank. The net income of Derby Savings is dependent to a substantial extent on the difference between interest and fee income on its loans plus interest and dividends on its securities portfolio and its cost of money, consisting principally of the interest paid on its deposit accounts and, to a lesser extent, interest paid on its borrowings.
     The difference between interest income and interest expense is referred to as net interest income. The difference between the combined weighted average yield on loans and securities and the combined weighted average cost of deposits and borrowings is referred to as the net interest rate spread. Interest income from interest-earning assets depends primarily on the volume of such assets outstanding during the period and the interest rates and fees earned thereon. Derby Savings' interest expense is a function of the average amount of deposits and borrowed money outstanding during the period and the interest rates paid thereon.
     The following table reflects average yields and costs during the periods indicated:


                                                   FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------------------
                                              1995      1994      1993      1992      1991
                                              ----      ----      ----      ----      ----
Average yield:
  Mortgage loans                              7.41%     6.73%     7.23%     8.47%     9.75%
  Other loans                                 9.36      8.25      7.61      7.79      9.87
  Securities                                  6.40      5.75      5.17      6.25      7.86
    All interest-earning assets               7.34      6.58      6.54      7.87      9.51

Average cost:
  Deposits                                    4.57      3.61      3.81      4.59      6.71
  Borrowings                                  5.70      5.53      5.48      6.15      7.45
    All interest-bearing liabilities          4.67      3.82      3.99      4.83      6.83

Net interest rate spread                      2.67      2.76      2.55      3.04      2.68
Net yield on average
  interest-earning assets (a)                 2.97      2.94      2.68      3.24      3.02

      (a) NET INTEREST INCOME DIVIDED BY AVERAGE INTEREST-EARNING ASSETS.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994
     NET INCOME. Net income for the year ended December 31, 1995 was a record $7,613,000 or $2.45 per share (fully diluted) compared to $5,710,000 or $1.86 per share (fully diluted) for the prior year. Net income for 1995 represents a $1,903,000 or 33.3% increase above 1994 net income. The improvement in net income was primarily attributable to $0.5 million or 1.6% increase in net interest income, a $0.6 million or 18.8% increase in non-interest income and a $2.1 million or 8.1% decline in non-interest expense.
     For 1995, net income represented a return on average assets and a return on average stockholders' equity of 0.63% and 9.95%, respectively, compared to 0.47% and 8.34%, respectively, for 1994.
     INTEREST INCOME. Interest and fee income on loans and interest and dividends on the securities portfolio increased $9.3 million or 12.0% from $77.3 million during 1994 to $86.6 million during 1995. The increase in interest income realized in 1995 compared to 1994 highlights the success of the Company's strategy to place greater emphasis on variable rate loan products as opposed to securities, and also the continued reduction of non-performing assets. Average loans outstanding increased by $27.7 million or 3.4% and average investment securities decreased by $28.3 million or 8.2% in 1995 compared to 1994. The average yield on the Company's loan portfolio increased by 76 basis points (100 basis points equals 1%) from 6.95% for 1994 to 7.71% for 1995. The average yield on the Company's investment securities increased 58 basis points from 5.72% to 6.40%. The change in the mix of earning assets, combined with higher yields experienced on both loans and securities during 1995, resulted in an increase in the overall yield on earning assets from 6.58% in 1994 to 7.34% in 1995.
     The volume of average earning assets increased by $6.4 million or 0.5% from $1,173.8 million in 1994 to $1,180.2 million in 1995. Contributing to the growth in average earning assets, non-performing assets, which includes non-performing loans and foreclosed assets, declined 15.9% from $20.8 million or 1.7% of total assets at December 31, 1994 to $17.5 million or 1.4% of total assets at December 31, 1995. Average non-earning assets declined by $19.0 million or 36.5% between 1994 and 1995.
     INTEREST EXPENSE. Interest expense increased $8.8 million or 20.5% from $42.8 million during 1994 to $51.6 million during 1995. The increase in interest expense was due to a change in the mix of interest-bearing liabilities and an increase in the average cost of funds. Mitigating these factors, in part, was a decline in average interest-bearing liabilities outstanding during the year. Average interest-bearing liabilities decreased by $14.5 million or 1.3% from $1,119.6 million in 1994 to $1,105.1 million in 1995.
     Average interest-bearing deposits increased by $15.6 million between 1994 and 1995. The average cost of deposits rose from 3.61% in 1994 to 4.57% in 1995. This rise in the average cost of deposits resulted from a shift in deposit funds from lower costing regular savings to higher costing certificates of deposit and an increase in the interest rate paid on money market deposit accounts linked to the prime rate, which increased during 1995. Additionally, the cost of certificate of deposit accounts increased as accounts that matured during the first half of the year renewed at interest rates higher than those that were previously being paid. Average borrowed funds declined by $30.1 million or 24.4% from $123.2 million in 1994 to $93.1 million in 1995. The average cost of borrowings increased 17 basis points during this period to 5.70%. The cost of total interest-bearing liabilities for the Bank increased 85 basis points to 4.67% in 1995.
     NET INTEREST INCOME. Net interest income, the primary component of the Company's earnings, increased $.5 million or 1.6% to $35.0 million for 1995 from $34.5 million for 1994. As a result of the 76 basis point improvement in the average yield on interest-earning assets and the 85 basis point increase in the average cost of interest-bearing liabilities, the net interest rate spread decreased 9 basis points to 2.67% for 1995 from 2.76% for 1994. The combined effect of an increase in average interest-earning assets and a decrease in average interest-bearing liabilities improved the Company's net yield on interest-earning assets by 3 basis points from 2.94% for 1994 to 2.97% for 1995.
     The following table summarizes net interest income:


                                 FOR THE YEARS ENDED DECEMBER 31,
                            -----------------------------------------
                              1995     1994    1993    1992     1991
                              ----     ----    ----    ----     ----
                                          (AMOUNTS IN THOUSANDS)
Interest income:
  Loans                     $65,148  $56,802 $53,428 $44,568  $51,208
  Securities                 21,441   20,480  20,907   9,576    6,588
                            -------  ------- ------- -------  -------
    Total                    86,589   77,282  74,335  54,144   57,796
                            -------  ------- ------- -------  -------

Interest expense:
  Deposits                   46,267   36,008  37,599  25,493   32,585
  Borrowings                  5,308    6,810   6,217   6,392    6,884
                            -------  ------- ------- -------  -------
    Total                    51,575   42,818  43,816  31,885   39,469
                            -------  ------- ------- -------  -------

Net interest income         $35,014  $34,464 $30,519 $22,259  $18,327
                            -------  ------- ------- -------  -------
                            -------  ------- ------- -------  -------

     RATE/VOLUME ANALYSIS. The most significant impact on the Company's net income between periods is derived from the interaction of changes in the volume of, and rates earned or paid, on interest-earning assets and interest-bearing liabilities.

     The following table sets forth the changes in interest earned and interest paid resulting from changes in volume and changes in rates. Changes in interest earned or paid due to both rate and volume, which cannot be segregated, have been allocated in proportion to the relationship of the absolute dollar amounts of the changes in each.


                                          For the Years Ended December 31,
                                       -------------------------------------
                                                 1995 Compared to 1994
                                                 ---------------------
                                        Volume        Rate        Net
                                        ------       ------     -------
                                                 (AMOUNTS IN THOUSANDS)
Interest earned on:
   Loans                              $ 1,976       $ 6,370     $ 8,346
   Taxable investment securities       (1,695)        2,248         553
   Federal funds                          316           102         418
   FHLBB stock                             61           (71)        (10)
                                      -------       -------     -------
     Interest income                      658         8,649       9,307
                                      -------       -------     -------

Interest paid on:
   Deposits                               571         9,688      10,259
   Borrowed funds                      (1,710)          208      (1,502)
                                      -------       -------     -------
     Interest expense                  (1,139)        9,896       8,757
                                      -------       -------     -------

Net interest income                   $ 1,797       $(1,247)    $   550
                                      -------       -------     -------
                                      -------       -------     -------

   PROVISION FOR CREDIT LOSSES.   During 1995, the Bank provided $2.5 million
for credit losses compared to $2.3 million during 1994. In addition to the provision for credit losses, the Bank also provided $1.5 million for estimated losses on foreclosed assets during 1995 compared to $2.2 million during 1994. These provisions are included in foreclosed asset expense (see "Non-interest Expense").
   NON-INTEREST INCOME. Non-interest income is derived from fees which the Bank charges for various loan and deposit account services, fees generated from other ancillary services provided by the Bank, and net securities and loan gains. During 1995, the income generated from these sources totaled $3.7 million compared to $3.1 million for the prior year, reflecting an increase of $0.6 million or 19.4%.
   Service charges and other fee income increased $0.3 million or 10.3% and totaled $2.7 million for 1995 compared to $2.4 million earned in 1994.

   During the first quarter of 1995, the Bank sold $47.7 million of investment securities and $29.5 million in mortgage loans. The Bank recorded a loss of $1.8 million on the sale of the securities and a gain of $1.5 million on the sale of the loans, resulting in a net loss on the combined sale of assets of $0.3 million. The proceeds from these transactions were invested in higher yielding interest rate sensitive loans and securities, and were used to reduce FHLBB advances. As a result of subsequent transactions within the securities portfolio, the Company recognized net gains on the sale of securities, which reduced the loss on the sale of securities for 1995 to $0.5 million compared to a net gain on the sale of securities of $0.5 million during 1994.
   NON-INTEREST EXPENSE. Non-interest expense totaled $23.5 million or 1.94% of average assets during 1995 compared to $25.6 million or 2.09% of average assets in 1994. The $2.1 million or 8.1% decrease in the Company's cost of operations was due to a decline in the cost associated with managing foreclosed properties and in the cost of FDIC insurance.
   Salaries and employee benefits, the largest component of the Company's cost of operations, increased $0.4 million or 4.2% from $10.1 million during 1994 to $10.6 million during 1995. Salaries increased $0.3 million or 3.3% during 1995 compared to the prior year. Included in salary expense in 1995 was $178,000 in compensation expense resulting from the exercise of stock appreciation rights. Compensation expense resulting from the exercise of stock appreciation rights in 1994 totaled $122,000. Employee benefit expense increased $0.2 million or 7.5% during the year from $2.3 million for 1994 to $2.5 million in 1995.
   During 1995, the Bank continued to incur expenses with the foreclosure process and the management of foreclosed assets. These expenses include all of the direct costs associated with acquiring, holding, managing, marketing and disposing of these assets. In 1995, the Bank incurred foreclosed asset expenses, net of gains on sale of foreclosed property, of $0.3 million compared to $0.7 million in 1994 (see Consolidated Financial Statements--Note 4). Subsequent to an initial estimate of value of the underlying real estate securing loans in the foreclosure process, the Bank updates appraisals at least on an annual basis. In order to provide for unidentified and possible future declines in the value of foreclosed assets, the Bank maintains an allowance for estimated losses on foreclosed assets. For the year ended December 31, 1995, the Bank provided $1.5 million to this allowance compared to $2.2 million for the prior year. The Company expects that until the level of foreclosed assets declines substantially, foreclosed asset expense will continue to be significant.
   The FDIC insurance premium paid by the Bank in 1995 totaled $1.5 million compared to $2.8 million in 1994. The FDIC announced in 1995 that the Bank Insurance Fund ("BIF") was fully capitalized as of May 31, 1995. As a result, the FDIC refunded insurance premium overpayments and interest to member banks for the period from June 1, 1995 through September 30, 1995 and the deposit insurance premiums assessed most BIF member banks, including the Bank, were reduced effective June 1, 1995. The refund received by Derby Savings Bank totaled $653,000, which increased the Company's net income by $385,000 or $.12 per share (fully diluted) for 1995. Additionally, the Bank has been notified by the FDIC that its deposit insurance premium assessment will be essentially eliminated for 1996.
   As required by the Statement of Financial Accounting Standards No. 91 ("SFAS

91"), "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," the Bank defers certain direct costs resulting from the origination of loans, which will be amortized as an adjustment of yield over the contractual term of the related loans. These deferred costs, which are principally comprised of salaries, employee benefits and other loan expenses, totaled approximately $0.9 million during 1995 compared to $1.5 million during 1994.
   NET NON-INTEREST MARGIN. The net non-interest margin, the difference between non-interest income and non-interest expense, as a percentage of average assets, increased by 20 basis points during 1995 compared to 1994. Non-interest income increased 5 basis points from .25% during 1994 to .30% during 1995. Non-interest expense decreased 15 basis points from 2.09% during 1994 to 1.94% during 1995.


                                      NET NON-INTEREST INCOME/EXPENSE ANALYSIS
                                           (As a percent of average assets)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------------------
                                    1995      1994      1993      1992     1991
                                    ----      ----      ----      ----     ----
Non-interest income                  .30       .25       .61       .42      .26
                                   -----     -----     -----     -----    -----
Non-interest expense
   Foreclosed asset expense          .15       .24       .40       .51      .39
   FDIC insurance premium            .12       .23       .20       .16      .16
   Other                            1.67      1.62      1.67      1.49     1.49
                                   -----     -----     -----     -----    -----
Total non-interest expense          1.94      2.09      2.27      2.16     2.04
                                   -----     -----     -----     -----    -----

Net non-interest margin            (1.64)    (1.84)    (1.66)    (1.74)   (1.77)
                                   -----     -----     -----     -----    -----
                                   -----     -----     -----     -----    -----

     PROVISION FOR INCOME TAXES. The provision for income taxes for 1995 totaled $5.0 million, reflecting a 39.7% effective income tax rate compared to $3.9 million, representing an effective income tax rate of 40.7% for 1994 (see Consolidated Financial Statements--Note 9)


COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993
     GENERAL. Net income for the year ended December 31, 1994 totaled $5,710,000 or $1.86 per share (fully diluted) compared to $6,474,000 or $2.14 per share (fully diluted) for the prior year. Net income for 1993 includes $1,548,000 or $.51 per share (fully diluted) attributable to the adoption of Financial Accounting Standards Board Statement No. 109. This amount represents the cumulative effect of a change in accounting for income taxes effective January 1, 1993. Net income for 1994 represents a $784,000 or 15.9% increase above 1993 income before the cumulative effect of the change in accounting principle of $4,926,000 or $1.63 per share (fully diluted). As a result of the 5% stock dividend paid by the Company on March 29, 1995 and November 24, 1995, the per share amounts for the current and prior periods have been retroactively adjusted. The improvement in net income was primarily attributable to $4.0 million or 12.9% increase in net interest income and a $1.5 million or 5.5% decline in non-interest expense. These improvements were offset, in part, by a $4.2 million or 57.8% decline in non-interest income.
     For 1994, net income represented a return on average assets and a return on average stockholders' equity of 0.47% and 8.34%, respectively, compared to 0.54% and 10.30%, excluding the effect of the change in accounting principle, respectively, for 1993.
     INTEREST INCOME. Interest and fee income on loans and interest and dividends on the securities portfolio increased $3.0 million or 4.0% from $74.3 million during 1993 to $77.3 million during 1994. The increase in interest income was essentially due to the increased volume of interest-earning assets resulting from a modest growth in the volume of average assets and a decline in the volume of average non-interest-earning assets.
          Average interest-earning assets increased $36.5 million or 3.2% during 1994 compared to the prior year. The increase in average interest-earning assets was concentrated within the loan portfolio which increased $85.1 million or 11.6%, while the average of all other interest-earning assets declined $48.6 million or 12.0%. These changes highlight the Bank's efforts, during 1994, to place greater emphasis on loans as opposed to securities. The average yield on interest-earning assets improved by 4 basis points from 6.54% during 1993 to 6.58% during 1994.
     INTEREST EXPENSE. Interest expense decreased $1.0 million or 2.3% from $43.8 million during 1993 to $42.8 million during 1994. The decline in interest expense was due to a decline in the average cost of funds during the current year which was partially offset by the interest expense resulting from an increase in average interest-bearing liabilities.
       Average interest-bearing liabilities increased $20.4 million or 1.9% during 1994 compared to the prior year. The growth was essentially evenly divided between average deposits which increased $10.6 million or 1.1% and average borrowed funds, consisting of FHLBB advances, which increased $9.8 million or 8.7%. Although the level of interest rates trended upward through most of 1994, the Bank's average cost of funds lagged behind this trend. In addition to the lag effect of repricing certificates of deposit throughout 1994, the interest rates paid by the Bank were, for the most part, at levels less than the general level of interest rates. As a result, the Bank's average cost of funds declined 17 basis points from 3.99% for 1993 to 3.82% for 1994.

     NET INTEREST INCOME. Net interest income, the primary component of the Company's earnings, increased $4.0 million or 12.9% to $34.5 million for 1994 from $30.5 million for 1993. As a result of the 4 basis point improvement in the average yield on interest-earning assets and the 17 basis point decline in the average cost of interest-bearing liabilities, the net interest rate spread increased 21 basis points to 2.76% for 1994 from 2.55% for 1993. Additionally, the Company's net yield on interest-earning assets averaged 2.94% for 1994 compared to 2.68% for 1993.
      RATE/VOLUME ANALYSIS. The following table sets forth the changes in interest earned and interest paid resulting from changes in volume and changes in rates. Changes in interest earned or paid due to both rate and volume, which cannot be segregated, have been allocated in proportion to the relationship of the absolute dollar amounts of the changes in each.


                                                For the Years Ended December 31,
                                               ---------------------------------
                                                     1994 Compared to 1993
                                                     ---------------------
                                                Volume      Rate         Net
                                                ------     ------      ------
                                                      (AMOUNTS IN THOUSANDS)
Interest earned on:
            Loans                               $5,994    $(2,620)    $ 3,374
            Taxable investment securities       (1,175)     1,473         298
            Federal funds                         (734)        90        (644)
            FHLBB stock                             74         16          90
            Other interest-earning assets          (86)       (85)       (171)
                                                ------     ------      ------
                Interest income                  4,073     (1,126)      2,947
                                                ------     ------      ------

Interest paid on:
            Deposits                               400     (1,991)     (1,591)
            Borrowed funds                         542         51         593
                                                ------     ------      ------
                Interest expense                   942     (1,940)       (998)
                                                ------     ------      ------

Net interest income                             $3,131    $   814      $3,945
                                                ------     ------      ------
                                                ------     ------      ------


      PROVISION FOR CREDIT LOSSES.   During 1994, the Bank provided $2.3
million for credit losses compared to $2.5 million during 1993. In addition to the provision for credit losses, the Bank also provided $2.2 million for estimated losses on foreclosed assets during 1994 compared to $4.3 million during 1993. These provisions are included in foreclosed asset expense (see "Non-interest expense").
      NON-INTEREST INCOME. Non-interest income is derived from fees which the Bank charges for various loan and deposit account services, fees generated from other ancillary services provided by the Bank, and net securities and loan gains. During 1994, the income generated from these sources totaled $3.1 million compared to $7.3 million for the prior year, reflecting a decrease of $4.2 million or 57.8%.
      Service charges and other fee income declined $3.6 million or 59.7% and totaled $2.5 million for 1994 compared to $6.1 million earned in 1993. During 1993, as part of the Burritt transaction (see Consolidated Financial Statements--

Note 13), the Bank was servicing loans for the FDIC on an interim basis (through September 30, 1993), which resulted in $3.7 million in fee income.
      Net securities and loan gains totaled $648,000 in 1994 compared to $1,256,000 in 1993, reflecting a decline of $608,000 or 48.4%. This decline was due to a decline in the volume of loans sold at net gains during 1994 compared to 1993. In keeping with the Bank's asset and liability management objectives (see "Asset/Liability Management"), the Bank may sell fixed rate mortgage loans in the secondary markets. In 1994, the Bank sold $12.1 million in fixed rate mortgage loans, resulting in gains of $102,000 compared to fixed rate mortgage loan sales of $30.0 million in 1993, resulting in gains of $834,000. The Bank, during 1994, realized net gains of $546,000 on the sale of various securities compared to net gains of $422,000 in 1993.
The proceeds from these transactions have been allocated to fund the Bank's loan demand and other securities purchases.
      NON-INTEREST EXPENSE. Non-interest expense totaled $25.6 million or 2.09% of average assets during 1994 compared to $27.1 million or 2.27% of average assets in 1993. The $1.5 million or 5.5% decrease in the Company's cost of operations was due to a decline in foreclosed asset expense which more than offset increases in several other categories of expense during 1994 compared to 1993.
      Salaries and employee benefits, the largest component of the Company's cost of operations, increased $0.5 million or 5.2% from $9.6 million during 1993 to $10.1 million during 1994. Salaries increased $74,000 or 1.0% during 1994 compared to the prior year. This increase resulted from the exercise of stock appreciation rights which resulted in compensation expense of $122,000.
 Employee benefits increased $0.4 million or 21.1% during the year from $1.9 million for 1993 to $2.3 million in 1994. The increased cost of employee benefits was primarily in pension and postretirement benefit costs, reflecting the increased number of eligible participants resulting from the Burritt transaction.
      During 1994, the Bank continued to incur expenses with the foreclosure process and the management of foreclosed and in-substance foreclosed assets. These expenses include all of the direct costs associated with acquiring, holding, managing, marketing and disposing of these assets. In 1994, the Bank incurred foreclosed asset expenses of $0.8 million compared to $0.9 million in 1993 (see Consolidated Financial Statements--Note 7). Subsequent to an initial estimate of value of the underlying real estate securing loans in the foreclosure process, the Bank updates appraisals at least on an annual basis. In order to provide for unidentified and possible future declines in the value of foreclosed assets the Bank maintains an allowance for estimated losses on foreclosed assets. For the year ended December 31, 1994, the Bank provided $2.2 million to this allowance compared to $4.3 million for the prior year. The Company expects that until the level of foreclosed assets declines substantially, foreclosed asset expense will continue to be significant.
      The FDIC insurance premium paid by the Bank in 1994 totaled $2.8 million compared to $2.4 million in 1993. The increased volume of insured deposits assumed in connection with the Burritt transaction and the lag in computing the FDIC insurance premium, in large part, accounted for the increase in the premium paid in 1994 compared to 1993.
      Data processing expense totaled $1.3 million in 1994, reflecting a decrease of $0.7 million or 35.0% compared to the $2.0 million incurred in 1993. The decline is largely attributable to the elimination, in the third quarter of 1993, of the former data processing center operated by Burritt.
The Bank continued to operate the center through August 1993 in order to service loans for the FDIC. (See Consolidated Financial Statements--Note 13).
      Marketing expense increased $.5 million or 62.5% from $0.8 million for 1993 to $1.3 million for 1994. The increase reflects the increased promotion of the Bank's products and services to the markets it serves.
      As required by SFAS 91, the Bank defers certain direct costs resulting from the origination of loans, which will be amortized as an adjustment of yield over the contractual term of the related loans. These deferred costs, which are principally comprised of salaries, employee benefits and other loan expenses, totaled approximately $1.5 million during 1994 compared to $1.8 million during 1993.
      NET NON-INTEREST MARGIN.  The net non-interest margin declined by 18 basis points during 1994 compared to 1993. Non-interest income decreased 36 basis points from .61% during 1993 to .25% during 1994. Non-interest expense decreased 18 basis points from 2.27% during 1993 to 2.09% during 1994.
      PROVISION FOR INCOME TAXES. The provision for income taxes for 1994 totaled $3.9 million, reflecting a 40.7% effective income tax rate compared to $3.3 million, representing an effective income tax rate of 40.5% for 1993 (see Consolidated Financial Statements--Note 9)
      The following table summarizes the Company's net interest income (including dividends) and net yield on average interest-earning assets. Non-accruing loans, for the purpose of this analysis, are included in average loans outstanding during the periods indicated. For the purpose of these computations, daily average amounts were used to compute average balances.



                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                  ----------------------------------------------------------------------------------------------
                                                1995                            1994                              1993
                                  --------------------------------  ------------------------------   ---------------------------
                                    AVERAGE                 YIELD/   AVERAGE                YIELD/    AVERAGE             YIELD/
                                    BALANCE    INTEREST      RATE    BALANCE   INTEREST     RATE      BALANCE   INTEREST   RATE
                                  ---------  ----------    -------  --------  ----------   -------   --------- ---------  ------
                                                                   (DOLLAR AMOUNTS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans                            $845,423     $65,148    7.71%    $817,699   $56,802     6.95%     $732,635     $53,428    7.29%
  Taxable securities                316,508      20,269    6.40      344,778    19,716     5.72       366,216      19,418    5.30
  Federal funds                       8,810         508    5.77        2,700        90     3.33        25,080         734    2.93
  FHLBB stock                         9,461         664    7.02        8,636       674     7.80         7,682         584    7.60
  Other interest-earning
    assets                               --          --      --           --        --       --         5,747         171    2.98
                                 ----------     -------            ---------  --------              ---------     -------

  Total interest-earning
    assets                        1,180,202      86,589    7.34    1,173,813    77,282     6.58     1,137,360      74,335    6.54
                                 ----------     -------    ----    ---------  --------     ----     ---------     -------    ----

NON-INTEREST-EARNING ASSETS:
  Cash and due from banks            15,793                           14,382                           16,156
  Premises and equipment, net         6,710                            7,028                            5,960
  Accrued income receivable           6,856                            6,424                            6,700
  Other assets                       10,381                           30,979                           41,422
  Less allowance for credit
    losses                           (6,717)                          (6,814)                         (12,701)
                                 ----------                       ----------                        ---------

  Total non-interest-
    earning assets                   33,023                           51,999                           57,537
                                 ----------                       ----------                        ---------

TOTAL ASSETS                     $1,213,225                       $1,225,812                       $1,194,897
                                 ----------                       ----------                        ---------
                                 ----------                       ----------                        ---------


INTEREST-BEARING
  LIABILITIES:
  Deposits                       $1,012,013      46,267    4.57     $996,450    36,008     3.61      $985,875      37,599    3.81
  Borrowed funds                     93,097       5,308    5.70      123,190     6,810     5.53       113,376       6,217    5.48
                                 ----------     -------            ---------  --------              ---------     -------

  Total interest-bearing
    liabilities                   1,105,110      51,575    4.67    1,119,640    42,818     3.82     1,099,251      43,816    3.99
                                 ----------     -------    ----    ---------  --------     ----     ---------     -------    ----

NON-INTEREST-BEARING
  LIABILITIES:
  Demand deposits                    32,121                           30,179                           26,409
  Other                                (503)                           7,568                            6,390
                                 ----------                       ----------                        ---------
  Total non-interest-
    bearing liabilities              31,618                           37,747                           32,799
                                 ----------                       ----------                        ---------

STOCKHOLDERS' EQUITY                 76,497                           68,425                           62,847
                                 ----------                       ----------                        ---------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY         $1,213,225                       $1,225,812                       $1,194,897
                                 ----------                       ----------                        ---------
                                 ----------                       ----------                        ---------
NET INTEREST INCOME                             $35,014                        $34,464                            $30,519
                                                -------                       --------                            -------
                                                -------                       --------                            -------

NET INTEREST RATE SPREAD                                   2.67%                           2.76%                             2.55%
                                                           ----                            ----                              ----
                                                           ----                            ----                              ----
NET YIELD ON AVERAGE
  INTEREST-EARNING ASSETS                                  2.97%                           2.94%                             2.68%
                                                           ----                            ----                              ----

                                              FOR THE YEARS ENDED DECEMBER 31,

                                              1992                               1991
                                  -------------------------------   ---------------------------------
                                   AVERAGE                 YIELD/    AVERAGE                YIELD/
                                   BALANCE    INTEREST      RATE     BALANCE   INTEREST     RATE
                                  ---------  ----------  -------    --------  ----------   -------
                                                   (DOLLAR AMOUNTS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans                            $534,606     $44,568    8.34%    $523,720   $51,208     9.78%
  Taxable securities                123,562       8,301    6.72       69,183     5,580     8.07
  Federal funds                      18,235         555    3.04        8,171       469     5.74
  FHLBB stock                         5,601         439    7.84        5,104       458     8.97
  Other interest-earning
    assets                            5,865         281    4.79        1,353        81     5.99
                                 ----------     -------            ---------  --------

  Total interest-earning
    assets                          687,869      54,144    7.87      607,531    57,796     9.51
                                 ----------     -------    ----    ---------  --------     ----
NON-INTEREST-EARNING ASSETS:
  Cash and due from banks             6,504                            5,227
  Premises and equipment, net         5,513                            5,911
  Accrued income receivable           5,296                            5,682
  Other assets                       34,837                           24,099
  Less allowance for credit
    losses                           (4,491)                          (3,075)
                                 ----------                       ----------

  Total non-interest-
    earning assets                   47,659                           37,844
                                 ----------                       ----------

TOTAL ASSETS                       $735,528                         $645,375
                                 ----------                       ----------
                                 ----------                       ----------


INTEREST-BEARING
  LIABILITIES:
  Deposits                         $555,878      25,493    4.59     $485,853    32,585     6.71
  Borrowed funds                    103,886       6,392    6.15       92,430     6,884     7.45
                                 ----------     -------            ---------  --------

  Total interest-bearing
    liabilities                     659,764      31,885    4.83      578,283    39,469     6.83
                                 ----------     -------    ----    ---------  --------     ----

NON-INTEREST-BEARING
  LIABILITIES:
  Demand deposits                    12,495                            9,667
  Other                               5,917                            2,303
                                 ----------                       ----------
  Total non-interest-
    bearing liabilities              18,412                           11,970
                                 ----------                       ----------

STOCKHOLDERS' EQUITY                 57,352                           55,122
                                 ----------                       ----------

  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY           $735,528                         $645,375
                                 ----------                       ----------
                                 ----------                       ----------
NET INTEREST INCOME                             $22,259                        $18,327
                                                -------                       --------
                                                -------                       --------

NET INTEREST RATE SPREAD                                   3.04%                           2.68%
                                                           ----                            ----
                                                           ----                            ----
NET YIELD ON AVERAGE
  INTEREST-EARNING ASSETS                                  3.24%                           3.02%
                                                           ----                            ----
                                                           ----                            ----


IMPACT OF INFLATION AND CHANGING PRICES
     The impact of inflation is reflected in the increased cost of the Company's operations. Since the primary assets and liabilities of the Bank are monetary in nature, to the extent that inflation affects interest rates, it will in turn affect the net income of the Company.

NEWLY ADOPTED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS
     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset is deemed to not be recoverable, an estimate of the future cash flows will be computed and compared to the carrying amount of the asset.
If such amount is less than the carrying amount, an impairment loss will be recognized and measured as the amount by which the carrying amount of the asset exceeds the fair value. This statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Bank will be required to adopt this statement on a prospective statement beginning January 1, 1996. Management does not expect the adoption of SFAS 121 to have a material effect on the Bank's financial condition.
     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Rights an Amendment to SFAS 65" ("SFAS 122"). SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," to require recognition as a separate asset of the value of the rights to service mortgage loans for others, however those servicing rights are acquired.
Mortgage servicing rights acquired through either servicing or origination of mortgage loans and the subsequent sale or securitization of those loans with servicing retained will require that those rights be allocated a cost as part of the total cost of the mortgage loan based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values, the entire cost of purchasing or originating the loans will be allocated to the mortgage loans and no cost will be allocated to the mortgage servicing rights. Loans purchased or originated with a definitive plan to sell or securitize and retain the mortgage servicing rights will require the provision of this statement to be applied at the date of origination or purchase. Additionally, this statement requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights; any impairment should be recognized through a valuation allowance. The Bank will be required to adopt this statement on a prospective basis beginning January 1, 1996. Management has not yet determined the effect, if any, which the adoption will have on the Bank's financial condition.
     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." The new rules are effective for calendar-year 1996. However, companies will be required to include in that year's financial statements information about options granted in 1995. The standard encourages but does not require companies to account for stock compensation awards based on their fair value at the date the awards are granted, with the resulting compensation cost shown as an expense. If they continue to apply current accounting requirements, companies will have to disclose in a note to the financial statements what the net income and earnings per share would have been had they followed the new accounting method. Management has not yet determined how the Bank will apply the provisions of the pronouncement nor the effect, if any, the application would have on the Bank's financial statements.

MARKET FOR COMMON STOCK
     The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "DSBC".
     The following table sets forth, for the periods indicated, market price information regarding the Company's common stock as reported by Nasdaq:


                                                 STOCK PRICE
                                             -----------------
                                              HIGH      LOW
                                             -----     ------
               1994
               First Quarter                 $27.50    $21.25
               Second Quarter                 33.75     25.00
               Third Quarter                  30.50     25.75
               Fourth Quarter                 28.50     21.00

               1995
               First Quarter                  27.50     21.75
               Second Quarter                 26.75     23.00
               Third Quarter                  29.13     25.25
               Fourth Quarter                 26.50     23.33

               1996
               First Quarter
               (through March 12)             30.50     24.75


     As of December 31, 1995, the Company had approximately 890 stockholders of record for the 3,029,027 outstanding shares of its common stock. This does not reflect the number of persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

DIVIDENDS
     Payment of dividends by the Company on its stock is subject to various restrictions. Under Delaware law, the Company may pay dividends out of surplus or, in the event there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits, however, if the capital of the Company has been diminished to an amount less than the aggregate amount of capital represented by all classes of preferred stock. Pursuant to Connecticut law, cash dividends may be paid by the Bank to the Company out of net profits, defined as the remainder of earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting all current operating expenses, actual losses, accrued dividends on preferred stock and all federal and state taxes. The total dividends declared by the Bank in any calendar year may not exceed the total of its net profits for that year combined with its net profits for the preceding two years.
     The Company paid 5% stock dividends on its common stock on March 29, 1995 and November 24, 1995. Additionally, a cash dividend of $.06 per share was paid on March 1, 1996.

CONSOLIDATED STATEMENTS OF POSITION


                                                                             DS BANCOR, INC. AND SUBSIDIARY
---------------------------------------------------------------------------------------------------------------

                                                                                       DECEMBER 31,
                                                                             ------------------------------
                                                                                  1995             1994
                                                                             ------------     ------------
                                                                             (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS
  Cash and due from banks (Note 1)                                              $18,425          $14,128
  Federal funds sold (Note 1)                                                     2,305            4,500
  Securities (Notes 1, 2 & 7)
     Trading                                                                      1,171              770
     Available-for-sale                                                         241,136          216,674
     Held-to-maturity (fair value:  $77,394 in 1995 and $96,928 in 1994)         77,881          104,702
  Loans held-for-sale (Notes 1, 3 & 7)                                            2,035           55,190
  Loans receivable (net of allowances for credit losses of $6,906 in 1995
        and $6,803 in 1994) (Notes 1, 3, 7 & 15)                                873,304          784,237
  Federal Home Loan Bank of Boston stock, at cost (Note 7)                        9,793            8,899
  Accrued income receivable (Note 1)                                              7,746            7,227
  Bank premises and equipment, net (Notes 1 & 5)                                  6,504            6,975
  Deferred income tax asset, net (Notes 1 & 9)                                    3,293            7,293
  Foreclosed assets (net of allowances of $230 in 1995 and
        $439 in 1994) (Notes 1, 4 & 15)                                           3,712            5,756
  Other assets (Note 13)                                                          7,178            6,339
                                                                             ------------     ------------

TOTAL ASSETS                                                                 $1,254,483       $1,222,690
                                                                             ------------     ------------
                                                                             ------------     ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits (Note 6)
     Non-interest bearing                                                       $35,999          $30,918
     Interest bearing                                                         1,022,146          996,828
                                                                             ------------     ------------

  Total                                                                       1,058,145        1,027,746
  Mortgagors' escrow                                                             11,193           11,885
  Advances from Federal Home Loan Bank of Boston (Note 7)                        96,876          111,145
  Other liabilities (Note 8)                                                      7,460            4,777
                                                                             ------------     ------------

Total Liabilities                                                             1,173,674        1,155,553
                                                                             ------------     ------------

Commitments & Contingent Liabilities (Notes 5 & 10)

Stockholders' Equity (Notes 1, 11, 12 & 19)
  Preferred stock, no par value; authorized
    2,000,000 shares; none issued                                                    --               --
  Common stock, par value $1.00; authorized 6,000,000 shares;
    issued:  3,368,527 shares in 1995, 3,084,571 in 1994;
    outstanding:  3,029,027 in 1995, 2,745,071 in 1994                            3,368            3,085
  Additional paid-in capital                                                     44,514           37,780
  Retained earnings                                                              37,014           36,362
    Net unrealized gains (losses) on securities available-for-sale,
      net of tax effect of ($301) in 1995 and $3,970 in 1994                        426           (5,577)
  Less:  Treasury stock, at cost (339,500 shares)                                (4,513)          (4,513)
                                                                             ------------     ------------

Total Stockholders' Equity                                                       80,809           67,137
                                                                             ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $1,254,483       $1,222,690
                                                                             ------------     ------------
                                                                             ------------     ------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                DS BANCOR, INC. AND SUBSIDIARY
---------------------------------------------------------------------------------------------------------------
                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------
                                                                            1995         1994        1993
                                                                         ----------   ----------  ----------
                                                                          (DOLLAR AMOUNTS IN THOUSANDS,
                                                                               EXCEPT PER SHARE DATA)
Interest Income (Note 1)
  Interest and fees on loans                                               $65,148     $56,802     $53,428
  Taxable interest on securities                                            20,147      19,528      20,020
  Dividends on securities                                                    1,294         952         887
                                                                         ----------  ----------   ---------
     Total interest income                                                  86,589      77,282      74,335
                                                                         ----------  ----------   ---------

Interest Expense
  Deposits (Note 6)                                                         46,408      36,102      37,679
  Borrowed funds (Note 7)                                                    5,308       6,810       6,217
  Less:  Penalties on premature time deposit withdrawals                      (141)        (94)        (80)
                                                                         ----------  ----------   ---------

     Net interest expense                                                   51,575      42,818      43,816
                                                                         ----------  ----------   ---------

Net interest income                                                         35,014      34,464      30,519
Provision for credit losses (Notes 1 & 3)                                    2,525       2,325       2,475
                                                                         ----------  ----------   ---------

Net interest income after provision for credit losses                       32,489      32,139      28,044
                                                                         ----------  ----------   ---------

Non-interest Income
  Service charges and other income (Note 14)                                 2,705       2,453       6,087
  Net securities (losses) gains (Note 2)                                      (520)        546         422
  Net gain on sale of loans                                                  1,499         102         834
                                                                         ----------  ----------   ---------

     Total non-interest income, net                                          3,684       3,101       7,343
                                                                         ----------  ----------   ---------

Non-interest Expense
  Salaries and wages                                                         8,074       7,820       7,746
  Employee benefits (Note 8)                                                 2,485       2,312       1,868
  Occupancy (Note 5)                                                         1,814       2,094       2,148
  Furniture and equipment (Note 5)                                           1,363       1,039         907
  Foreclosed asset expense, net (Notes 1 & 4)                                1,776       2,904       4,801
  Other (Note 14)                                                            8,028       9,441       9,643
                                                                         ----------  ----------   ---------

     Total non-interest expense                                             23,540      25,610      27,113
                                                                         ----------  ----------   ---------

Income before income taxes and cumulative effect
    of a change in accounting principle                                     12,633       9,630       8,274
Provision for income taxes, net (Note  9)                                    5,020       3,920       3,348
                                                                         ----------  ----------   ---------

Income before cumulative effect of a change in accounting principle          7,613       5,710       4,926
Cumulative effect of a change in method of accounting for
    income taxes (Notes 1 & 9)                                                  --          --       1,548
                                                                         ----------  ----------   ---------

Net Income                                                                  $7,613      $5,710      $6,474
                                                                         ----------  ----------   ---------
                                                                         ----------  ----------   ---------

Weighted average number of shares outstanding (Notes 1 & 12)
   Primary                                                               3,091,578   3,070,492   2,978,004
   Fully Diluted                                                         3,103,253   3,072,672   3,019,457

Earnings per share--Primary (Notes 1 & 12)
  Income before cumulative effect of a change in accounting principle        $2.46       $1.86       $1.65
  Cumulative effect of a change in method of accounting for
    income taxes                                                                --          --        0.52
                                                                         ----------  ----------   ---------
  Net Income                                                                 $2.46       $1.86       $2.17
                                                                         ----------  ----------   ---------
                                                                         ----------  ----------   ---------
Earnings per share--Fully diluted (Notes 1 & 12)
  Income before cumulative effect of a change in accounting principle        $2.45       $1.86       $1.63
  Cumulative effect of a change in method of accounting for
    income taxes                                                                --          --        0.51
                                                                         ----------  ----------   ---------
  Net Income                                                                 $2.45       $1.86       $2.14
                                                                         ----------  ----------   ---------
                                                                         ----------  ----------   ---------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                         DS BANCOR, INC. AND SUBSIDIARY
-----------------------------------------------------------------------------------------------------------------------
                                                         REATAINED EARNINGS
                                                         ------------------
                                               ADDITIONAL                    UNREALIZED                      TOTAL
                                  COMMON        PAID-IN       RETAINED          GAINS       TREASURY      STOCKHOLDERS'
                                   STOCK        CAPITAL       EARNINGS        (LOSSES)       STOCK           EQUITY
                                  -------       -------       -------         -------       -------         -------
                                                                              NOTE 1
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Balance--January 1, 1993          $2,865        $33,971        $26,340          ($78)       ($4,513)        $58,585

Net income                                                       6,474                                        6,474
Stock dividend declared on
  common (5%--
  February 26, 1993)
  (Note 12)                          126          2,029        (2,155)                                           --
Shares issued for fractional
  interest                                            7                                                           7
Cash in lieu of fractional
  shares                                                           (7)                                          (7)
Adjustment of unrealized
  gains, net                                                                    1,381                         1,381
                                 -------        -------        -------        -------        -------        -------
Balance--December 31, 1993         2,991         36,007         30,652          1,303        (4,513)         66,440

Net income                                                       5,710                                        5,710
Stock options exercised
  (93,455 shares) (Notes
  11 & 12)                            94          1,773                                                       1,867
Adjustment of unrealized
  losses, net                                                                 (6,880)                       (6,880)
                                 -------        -------        -------        -------        -------        -------

Balance--December 31, 1994         3,085         37,780         36,362        (5,577)        (4,513)         67,137

Net income                                                       7,613                                        7,613
Stock dividend declared
  on common stock
  (5%--March 15, 1995 and
  5%--November 10, 1995)
  (Note 12)                          280          6,658        (6,938)                                           --
Shares issued for fractional
  interest                                           12                                                          12
Cash in lieu of fractional
  shares                                                          (23)                                          (23)
Stock options exercised
  (3,062 shares) (Notes
  11 & 12)                             3             64                                                          67
Adjusted of unrealized
  gains, net                                                                    6,003                         6,003
                                 -------        -------        -------        -------        -------        -------

Balance--December 31, 1995        $3,368        $44,514        $37,014           $426       ($4,513)        $80,809
                                 -------        -------        -------        -------        -------        -------
                                 -------        -------        -------        -------        -------        -------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    DS BANCOR, INC. AND SUBSIDIARY
----------------------------------------------------------------------------------------------------
                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                               ----------------------------------
                                                                 1995       1994       1993
                                                                     (AMOUNTS IN THOUSANDS)
Cash Flows from Operating Activities
  Net income                                                     $7,613     $5,710     $6,474
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for credit losses                                   2,525      2,325      2,475
    Provision for estimated losses on foreclosed assets           1,500      2,235      4,250
    Depreciation and amortization                                 1,111        807        692
    Amortization of intangible assets                               716        956      1,255
    Net amortization of premiums/discounts on securities            601      1,208      2,077
    Net amortization (accretion) of deferred loan fees               30        (83)      (557)
    Benefit for deferred income taxes                              (271)      (340)      (879)
    Decrease (increase) in deferred income tax asset                 --        492        112
    Net securities losses (gains)                                 1,059       (625)      (422)
    Net gain on sale of loans                                    (1,499)      (102)      (834)
    Gains on sales of foreclosed assets                            (120)       (93)      (349)
    Net increase in securities trading                             (401)      (770)        --
    Increase in accrued income receivable                          (519)      (686)    (2,280)
    Cumulative effect of change in accounting principle              --         --     (1,548)
    Net (increase) decrease in other assets                      (1,555)     1,507     19,234
    Net increase (decrease) in other liabilities                  2,683        234     (1,307)
    Other, net                                                       --         74         --
                                                               --------   --------   --------
      Net cash provided by operating activities                  13,473     12,849     28,393
                                                               --------   --------   --------
Cash Flows from Investing Activities
  Proceeds from sale of securities                                   --         --     62,175
  Proceeds from matured securities available-for-sale            54,928     43,553         --
  Proceeds from sale of securities available-for-sale            52,908     39,020         --
  Proceeds from matured securities held-to-maturity              15,178     34,895    145,708
  Purchase of securities available-for-sale                    (103,541)   (54,779)        --
  Purchase of securities held-to-maturity                        (8,500)   (73,827)  (261,069)
  Purchase of FHLBB stock                                          (894)      (877)    (1,405)
  Proceeds from loans sold to others                             34,111     12,245     30,820
  Purchases of loans from others                                (97,112)   (21,938)    (8,813)
  Net decrease (increase) in loans receivable                    24,527    (47,714)   (95,400)
  Bank premises and equipment additions                            (640)      (794)    (2,259)
  Proceeds from sale of foreclosed assets                         2,170      3,328      3,590
  Net decrease in foreclosed assets                                  --         44        552
                                                               --------   --------   --------
      Net cash used by investing activities                     (26,865)   (66,844)  (126,101)
                                                               --------   --------   --------

Cash Flows from Financing Activities
  Net increase in deposits                                       30,399     21,525     11,290
  Net increase (decrease) in mortgagors' escrow                    (692)     1,409      1,997
  Net decrease in repurchase agreements & other borrowings           --     (1,450)      (641)
  Net increase (decrease) in short term FHLBB advances          (26,822)    11,754     12,745
  Proceeds from long term FHLBB advances                         54,604     35,000     13,000
  Repayment of long term FHLBB advances                         (42,051)   (40,600)   (41,525)
  Proceeds from issuance of common stock                             79      1,867          7
  Dividends paid to stockholders                                    (23)        --         (7)
                                                               --------   --------   --------
      Net cash provided (used) by financing activities           15,494     29,505     (3,134)
                                                               --------   --------   --------

Net increase (decrease) in cash and cash equivalents (Note 1)     2,102    (24,490)  (100,842)
Cash and cash equivalents at beginning of year                   18,628     43,118    143,960
                                                               --------   --------   --------
Cash and cash equivalents at end of year                        $20,730    $18,628    $43,118
                                                               --------   --------   --------
                                                               --------   --------   --------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest                                                    $51,716    $42,912    $43,838
    Income taxes                                                  3,493      3,089      4,208
  Loans transferred to foreclosed assets                          3,414      3,208     12,081
  Foreclosed assets transferred to loans                             --      1,173      3,499
  Loans transferred to loans held-for-sale                           --     55,190         --
  Bank-financed foreclosed asset sales                            1,908      2,352      2,427

See notes to consolidated financial statements.

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

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

BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION. The accompanying Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the Consolidated Statements of Financial Position and reported amounts of income and expenses in the Consolidated Statements of Earnings for the periods then ended. Actual results may differ from those estimates.

MATERIAL ESTIMATES that are particularly susceptible to significant change in the near-term relate to the determination of the Allowance for credit losses and the valuation of real estate acquired in satisfaction of loans (foreclosed assets). Such estimates reflect the realization that the Bank's foreclosed assets and a substantial portion of the Bank's mortgage loans receivable are related to real estate located in markets in Connecticut, which have experienced value fluctuations in recent years.

While management uses available information to recognize possible losses on loans and foreclosed assets, including the services of professional appraisers for significant properties, future adjustments to the Allowance for credit losses and the Allowance for estimated losses on foreclosed assets may be necessary based on changes in economic and real estate market conditions in and around the Bank's service area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's Allowance for credit losses and the Allowance for estimated losses on foreclosed assets and may require the Bank to recognize adjustments based on their judgement of information available to them at the time of their examination.

CASH EQUIVALENTS. For the purposes of the Consolidated Statements of Cash Flows, cash equivalents include demand deposits at other financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

SECURITIES are accounted for in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires the classification of investment securities into categories of Held-to-maturity, Available-for-sale or Trading. Investments in debt securities are classified as Held-to-maturity only if there is a positive intent and ability to hold those securities to maturity. Carrying basis is measured at amortized cost adjusted for amortization of premiums and accretion of discounts generally computed using the level yield method. Equity securities and debt securities not classified as Held-to-maturity are classified as either Available-for-sale or Trading. Classifications as Available-for-sale are measured at fair value, with unrealized holding gains and losses, net of related income taxes, reported net as a separate component of Stockholders' Equity until realized. Trading securities are measured at fair value with unrealized holding gains and losses reflected in Non-interest income.

Declines in the fair value below amortized cost that are other than temporary for individual securities Available-for-sale and Held-to-maturity are recognized as write-downs of the individual securities to their fair value, with the write-downs included as a charge to operations as realized losses.

Mortgage-backed securities are accounted for in the same manner as debt securities and consist of certificates that are participation interests in pools of long-term first mortgage loans.

Gain or loss on dispositions of securities is based on the net proceeds and adjusted carrying amount of the securities sold using the specific identification method.

LOANS HELD-FOR-SALE generally consist of certain first mortgage loans that management has identified will most likely be sold for reasons of managing rate risk, liquidity, and/or asset growth, and are reflected at the lower of aggregate cost or estimated market value. Net unrealized losses, if any, resulting from market value less than cost are recognized through a valuation allowance by charges against income.

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

Effective January 1, 1995, the Bank implemented the provisions of SFAS Nos. 114/118, "Accounting by Creditors for Impairment of a Loan." The basic provisions of these statements eliminate the financial statement classification of in-substance foreclosed assets as foreclosed assets, resulting in the classification of such amounts and related specific allowance for credit losses as Loans receivable. Additionally, these statements address the accounting for loans considered impaired and the recognition of impairment. A loan is considered impaired when, in management's judgement, current information and events indicate it is probable that collection of all amounts due according to the contractual terms of the loan agreement will not be met. The provisions of these statements are prospective, with any adjustments resulting from initial application reflected as an adjustment to the provision for credit losses. In-substance foreclosed assets prior to January 1, 1995 have been reclassified to Loans receivable for comparability purposes (Note 3). The effect on the accompanying Consolidated Financial Statements of adopting these statements was not significant.

Interest on loans is included in income as earned, based on rates applied to principal amounts outstanding. The accrual of interest income is generally discontinued and all previously unpaid accrued interest is reversed when a loan becomes past due 90 days or more as to contractual payment of principal or interest, or is determined to be impaired. Interest on purchased loans is adjusted for the accretion of discounts and the amortization of premiums using the interest method over the contractual lives of the loans, adjusted for estimated prepayments.

Loan origination fees and certain direct related costs are deferred, and the net fee or cost is amortized as an adjustment of loan yield over the life of the related loan.

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

BANK PREMISES AND EQUIPMENT are stated at cost, less accumulated depreciation and amortization. The Bank uses primarily accelerated methods of calculating depreciation. Leasehold improvements are amortized over the shorter of the estimated service lives or the terms of the leases. Bank premises are depreciated over a period of between 30 and 40 years; furniture and equipment are depreciated over a period of between 1 and 20 years. For income tax purposes, the Bank uses the appropriate depreciation provisions of the Internal Revenue Code.

FORECLOSED ASSETS include real estate properties acquired through foreclosure proceedings or deeds accepted in lieu of foreclosure. These properties are initially recorded at the lower of the carrying value of the related loans or the estimated fair value of the real estate acquired, with any excess of the loan balance over the estimated fair value of the property charged to the Allowance for credit losses. Subsequent changes in the net realizable values are reflected by charges or credits to the Allowance for estimated losses on foreclosed assets. Costs relating to the subsequent development or improvement of a property are capitalized when value is increased. All other holding costs and expenses, net of rental income, if any, are expensed as incurred.

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

Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Provisions for income taxes are computed based on all taxable revenue and deductible expense items included in the accompanying Consolidated Statements of Earnings regardless of the period in which such items are recognized for income tax filing purposes. The Company and it subsidiary file consolidated Federal and combined Connecticut income tax returns.

The Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109") effective January 1, 1993. As a result, the Company recorded a cumulative one-time benefit in the accompanying Consolidated Statements of Earnings for the year ended December 31, 1993, which reflects the change in method of accounting for income taxes.

PRIMARY AND FULLY DILUTED EARNINGS PER SHARE are based on the weighted average number of common shares outstanding during the period and additional common shares assumed to be outstanding to reflect the dilutive effect of common stock equivalents. Stock options and their equivalents are included in earnings per share computations using the treasury stock method, which assumes that the options are exercised at the beginning of the period. Proceeds from such exercise are assumed to be used to repurchase common stock. The difference between the number of common shares assumed to have been issued from the exercise of options and the number of common shares assumed to have been purchased are added to the weighted average number of common shares outstanding.

EMPLOYEE RETIREMENT BENEFITS and related deferred assets and liabilities are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". Pension expense and postretirement health care expense are based on actuarial computations of current and future benefits for employees and retirees.

FINANCIAL INSTRUMENTS include substantially all of the Bank's financial assets and liabilities, and certain off-balance-sheet rights and/or obligations. Such items generally reflect cash and cash equivalents and contractual rights or obligations to receive cash or other financial instruments, respectively.

Derivative financial instruments are financial instruments used to construct a transaction that is derived from and reflects the underlying value of assets, other instruments or various indices. The primary purpose of derivative financial instruments is to transfer price risk associated with the fluctuations in asset values rather than borrow or lend funds. Such items include forward contracts, interest rate swap contracts, options and futures, and other financial instruments with similar characteristics, which include the Bank's off-balance-sheet financial instruments. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In accordance with SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit Risk," SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," the Bank is required to disclose information about financial instruments with off-balance-sheet market or credit risk and concentrations of credit risk associated with its financial instruments, (Notes 15 and 16), fair values of its financial instruments (Note 16), and information about its derivative financial instruments (Note 16), respectively.

RECLASSIFICATION. Certain reclassifications have been made to the accompanying 1994 and 1993 Consolidated Financial Statements to conform to the 1995 presentation.


NOTE 2 - SECURITIES

Securities have been classified in the accompanying Consolidated Statements of Financial Position according to management's intent. Carrying amounts and approximate fair values of Securities were as follows (amounts in thousands):


                                                             December 31, 1995
                                          -----------------------------------------------------
                                                          Gross unrealized holding
                                           Amortized      ------------------------       Fair
                                             Cost          Gains          Losses         Value
                                          ----------     --------        --------       --------
TRADING
Marketable equities                       $  1,148            $23       $    ---       $  1,171
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


AVAILABLE-FOR-SALE
U.S. Government and agency obligations    $  8,297       $    109       $    ---       $  8,406
Mortgage-backed securities                 213,538          2,378          1,826        214,090
Other bonds and notes                        4,175              3             11          4,167
                                          --------       --------       --------       --------
  Total debt securities                    226,010          2,490          1,837        226,663
Marketable equities                         13,329            307            294         13,342
Mutual funds                                 1,070             61            ---          1,131
                                          --------       --------       --------       --------
Total                                     $240,409       $  2,858       $  2,131       $241,136
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


HELD-TO-MATURITY
U.S. Government and agency obligations    $  2,000      $    ---        $    ---       $  2,000
Mortgage-backed securities                  70,881             62            549         70,394
                                          --------       --------       --------       --------
  Total debt securities                     72,881             62            549         72,394
Money market preferred stock                 5,000            ---            ---          5,000
                                          --------       --------       --------       --------
Total                                     $ 77,881       $     62       $    549       $ 77,394
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


                                                              December 31, 1994
                                          -----------------------------------------------------
                                                          Gross unrealized holding
                                          Amortized       ------------------------       Fair
                                            Cost           Gains         Losses          Value
                                          ----------     --------        --------       --------
TRADING
Marketable equities                       $    918       $    ---       $    148       $    770
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


AVAILABLE-FOR-SALE
U.S. Government and agency obligations    $ 21,095       $      1       $    677       $ 20,419
Mortgage-backed securities                 174,667              7          7,832        166,842
Other bonds and notes                       28,903              2            978         27,927
                                          --------       --------       --------       --------
  Total debt securities                    224,665             10          9,487        215,188
Marketable equities                          1,556             37            107          1,486
                                          --------       --------       --------       --------
Total                                     $226,221       $     47       $  9,594       $216,674
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


HELD-TO-MATURITY
U.S. Government and agency obligations    $  2,000      $     ---       $     60       $  1,940
Mortgage-backed securities                 102,702            ---          7,714         94,988
                                          --------       --------       --------       --------
Total                                     $104,702       $    ---       $  7,774       $ 96,928
                                          --------       --------       --------       --------
                                          --------       --------       --------       --------


The scheduled contractual maturities of debt securities at December 31, 1995 are as follows:


                                         Available-for-sale     Held-to-maturity
                                        -------------------- --------------------
                                          Amortized   Fair    Amortized   Fair
                                             Cost     Value      Cost     Value
                                          --------  --------  --------  --------
                                                    (AMOUNTS IN THOUSANDS)
Due in one year or less                   $    ---  $    ---  $  2,000  $  2,000
Due after one year through five years        4,175     4,167       ---       ---
Due after five years through ten years       5,322     5,359       ---       ---
Due after ten years                          2,975     3,047       ---       ---
                                          --------  --------  --------  --------
                                            12,472    12,573     2,000     2,000
Mortgage-backed securities                 213,538   214,090    70,881    70,394
                                          --------  --------  --------  --------
Total                                     $226,010  $226,663  $ 72,881  $ 72,394
                                          --------  --------  --------  --------
                                          --------  --------  --------  --------

Proceeds from sales of securities, realized gains (losses) from sales of securities, and unrealized holding gains (losses) on securities classified as Trading were as follows:


                                                  For the Year Ended December 31, 1995
                                          -----------------------------------------------------
                                                               Gross realized              Net
                                           Proceeds       --------------------------     (losses)
                                          from sales         Gains         Losses         gains
                                          ----------       ---------     ----------     ---------
                                                       (AMOUNTS IN THOUSANDS)
AVAILABLE-FOR-SALE
U.S. Government and agency obligations    $ 27,964        $   ---        $ 1,223       $(1,223)
Other bonds and notes                       17,583            ---            555          (555)
                                          --------        -------        -------        -------
                                            45,547            ---          1,778        (1,778)
Marketable equities                          7,361            720              1            719
                                          --------        -------        -------        -------
Total                                       52,908            720          1,779        (1,059)

TRADING
Net trading gains realized                   5,946            ---            ---            516
Net trading unrealized holding gains           ---            ---            ---             23
                                          --------        -------        -------        -------
Total, net                                $ 58,854       $   720         $ 1,779       $  (520)
                                          --------        -------        -------        -------
                                          --------        -------        -------        -------


                                                    For the Year Ended December 31, 1994
                                        -------------------------------------------------------
                                                               Gross realized              Net
                                           Proceeds       --------------------------      gains
                                          from sales         Gains         Losses        (losses)
                                          ----------       ---------     ----------     ---------
                                                           (AMOUNTS IN THOUSANDS)
AVAILABLE-FOR-SALE
U.S. Government and agency obligations    $  4,020        $    20        $   ---        $    20
Other bonds and notes                       33,929            455              3            452
                                          --------        -------        -------        -------
                                            37,949            475              3            472
Marketable equities                          1,071            208             55            153
                                          --------        -------        -------        -------
Total                                       39,020            683             58            625

TRADING
Net trading gains realized                     772            ---            ---             69
Net trading unrealized holding losses          ---            ---            ---          (148)
                                          --------        -------        -------        -------
Total, net                                $ 39,792        $   683        $    58        $   546
                                          --------        -------        -------        -------
                                          --------        -------        -------        -------

Proceeds from the sales of debt securities during the year ended
December 31, 1993 were approximately $59.2 million. Gross gains of approximately $497,000 and gross losses of approximately $365,000 were realized on those sales.

At December 31, 1995, the aggregate amortized cost, which approximated fair value, of securities pledged as collateral against public funds and treasury tax and loan deposits was approximately $7.0 million.

The aggregate amortized cost and fair value of securities issued by a single issuer, excluding obligations of the U.S. Government and its agencies, which exceeded 10% of Stockholders' Equity at December 31, 1995, are as follows:


                                             AMORTIZED     FAIR
                                                COST       VALUE
                                             ---------    -------
                                             (AMOUNTS IN THOUSANDS)
Cumbs Inc.                                   $12,696      $12,856
Greenwich Capital Acceptance Inc.             14,311       14,739
Salomon Brothers Mortgage
  Securities VII, Inc.                        16,507       16,713
                                             -------      -------
                                             $43,514      $44,308
                                             -------      -------
                                             -------      -------

The Financial Accounting Standards Board issued a "Special Report" in November 1995, "A Guide to Implementation of SFAS 115" (Note 1). This guide provided additional guidance as to the criteria for the financial statement classifications prescribed in SFAS 115. As a result of this additional guidance, the Bank could reassess the appropriateness of the classification of all its securities held. Accordingly, the Bank reclassified securities Held-to-maturity with an aggregate amortized cost of approximately $20.4 million, which approximated fair value, to the classification of Available-for-sale.

NOTE 3 - LOANS RECEIVABLE AND LOANS HELD-FOR-SALE

The components of Loans receivable, net in the accompanying Consolidated Statements of Position were as follows:


                                                        DECEMBER 31,
                                             -----------------------------
                                               1995                1994
                                             --------            --------
                                                (AMOUNTS IN THOUSANDS)
MORTGAGE
        Residential real estate              $695,419            $687,582
        Commercial real estate                 31,234              28,731
        Multi-family real estate               11,237               8,682
        Residential construction                3,518               2,363
                                             --------            --------
                                              741,408             727,358
                                             --------            --------
CONSUMER
        Home equity lines of credit            78,523              70,358
        Home equity installment                21,735              19,267
        Collateral                              3,330               3,014
        All other                              21,492               4,783
                                             --------            --------
                                              125,080              97,422
                                             --------            --------
COMMERCIAL
        Commercial                             15,463              20,199
        Real estate development                 3,603               3,775
                                             --------            --------
                                               19,066              23,974
                                             --------            --------

                                              885,554             848,754

Net deferred loan fees, premiums &
  discounts                                    (3,309)             (2,524)
Allowance for credit losses                    (6,906)             (6,803)
                                             --------            --------

                                              875,339             839,427
Residential real estate loans
  held-for-sale                                (2,035)            (55,190)
                                             --------            --------

Loans receivable, net                        $873,304            $784,237
                                             --------            --------
                                             --------            --------


Loans are summarized between fixed and adjustable rates as follows:

                                                        DECEMBER 31,
                                             -----------------------------
                                               1995                1994
                                             --------            ---------
                                                (AMOUNTS IN THOUSANDS)

Fixed rate                                   $224,741            $213,669
Adjustable rate                               660,813             635,085
                                             --------            --------
Total                                        $885,554            $848,754
                                             --------            --------
                                             --------            --------


The Bank has sold certain mortgage loans and retained the related servicing rights (Note 20). The principal balances of loans serviced for others, which are not included in the accompanying Consolidated Statements of Position, were approximately $147.1 million and $129.3 million at December 31, 1995 and 1994, respectively.

The recorded investment in impaired loans (Note 1) at December 31, 1995 approximated $13.8 million and included approximately $11.1 million in mortgage loans, $1.5 million in consumer loans and $1.2 million in commercial loans. The amount of the related Allowance for credit losses on these loans at December 31, 1995 approximated $1.6 million. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $14.6 million. During the year ended December 31, 1995, amounts recognized as interest income on impaired loans were not significant.

The recorded investment in impaired loans at January 1, 1995 was approximately $15.1 million and included approximately $12.2 million in mortgage loans, $1.3 million in consumer loans and $1.6 million in commercial loans. These loans were reflected as non-performing loans at December 31, 1994 in accordance with accounting principles in effect at that date (Note 1).


Activity in the Allowances for credit losses for each of the three years in the period ended December 31, 1995 was as follows:


                                         MORTGAGE  CONSUMER  COMMERCIAL   TOTAL
                                         --------  --------  ----------  ------
                                                   (AMOUNTS IN THOUSANDS)
Balance - January 1, 1993               $11,166   $1,987    $  784     $13,937
Provision for credit losses               1,925       50       500       2,475
Acquired allowance adjustment *          (5,958)      (5)      ---      (5,963)
Loans charged off                        (2,857)    (860)     (114)     (3,831)
Recoveries of loans previously
  charged off                               329       21        11         361
                                        -------   ------    ------     -------
Balance - December 31, 1993               4,605    1,193     1,181       6,979

Provision for credit losses               1,675      600        50       2,325
Loans charged off                        (1,848)    (573)     (195)     (2,616)
Recoveries of loans previously
  charged off                                63       46         6         115
                                        -------   ------    ------     -------
Balance - December 31, 1994               4,495    1,266     1,042       6,803

Provision for credit losses               1,725      800       ---       2,525
Loans charged off                        (2,306)    (399)      (78)    (2,783)
Recoveries of loans previously
  charged off                               269       84         8         361
                                        -------   ------    ------     -------
Balance - December 31, 1995             $ 4,183   $1,751    $  972     $ 6,906
                                        -------   ------    ------     -------
                                        -------   ------    ------     -------


 * In connection with the Burritt transaction (Note 13), the Bank purchased loans at a discount of approximately $10.4 million, which was added to the Bank's Allowance for credit losses as of December 31, 1992. During 1993, the Bank completed a valuation analysis of these loans and allocated approximately $6.0 million from these amounts to a purchased loan discount, which is being accreted to interest income over the remaining terms of the acquired loans. At December 31, 1995 and 1994, the Allowance for credit losses, which totaled approximately $6.9 million and $6.8 million, respectively, included approximately $1.2 million and $1.8 million, respectively, allocated to the loans acquired in the Burritt transaction.


NOTE 4 - FORECLOSED ASSETS

Foreclosed assets consisted of the following:


                                                         DECEMBER 31,
                                                 ------------------------
                                                   1995            1994
                                                 -------         --------
                                                    (AMOUNTS IN THOUSANDS)
One-to-four family residential                   $ 1,384         $ 1,599
Multi-family                                         ---             510
Commercial real estate                                10             907
Land                                               2,548           3,179
                                                 -------         -------
                                                   3,942           6,195
Allowance for estimated losses                      (230)           (439)
                                                 -------         -------
Foreclosed assets, net                           $ 3,712         $ 5,756
                                                 -------         -------
                                                 -------         -------

Activity in the Allowance for estimated losses on Foreclosed assets was as follows:


                                           FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                             1995     1994       1993
                                             ----     ----       ----
                                                 (AMOUNTS IN THOUSANDS)
Balance at January 1                       $  439    $1,040    $  438
Provision charged to expense                1,500     2,235     4,250
Net losses charged to the allowance        (1,709)   (2,836)   (3,648)
                                           -------   -------   -------
Balance at December 31                     $  230    $  439    $1,040
                                           -------   -------   -------
                                           -------   -------   -------

Losses and expenses related to Foreclosed assets are summarized as follows:


                                        FOR THE YEARS ENDED DECEMBER 31,
                                       ---------------------------------
                                         1995       1994      1993
                                         ----       ----      ----
                                           (AMOUNTS IN THOUSANDS)
Provision charged to expense           $1,500     $2,235    $4,250
Gain on sales                            (120)       (93)     (349)
Holding costs and expenses                532      1,005     1,057
Rental income                            (136)      (243)     (157)
                                       -------    -------   -------
Foreclosed asset expense, net          $1,776     $2,904    $4,801
                                       -------    -------   -------
                                       -------    -------   -------

NOTE 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment were comprised of the following:


                                                   DECEMBER 31,
                                           ---------------------------
                                             1995           1994
                                           --------       --------
                                              (AMOUNTS IN THOUSANDS)
Buildings and land                         $ 7,381        $ 7,266
Leasehold improvements                         870            836
Furniture and equipment                      6,077          5,656
                                           -------        -------
                                            14,328         13,758
Accumulated depreciation and amortization    7,824          6,783
                                           -------        -------
Bank premises and equipment, net           $ 6,504        $ 6,975
                                           -------        -------
                                           -------        -------

Depreciation and amortization included in Non-interest expense aggregated approximately $1.1 million, $806,900 and $692,100 for the years ended December 31, 1995, 1994 and 1993, respectively.

Rent expense for banking premises of $705,400, $847,100 and $792,500 is included in Occupancy expense in the accompanying Consoliated Statements of Earnings for the years ended December 31, 1995, 1994 and 1993, respectively.

Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1995 (amounts in thousands):


         Years Ending December 31,                                   Amount
         -------------------------                                   ------
                    1996                                             $  628
                    1997                                                536
                    1998                                                366
                    1999                                                224
                    2000                                                105
                    Thereafter                                          101
                                                                     ------
                    Total future minimum lease payments              $1,960
                                                                     ------
                                                                     ------

These leases include options to renew for periods ranging from 3 to 22 years.

NOTE 6 - DEPOSITS

Deposits were comprised of the following:


                                                       DECEMBER 31,
                                   ----------------------------------------------------
                                             1995                         1994
                                   ----------------------        -------------------------
                                            (DOLLAR AMOUNTS IN THOUSANDS)

                                     RATES %         AMOUNT        RATES %        AMOUNT
                                   -----------    ----------    ------------    ----------
Demand                                            $   35,999                    $   30,918
NOW                               1.75-2.00(a)        47,460    1.75-2.00(a)        49,097
Regular and club savings             2.00            185,610       2.00            213,574
Money market deposit accounts        5.57  (b)       209,265       5.10  (b)       205,239
Time accounts                        5.66  (b)       579,811       4.72  (b)       528,918
                                                  ----------                    ----------
Total deposits                                    $1,058,145                    $1,027,746
                                                  ----------                    ----------
                                                  ----------                    ----------

     (a) Ranges indicate tiers
     (b) Weighted average stated rate

Time accounts at December 31, 1995 mature as follows:


                                            WEIGHTED AVERAGE
                  YEAR OF MATURITY            STATED RATE                 AMOUNT
                  ----------------          ----------------            ---------
                                            (DOLLAR AMOUNTS IN THOUSANDS)
                          1996                    5.47%                 $385,121
                          1997                    6.10%                  113,438
                          1998                    5.54%                   24,561
                        Beyond                    6.11%                   56,691
                                                                        --------
                         Total                    5.66%                 $579,811
                                                                        --------
                                                                        --------

Time deposit accounts of $100,000 or more approximated $38.0 million at December 31, 1995. Of that amount, approximately $14.6 million mature in six months or less, $7.8 million mature after six months to one year, and $15.6 million mature after one year.

Interest expense on deposits is summarized as follows:


                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                             1995            1994         1993
                                           -------        -------       -------
                                                  (AMOUNTS IN THOUSANDS)
NOW                                        $   901        $   931       $ 1,108
Regular and club savings                     3,937          4,488         5,928
Money market deposits                       11,320          7,979         5,970
Time accounts                               30,058         22,530        24,453
Escrow                                         192            174           220
                                           -------        -------       -------

Total interest expense on deposits         $46,408        $36,102       $37,679
                                           -------        -------       -------
                                           -------        -------       -------

NOTE 7 - BORROWED FUNDS

Terms of the Advances from the Federal Home Loan Bank of Boston ("FHLBB") were as follows:


                                                                    DECEMBER 31,
                                              -------------------------------------------------------------
MATURITY/REPRICE DATE                                  1995                              1994
---------------------                         -----------------------         -----------------------------
                                                            (DOLLAR AMOUNTS IN THOUSANDS)

                                                        WEIGHTED AVERAGE                   WEIGHTED AVERAGE
                                           BALANCE       INTEREST RATE        BALANCE       INTEREST RATE
                                          ---------     ----------------     ---------     ----------------
     1995                                 $    ---            ---%           $  1,482            ---%
     1995                                      ---            ---              58,703           6.02
     1996                                    1,011            ---                 ---            ---
     1996                                   71,955           5.45              27,050           4.95
     1997                                   19,190           5.55              19,190           5.55
     1998                                    1,600           5.48               1,600           5.48
     1999                                    2,200           8.60               2,200           8.60
     2000                                      920           9.16                 920           9.16
                                          --------                           --------
     Total Advances from the FHLBB        $ 96,876                           $111,145
                                          --------                           --------
                                          --------                           --------

The Bank has a cash management line of credit from the FHLBB in the amount of $20.0 million at December 31, 1995. At December 31, 1995 and 1994, the Bank had book overdrafts of approximately $1.0 million and $1.5 million, respectively, which are included in Advances from the FHLBB in the accompanying Consolidated Statements of Position.

The Company had a $3.0 million line of credit (Note 18) which was paid off in June 1994.

The Bank had borrowings during the year ended December 31, 1995 from Securities Sold under Agreements to Repurchase ("Repurchase agreements"). There were no outstanding Repurchase agreements at December 31, 1995. The approximate average daily balance, maximum month-end balance and weighted average interest rate for Repurchase agreements for the year ended December 31, 1995 were $12.2 million, $36.3 million and 5.96%, respectively.

Interest expense on borrowed funds is summarized as follows:


                                              FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                             1995           1994          1993
                                            ------         ------        ------
                                                   (AMOUNTS IN THOUSANDS)
FHLBB                                       $4,579         $6,767        $6,098
Line of credit                                 ---             43           112
Repurchase agreements                          729            ---             7
                                            ------         ------        ------
Total interest expense on borrowed funds    $5,308         $6,810        $6,217
                                            ------         ------        ------
                                            ------         ------        ------


Stock of the FHLBB, mortgage loans and mortgage-backed securities with fair values, as determined in accordance with FHLBB's collateral pledge agreement, at least equal to the outstanding advances and any unused lines of credit were pledged against outstanding advances from the FHLBB at December 31, 1995 and 1994.


NOTE 8 - BENEFIT PLANS

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

The components of the net pension expense reflected in Employee benefits expense were as follows:


                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                   ----------------------------------
                                                   1995           1994           1993
                                                   ----           ----           ----
                                                         (AMOUNTS IN THOUSANDS)
Service cost-benefits earned during the period     $347           $400           $264
Interest cost on projected benefit obligation       381            305            272
Actual return on plan assets                       (637)            67           (400)
Net amortization and deferral                       229           (466)            75
                                                   ----           ----           ----
Net pension expense                                $320           $306           $211
                                                   ----           ----           ----
                                                   ----           ----           ----

Assumptions used in the accounting were:


                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                  -----------------------------------
                                                  1995           1994           1993
                                                  -----          -----          -----
Discount/settlement rates                         7.00%          7.00%          7.00%
Rates of increase in compensation levels          5.00%          5.00%          5.50%
Long-term rate of return on assets                9.50%          9.50%          9.50%

The following table sets forth the plan's funded status and amounts recognized in the Consolidated Statements of Position:


                                                                               DECEMBER 31,
                                                                    --------------------------------
                                                                      1995                     1994
                                                                    --------                 --------
                                                                          (AMOUNTS IN THOUSANDS)
Actuarial present value of benefit obligations:
      Accumulated benefit obligation - vested                       $(4,543)                 $(3,306)
      Accumulated benefit obligation - nonvested                       (120)                     (72)
                                                                    --------                 --------
        Total accumulated benefit obligation                         (4,663)                  (3,378)
Effect of projected future compensation levels                       (1,964)                  (1,174)
                                                                    --------                 --------
Projected benefit obligation (PBO) for service
      rendered to date                                               (6,627)                  (4,552)
Plan assets, at fair value *                                          4,801                    4,095
                                                                    --------                 --------
PBO in excess of plan assets                                         (1,826)                    (457)
Unrecognized net asset existing at January 1, 1987
      being recognized over approximately 18 years                      (84)                     (93)
Unrecognized net loss resulting from past experience different
      from that assumed, and effects of changes in assumptions        1,785                      484
                                                                    --------                 --------

Accrued pension cost included in Other liabilities                  $  (125)                    $(66)
                                                                    --------                 --------
                                                                    --------                 --------

     * The plan's assets are allocated among equity securities and various short and intermediate term bond funds.

B. DEFERRED COMPENSATION PLAN
The Bank has adopted deferred compensation agreements for its directors whereby directors can defer earned fees to future years with benefits commencing at retirement or pre-retirement benefits at death prior to retirement. The deferred compensation expense for the years ended December 31, 1995, 1994 and 1993 was $115,300, $96,100 and $92,600, respectively. The Bank has purchased life insurance policies which it intends to use to fund the retirement benefits. For income tax purposes, no deduction is allowed for the insurance premium expense or deferred compensation expense, but a deduction will be allowed at the time compensation is paid to the participant. For the years ended December 31, 1995, 1994 and 1993, the Bank had no insurance premium expenses inasmuch as policy loans were utilized to fund premiums due.

In September 1995, both the Bank and the Company adopted a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may elect to defer the payment of all or any portion of their Board or Committee fees, with deferred amounts to be payable commencing upon the director's death, disability or termination of service for reason other than death or disability. Deferred amounts bear interest at a rate equal to the one year U.S. Treasury rate, plus 50 basis points, adjusted monthly.

C. THRIFT PLAN
The Bank has established a defined contribution thrift plan (the "Thrift Plan") covering eligible employees. Full-time employees are eligible to participate in the Thrift Plan upon completion of six months of service. Eligible employees participating in the Thrift Plan may contribute between one percent and ten percent of their pre-tax annual compensation. If an employee contributes the maximum ten percent of annual compensation, the employee may also contribute an additional ten percent of post-tax annual compensation. The Bank contributes $.50 out to the Thrift Plan for each $1.00 contributed by participants up to three percent of each participant's compensation. The Bank's expense during the years ended December 31, 1995, 1994 and 1993 was $91,700, $85,800 and $71,600,
respectively.

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

The following table sets forth the accumulated postretirement benefit obligation ("APBO") reconciled to the accrued postretirement benefit cost included in the accompanying Consolidated Statements of Position:


                                                                DECEMBER 31,
                                                          ----------------------
                                                            1995          1994
                                                          --------      --------
                                                          (AMOUNTS IN THOUSANDS)
Accumulated postretirement benefit obligation:
   Retirees                                               $  (518)      $  (488)
   Fully eligible active plan participants                   (213)         (180)
   Other active plan participants                          (1,973)       (1,561)
                                                          --------      --------
     Total APBO                                            (2,704)       (2,229)
Unrecognized transition obligation                          1,812         1,917
Unrecognized net gain resulting from past experience
   different from that assumed, and effects
   of changes in assumptions                                 (780)         (920)
                                                          --------      --------
Accrued postretirement benefit cost
   included in Other liabilities                          $(1,672)      $(1,232)
                                                          --------      --------
                                                          --------      --------

The APBO includes approximately $2.1 million attributable to the Company's postretirement health care plan.

Net periodic postretirement benefit cost reflected in Employee benefits expense in the accompanying Consolidated Statements of Earnings included the following components:


                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------
                                                       1995           1994           1993
                                                      ------         ------         ------
                                                             (AMOUNTS IN THOUSANDS)
Service cost-benefits attributable to
   service during the period                          $  212         $  280         $  168
Interest cost on APBO                                    187            168            176
Amortization                                              68            102            105
                                                      ------         ------         ------
Net periodic postretirement benefit cost              $  467         $  550         $  449
                                                      ------         ------         ------
                                                      ------         ------         ------

For measurement purposes, a 13.0% annual rate of increase in the per capita cost of covered health care benefits was assumed in 1995. The rate was assumed to decrease gradually to 4.0% in year 12 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately $406,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for the year then ended by approximately $73,000.

The weighted-average discount rates used in determining the accumulated postretirement benefit obligation were 7.0%, 8.5% and 7.0% in 1995, 1994 and 1993, respectively.

NOTE 9 - INCOME TAXES

The components of federal and state income tax provisions consisted of the following:


                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
                                                  1995           1994           1993
                                                 -------        -------        -------
                                                         (AMOUNTS IN THOUSANDS)
Current income tax provision
   Federal                                       $3,872         $3,102         $3,070
   State                                          1,419          1,158          1,157
                                                 -------        -------        -------
Total current income tax provision                5,291          4,260          4,227
                                                 -------        -------        -------

Deferred income tax benefit
   Federal                                         (214)          (246)          (636)
   State                                            (57)           (94)          (243)
                                                 -------        -------        -------
Total deferred income tax benefit                  (271)          (340)          (879)
                                                 -------        -------        -------
Provision for income taxes, net                  $5,020         $3,920         $3,348
                                                 -------        -------        -------
                                                 -------        -------        -------


The Company's effective income tax rate differed from the Federal statutory tax rate as follows:


                                                            FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------------------------------------------
                                           1995                           1994                         1993
                                           ----                           ----                         ----
                                                              (DOLLAR AMOUNTS IN THOUSANDS)

                                  AMOUNT             %          AMOUNT             %          AMOUNT             %
                                  -------          -----        -------          -----        -------          ----
Tax at statutory Federal rate     $4,296           34.0         $3,274           34.0         $2,814           34.0
State tax*                           899            7.1            703            7.3            603            7.3
Dividend income exclusion           (150)          (1.2)           (67)          (0.7)           (72)          (0.9)
Other                                (25)          (0.2)            10            0.1              3            0.1
                                  -------          -----        -------          -----        -------          ----
Effective rate on operations      $5,020           39.7         $3,920           40.7         $3,348           40.5
                                  -------          -----        -------          -----        -------          ----
                                  -------          -----        -------          -----        -------          ----

* NET OF FEDERAL TAX BENEFIT

The components of the net deferred income tax asset are as follows:


                                                       DECEMBER 31,
                                                 --------------------------
                                                  1995                1994
                                                 ------              ------
                                                    (AMOUNTS IN THOUSANDS)
Deferred income tax liability
          Federal                                $  677              $  273
          State                                     253                 104
                                                 ------              ------
                                                    930                 377
                                                 ------              ------
Deferred income tax asset
          Federal                                 3,077               5,549
          State                                   1,146               2,121
                                                 ------              ------
                                                  4,223               7,670
                                                 ------              ------
Net deferred income tax asset                    $3,293              $7,293
                                                 ------              ------
                                                 ------              ------

The tax effects of each item of income and expense and net unrealized gains (losses) on securities available-for-sale that give rise to deferred income taxes are as follows:


                                                        DECEMBER 31,
                                                  ----------------------
                                                     1995        1994
                                                    -------     -------
                                                  (AMOUNTS IN THOUSANDS)
            Allowances for losses                   $2,141      $2,023
            Depreciation                              (122)        (62)
            Deferred loan fees                        (185)        (59)
            Deferred compensation                      244         215
            Loan expense                               311         291
            Employee benefits                          745         539
            Trading (gains) losses                     (10)         62
            Intangible asset                           470         314
                                                    -------     -------
                                                     3,594       3,323
            Unrealized (gains) losses                 (301)      3,970
                                                    -------     -------
            Net deferred income tax asset           $3,293      $7,293
                                                    -------     -------
                                                    -------     -------

A summary of the change in the net deferred income tax asset is as follows:


                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                      1995           1994           1993
                                                                     -------        -------        -------
                                                                           (AMOUNTS IN THOUSANDS)
         Net deferred income tax asset -- beginning                  $7,293         $2,055         $  556
         Cumulative effect of a change in accounting principle          ---            ---          1,548
         Deferred income tax provision:
           Income and expense                                           271            340            879
           Unrealized (gains) losses                                 (4,271)         4,898           (928)
                                                                     -------        -------        -------
         Net deferred income tax asset -- ending                     $3,293         $7,293         $2,055
                                                                     -------        -------        -------
                                                                     -------        -------        -------

The Company has recorded a net deferred income tax asset of approximately $3.3 million.Realization is dependent on various factors and is not assured. However, management is of the opinion that it is more likely than not that all of the net deferred tax asset will be realized.

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

Effective January 1, 1993, the Company adopted SFAS 109. As a result, the Company recorded a cumulative one-time benefit of this change in accounting principle of approximately $1.5 million or $.52 per share (fully diluted) in the accompanying Consolidated Statements of Earnings for the year ended December 31, 1993.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

The accompanying Consolidated Financial Statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest-rate risk and liquidity risk. These commitments and contingent liabilities are described in
Note 16.

The Company is party to litigation and claims arising from the normal course of business. After consultation with legal counsel, management is of the opinion that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

NOTE 11 - STOCK OPTIONS

Under the Company's stock option plans 456,682 shares, adjusted to reflect stock dividends, if any, of common stock were reserved at December 31, 1995. At the time options are granted, no accounting entry is made. The proceeds from the exercise of options are credited to common stock for the par value of the shares purchased and the excess of the option price over the par value of the shares issued is credited to additional paid-in capital. The exercise price of options granted approximated the fair market value of the shares on the dates granted. Additionally, stock appreciation rights have been granted in tandem with stock options under the Company's 1985 Stock Option Plan.

In accordance with generally accepted accounting principles, compensation accruals are required for SARS when the market value exceeds the option exercise price. However, compensation expense should be measured according to the terms the Company's SARS holders are most likely to elect based upon the facts available each period. Accordingly, no expense accruals have been made for the years ended December 31, 1995, 1994 and 1993 inasmuch as management does not anticipate exercise of SARS at this time.

The following table and the data below summarizes the shares subject to option under the plan which have been adjusted to reflect stock dividends declared:


                                         FOR THE YEARS ENDED DECEMBER 31,
                                         --------------------------------
                                               1995          1994
                                             --------      --------
Outstanding at beginning of period           237,918        292,290
Granted                                      135,918         47,512
Exercised                                    (22,696)      (101,884)
                                             --------      --------
Outstanding at end of period                 351,140        237,918
                                             --------      --------
                                             --------      --------

As of December 31, 1995, 351,140 options were exercisable at prices ranging from $9.03 to $26.30.

At December 31, 1995, there were 351,140 options in the plan that remained outstanding. Through December 31, 1995, 150,614 options have been exercised and 45,590 options, adjusted to reflect subsequent stock dividends, have been cancelled. 105,542 options are available for grant.

During the year ended December 31, 1995, 19,634 SARS were exercised which resulted in payments to employees aggregating $177,900. During 1994, 8,429 SARS were exercised which resulted in payments to employees aggregating $121,700. These amounts are included in Salary and wage expense in the accompanying Consolidated Statements of Earnings for the years ended December 31, 1995 and 1994. During the year ended 1993, there were no SARS exercised.


NOTE 12 - STOCKHOLDERS' EQUITY

A.  DIVIDENDS.
Pursuant to Connecticut law, cash dividends may be paid by the Bank to the Company out of net profits, defined as the remainder of earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting all current operating expenses, actual losses, accrued dividends on preferred stock and all federal and state taxes. The total dividends declared by the Bank in any calendar year shall not exceed the total of its net profits for that year combined with its net profits for the preceding two years. In connection with the termination of the Memorandum of Understanding (the "Memorandum") with the Connecticut Commissioner of Banking and the FDIC, the Bank's Board of Directors has adopted a policy that limits the payment of cash dividends by the Bank to the Company to 10% of the Bank's net income (Note 19).

A cash dividend of $.06 per share, aggregating approximately $182,000, will be paid by the Company on March 1, 1996 to stockholders of record at February 16, 1996.

The Board of Directors declared 5% stock dividends on March 15, 1995 and November 10, 1995. Cash was paid in lieu of fractional shares for the November 10, 1995 dividend. For the March 15, 1995 dividend, due to the restrictions stipulated under the Memorandum regarding dividends, the Company arranged for the sale of the aggregate fractional interests and distributed the cash proceeds to the stockholders. In accordance with generally accepted accounting principles, weighted average shares outstanding, and thus earnings per share, for each of the periods have been retroactively adjusted.

B.  STOCK OPTIONS EXERCISED.
During the year ended December 31, 1995, 3,062 stock options were exercised, resulting in an increase to Additional paid-in capital of approximately $64,000.

During the year ended December 31, 1994, 93,455 stock options were exercised, resulting in an increase to Additional paid-in capital of approximately $1.8 million, which includes tax benefits of approximately $678,000.


NOTE 13 - ACQUISITION OF BURRITT INTERFINANCIAL BANCORPORATION

On December 4, 1992, Derby Savings entered into an Insured Deposit Purchase and Assumption Agreement with the FDIC, pursuant to which Derby purchased certain assets and assumed the insured deposits and certain other liabilities of Burritt Interfinancial Bancorporation, New Britain, Connecticut in an FDIC-assisted transaction.

In the transaction, the Bank assumed approximately $460 million of insured deposits and approximately $5.5 million of other liabilities of Burritt. The assets of Burritt acquired included, among others, loans totaling approximately $169.3 million that were purchased at a $10.4 million discount (Note 3). The Bank recorded approximately $5.0 million as a core deposit intangible, which is included in Other assets and approximated $2.8 million, net of amortization, at December 31, 1995 (Note 1).

As part of the transaction, the Bank entered into an interim management agreement with the FDIC pursuant to which the Bank would service loans which at December 31, 1992 totaled approximately $258.9 million. The fees earned by the Bank for providing this service amounted to approximately $3.7 million in 1993. The servicing of these loans for the FDIC ended September 30, 1993.


NOTE 14 - NON-INTEREST INCOME AND NON-INTEREST EXPENSE

Included in Service charges and other income were the following:


                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------
                                                       1995           1994           1993
                                                      ------         ------         ------
                                                              (AMOUNTS IN THOUSANDS)
Fees on loans                                         $  729         $  552         $  551
Fees on loans serviced for the FDIC (Note 13)            ---            ---          3,681
Deposit service charges                                  784            814            867
All other, none greater than 1% of income              1,192          1,087            988
                                                      ------         ------         ------
Total                                                 $2,705         $2,453         $6,087
                                                      ------         ------         ------
                                                      ------         ------         ------

Included in Other Non-interest expense were the following:


                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------
                                                       1995           1994           1993
                                                      ------         ------         ------
                                                              (AMOUNTS IN THOUSANDS)
Data processing                                       $1,345         $1,266         $2,035
FDIC insurance premium                                 1,518          2,770          2,435
Marketing                                              1,285          1,291            821
Amortization of intangible assets (Note 13)              709            711            712
All other, none greater than 1% of income              3,171          3,403          3,640
                                                      ------         ------         ------
Total                                                 $8,028         $9,441         $9,643
                                                      ------         ------         ------
                                                      ------         ------         ------

NOTE 15 - SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

The Bank is primarily engaged in the business of providing credit secured by residential real estate to the consumer segment of the Bank's market area within Connecticut. The concentration of the Bank's loan portfolio by type of loan at December 31, 1995 and 1994, is set forth in Note 3. These loans include one-to-four family mortgages, construction loans and home equity loans aggregating approximately $802.8 million and $783.3 million at December 31, 1995 and 1994, respectively, or approximately 90.7% and 92.3% of total loans, respectively. Approximately 85.6% and 95.8% of these loans are secured by residential real estate located in Connecticut at December 31, 1995 and 1994, respectively.

The Bank also has loan commitments, including unused lines of credit and amounts not yet advanced on construction loans, secured by Connecticut real estate. In addition, at December 31, 1995 a substantial portion of the Bank's foreclosed assets (Note 4) is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed assets are particularly susceptible to changes in real estate market conditions in Connecticut.

In the normal course of business, the Bank may have deposits in correspondent accounts substantially in excess of depository insurance limits. To reduce the credit risk associated with such activities, the Bank periodically reviews the financial condition of such correspondent banks.


NOTE 16 - FINANCIAL INSTRUMENTS

A. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and manage its interest rate risk. These financial instruments substantially include commitments to extend credit and commitments to sell mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the accompanying Consolidated Statements of Position. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the counterparty for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank's exposure to market risk associated with commitments to sell residential mortgage loans relates to the possible inability of counterparties to meet contract terms or the Bank's inability to originate loans to fulfill these commitments.

COMMITMENTS TO EXTEND CREDIT. Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These financial instruments are recorded in the financial statements when they are funded or when related fees are incurred or received. Loan commitments are subject to the same credit policies as loans and generally have fixed expiration dates or other termination clauses. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained is based on management's credit evaluation of the counterparty. Collateral held is primarily residential and commercial real property. Interest rates are generally variable with the exception of the unadvanced portions of construction loans, which have fixed rates of interest and generally mature within one year. The Bank also issues traditional letters of credit which commit the Bank to make payments on behalf of its customers based upon specific future events. Since many of the letters of credit are expected to expire without being drawn upon, the total letters of credit do not necessarily represent future cash requirements. Collateral is obtained based upon management's credit assessment of the customer.

The Bank's exposure to credit risk is represented by the contractual notional amount of those instruments and is summarized below:



                                                                         DECEMBER 31,
                                                                   -----------------------
                                                                     1995           1994
                                                                   --------       --------
                                                                    (AMOUNTS IN THOUSANDS)
          Loan Commitments
               Commitments to extend credit                        $ 15,648       $ 10,783
               Commitments to purchase loans                          6,151         24,000
               Unadvanced commercial lines of credit                 10,021          8,232
               Unadvanced portion of construction loans               3,751          2,904
               Unused portion of home equity lines of credit         65,458         59,977
               Other consumer lines of credit                         1,263            994
                                                                   --------       --------
          Total                                                    $102,292       $106,890
                                                                   --------       --------
                                                                   --------       --------

          Letters of credit                                        $  2,291       $  1,463
                                                                   --------       --------
                                                                   --------       --------


COMMITMENTS TO SELL RESIDENTIAL MORTGAGE LOANS. The Bank enters into forward commitments to sell residential mortgage loans to reduce market risk associated with originating loans for sale in the secondary market. In order to fulfill a forward commitment, the Bank delivers originated loans at prices specified by the contracts. At December 31, 1995, the Bank had no commitments to sell mortgage loans.

B.FAIR VALUES OF FINANCIAL INSTRUMENTS

Estimating the fair values of the Bank's financial instruments includes the use of information that is highly subjective. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, and credit quality and interest rates, all of which are subject to change. As a result, fair values estimated could be significantly different from amounts actually realized or paid at settlement or maturity of the financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

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

FHLBB STOCK AND ACCRUED INCOME RECEIVABLE.
The carrying amount approximates fair value.

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

OFF-BALANCE-SHEET INSTRUMENTS.
The fair values of commitments to extend credit and unadvanced lines of credit are estimated based on interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and the creditworthiness of the potential borrowers. The fair value of commitments to sell residential mortgage loans are estimated based on secondary market prices available for commitments with similar terms.

Using the preceding assumptions, the estimated fair values of the Bank's financial instruments are as follows:


                                                                        DECEMBER 31,
                                         ---------------------------------------------------------------------
                                                       1995                                    1994
                                         -----------------------------            ----------------------------
                                                                  (AMOUNTS IN THOUSANDS)
                                          CARRYING              FAIR              CARRYING              FAIR
                                           AMOUNT              VALUE               AMOUNT              VALUE
                                         ---------           ---------           ---------           ---------
Financial Assets
     Cash and short term investments     $  20,730           $  20,730           $  18,628           $  18,628
     Securities                            320,188             319,701             322,146             314,372
     Loans held-for-sale                     2,035               2,035              55,190              57,951
     Loans receivable, net                 873,304             885,002             784,237             769,951
     FHLBB stock                             9,793               9,793               8,899               8,899
     Accrued income receivable               7,746               7,746               7,227               7,227

Financial Liabilities
     Deposits and escrow                 1,069,338           1,071,988           1,039,631           1,037,556
     Advances from FHLBB                    96,876              97,471             111,145             111,322

Off-Balance-Sheet Financial Instruments
     Commitments to extend credit              ---                   *                 ---                   *
     Commitments to sell mortgage loans        ---                 ---                 ---                   *

*  AMOUNTS WERE NOT SIGNIFICANT.


NOTE 17 - RELATED PARTY TRANSACTIONS

At December 31, 1995 and 1994 loans to directors aggregated approximately $558,000 and $1.2 million, respectively. During the year ended December 31, 1995, no new loans were granted to directors, former directors' loans totaled approximately $394,000, and repayments totaled approximately $239,000. During the years ended December 31, 1995, 1994 and 1993, payments aggregating approximately $190,000, $364,000 and $509,000, respectively, were made for legal, insurance and appraisal services to entities in which certain directors have an interest. These loans and payments were made in the ordinary course of business. The loans were granted on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

NOTE 18 - CONDENSED FINANCIAL INFORMATION OF DS BANCOR, INC.
(PARENT COMPANY ONLY)

The condensed Statements of Position for DS Bancor, Inc. were as follows:


                                                           DECEMBER 31,
                                                     -----------------------
                                                       1995           1994
                                                     --------       --------
                                                     (AMOUNTS IN THOUSANDS)
ASSETS
Cash in subsidiary bank                                 $812           $860
Investment in bank subsidiary, at equity              79,658         65,985
Other assets                                             344            303
                                                     --------       --------
TOTAL ASSETS                                         $80,814        $67,148
                                                     --------       --------
                                                     --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Other liabilities                                         $5            $11
                                                     --------       --------

STOCKHOLDERS' EQUITY
Common stock                                           3,368          3,085
Additional paid-in capital                            44,514         37,780
Retained earnings                                     37,440         30,785
Less: Treasury stock, at cost (339,500 shares)        (4,513)        (4,513)
                                                     --------       --------
TOTAL STOCKHOLDERS' EQUITY                            80,809         67,137
                                                     --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $80,814        $67,148
                                                     --------       --------
                                                     --------       --------

The condensed Statements of Earnings were as follows:


                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------------
                                                                      1995                1994                1993
                                                                     -------             -------             -------
                                                                                 (DOLLAR AMOUNTS IN THOUSANDS,
                                                                                     EXCEPT PER SHARE DATA)
INCOME
Dividends from subsidiary                                            $  ---              $  567              $  873
Other                                                                    50                  39                 ---
                                                                     -------             -------             -------
Total income                                                             50                 606                 873
                                                                     -------             -------             -------

EXPENSE
Interest expense *                                                     ---                   43                 113
Other                                                                   148                 265                 181
                                                                     -------             -------             -------
Total expense                                                           148                 308                 294
                                                                     -------             -------             -------

Income (loss) before income taxes and change
   in equity of subsidiary                                              (98)                298                 579
Income tax benefit                                                       41                 109                 119
                                                                     -------             -------             -------
Income (loss) before change in equity
  of subsidiary                                                         (57)                407                 698
Change in equity of subsidiary                                        7,670               5,303               4,228
                                                                     -------             -------             -------
Income before cumulative effect of a change
   in accounting principle                                            7,613               5,710               4,926
Cumulative effect of change in
   accounting principle (Note 9)                                        ---                 ---               1,548
                                                                     -------             -------             -------
NET INCOME                                                           $7,613              $5,710              $6,474
                                                                     -------             -------             -------
                                                                     -------             -------             -------

WEIGHTED AVERAGE SHARES OUTSTANDING (NOTES 1 & 12)
   Primary                                                        3,091,578           3,070,492           2,978,004
   Fully Diluted                                                  3,103,253           3,072,672           3,019,457

EARNINGS PER SHARE--PRIMARY (NOTES 1 & 12)
   Income before cumulative effect of a
      change in accounting principle                                 $ 2.46              $ 1.86              $ 1.65
   Cumulative effect of a change in
      accounting principle                                              ---                 ---                 .52
                                                                     -------             -------             -------
   Net income                                                        $ 2.46              $ 1.86              $ 2.17
                                                                     -------             -------             -------
                                                                     -------             -------             -------

EARNINGS PER SHARE--FULLY DILUTED (NOTES 1 & 12)
   Income before cumulative effect of a
      change in accounting principle                                 $ 2.45              $ 1.86              $ 1.63
   Cumulative effect of a change in
      accounting principle                                              ---                 ---                 .51
                                                                     -------             -------             -------
   Net income                                                        $ 2.45              $ 1.86              $ 2.14
                                                                     -------             -------             -------
                                                                     -------             -------             -------

  * The Board of Directors authorized and the Company established a $3.0 million line of credit to partially fund the repurchase of the Company's common stock in 1989 and 1990. This loan, which had an interest rate of prime plus one percent, was paid in full in June, 1994. (Notes 7 & 19).

The condensed changes in the components of Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993 were as follows:


                                                                           ADDITIONAL
                                                           COMMON            PAID-IN             RETAINED            TREASURY
                                                            STOCK            CAPITAL             EARNINGS              STOCK
                                                           ------          ----------            ---------           ---------
                                                                            (DOLLAR AMOUNTS IN THOUSANDS)
Balance - January 1, 1993                                  $2,865             $33,971             $26,262             $(4,513)

Net income                                                                                          6,474
Stock dividend declared on common stock (Note 12)             126               2,029              (2,155)
Shares issued for fractional interest                                               7
Cash in lieu of fractional shares                                                                      (7)
Adjustment for unrealized security gains of
  subsidiary (Note 2)                                                                               1,381
                                                           ------          ----------            ---------           ---------
Balance - December 31, 1993                                 2,991              36,007              31,955              (4,513)

Net income                                                                                          5,710
Stock options exercised (93,455 shares) (Note 11)              94               1,773
Adjustment for unrealized security losses of
  subsidiary (Note 2)                                                                              (6,880)
                                                           ------          ----------            ---------           ---------
Balance - December 31, 1994                                 3,085              37,780              30,785              (4,513)

Net income                                                                                          7,613
Stock dividend declared on common stock (Note 12)             280               6,658              (6,938)
Shares issued for fractional interest                                              12
Cash in lieu of fractional shares                                                                     (23)
Stock options exercised (3,062 shares) (Note 11)                3                  64
Adjustment for unrealized security gains of
  subsidiary (Note 2)                                                                               6,003
                                                           ------          ----------            ---------           ---------
Balance - December 31, 1995                                $3,368             $44,514             $37,440             $(4,513)
                                                           ------          ----------            ---------           ---------
                                                           ------          ----------            ---------           ---------

The condensed Statements of Cash Flows were as follows:


                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                        1995                1994                1993
                                                       ------             -------              ------
                                                                    (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Dividends received from subsidiary                  $ ---              $  567               $ 873
   Interest income                                        50                  39                 ---
   Tax benefit received from subsidiary                  ---                  80                 ---
   Interest paid                                         ---                 (68)               (123)
   Cash paid to suppliers                               (154)               (260)               (205)
                                                       ------             -------              ------
      Net cash (used) provided by
      operating activities                              (104)                358                 545
                                                       ------             -------              ------
CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on notes payable--Bank                       ---              (1,450)               (483)
   Dividends paid to stockholders                        (23)                ---                  (7)
   Issuance of common stock                               79               1,867                   7
                                                       ------             -------              ------
      Net cash provided (used) by financing
      activities                                          56                 417                (483)
                                                       ------             -------              ------
NET INCREASE (DECREASE) IN CASH                          (48)                775                  62
CASH AT BEGINNING OF YEAR                                860                  85                  23
                                                       ------             -------              ------
CASH AT END OF YEAR                                    $ 812              $  860               $  85
                                                       ------             -------              ------
                                                       ------             -------              ------

A reconciliation of net income to cash (used) provided by operating activities was as follows:


                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                          --------------------------------------
                                                            1995           1994           1993
                                                          --------       --------       --------
                                                                   (AMOUNTS IN THOUSANDS)
Net income                                                $ 7,613        $ 5,710        $ 6,474
Items not resulting in cash flow:
   Equity in undistributed earnings of subsidiary          (7,670)        (5,303)        (5,776)
   Increase in income tax benefits receivable                 (41)           (29)          (119)
   Decrease in accrued expenses                                (6)           (20)           (34)
                                                          --------       --------       --------
Net cash flow from operating activities                   $  (104)       $   358        $   545
                                                          --------       --------       --------
                                                          --------       --------       --------


NOTE 19 - REGULATORY MATTERS

DS Bancor and Derby Savings Bank, pursuant to the regulations of the Federal Reserve Board (the "Board") and the FDIC, respectively, are subject to risk-based capital standards. These risk-based standards require a minimum ratio of total capital to risk-weighted assets of 8.0%. Of the required capital, 4.0% must be tier 1 capital (primarily Stockholders' Equity).

The Board has supplemented these standards with a minimum leverage ratio of 3.0% of tier 1 capital to total assets. The Board has indicated that all but the most highly rated bank holding companies should maintain a leverage ratio of 4% to 5% of tier 1 capital to total assets. The FDIC has adopted a similar leverage requirement.

In August 1995, the FDIC and the Connecticut Banking Commissioner terminated the Memorandum entered into by the Bank in April 1992. The Memorandum, as amended, required that the Bank achieve a tier 1 capital to total assets ratio of at least 5.75% by June 30, 1995. Additionally, the Memorandum limited the payment of cash dividends by the Bank to DS Bancor to the Company's debt service and non-salary expenses.

By June 30, 1995, the Bank had achieved a tier 1 capital to total assets ratio of 5.9%, which led to the termination of the Memorandum by the FDIC and the Connecticut Banking Commissioner. At December 31, 1995, this ratio stood at 6.1%. In connection with the termination of the Memorandum, the Bank's Board of Directors has adopted a policy that limits the payment of cash dividends by the Bank to the Company up to 10% of the Bank's net income.


The following table summarizes the capital ratios of DS Bancor and Derby Savings Bank at December 31, 1995:
                                                         RISK-BASED
                                                      ----------------
                             LEVERAGE RATIO           TIER 1     TOTAL
                             --------------           ------    ------

DS Bancor                          6.2%               10.94%    11.91%
Derby Savings Bank                 6.1%               10.78%    11.76%

NOTE 20 - RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset is deemed to not be recoverable, an estimate of the future cash flows will be computed and compared to the carrying amount of the asset.
If such amount is less than the carrying amount, an impairment loss will be recognized and measured as the amount by which the carrying amount of the asset exceeds the fair value. This statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Bank will be required to adopt this statement on a prospective basis beginning January 1, 1996. Management does not expect the adoption of SFAS 121 to have a material effect on the Bank's financial condition.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Rights an Amendment to SFAS 65" ("SFAS 122").
SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," to require recognition as a separate asset of the value of the rights to service mortgage loans for others, however those servicing rights are acquired.
Mortgage servicing rights acquired through either servicing or origination of mortgage loans and the subsequent sale or securitization of those loans with servicing retained will require that those rights be allocated a cost as part of the total cost of the mortgage loan based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values, the entire cost of purchasing or originating the loans will be allocated to the mortgage loans and no cost will be allocated to the mortgage servicing rights. Loans purchased or originated with a definitive plan to sell or securitize and retain the mortgage servicing rights will require the provision of this statement to be applied at the date of origination or purchase. Additionally, this statement requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights; any impairment should be recognized through a valuation allowance. The Bank will be required to adopt this statement on a prospective basis beginning January 1, 1996. Management has not yet determined the effect, if any, which the adoption will have on the Bank's financial condition.

In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." The new rules are effective for calendar-year 1996. However, companies will be required to include in that year's financial statements information about options granted in 1995. The standard encourages but does not require companies to account for stock compensation awards based on their fair value at the date the awards are granted, with the resulting compensation cost shown as an expense. If they continue to apply current accounting requirements, companies will have to disclose in a note to the financial statements what the net income and earnings per share would have been had they followed the new accounting method. Management has not yet determined how the Bank will apply the provisions of the pronouncement nor the effect, if any, the application would have on the Bank's financial statements.

NOTE 21 - QUARTERLY RESULTS OF EARNINGS
(UNAUDITED)

The following is a summary of the quarterly results of consolidated earnings for the years ended December 31, 1995 and 1994 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA):


                                                                  QUARTERS ENDED
                                          -----------------------------------------------------
                                          12/31/95        9/30/95        6/30/95        3/31/95
                                          --------        -------        -------        -------
Interest income                            $22,670        $22,059        $21,276        $20,584
Interest expense                            13,790         13,486         12,628         11,671
                                          --------        -------        -------        -------
   Net interest income                       8,880          8,573          8,648          8,913
Provision for credit losses                    700            625            600            600
                                          --------        -------        -------        -------
   Net interest income after
     provision for credit losses             8,180          7,948          8,048          8,313
Non-interest income, net                     1,335            944            862            543
Non-interest expense                         5,752          5,414          6,232          6,142
                                          --------        -------        -------        -------
   Income before income taxes                3,763          3,478          2,678          2,714
Provision for income taxes, net              1,439          1,429          1,056          1,096
                                          --------        -------        -------        -------
   Net income                             $  2,324        $ 2,049        $ 1,622        $ 1,618
                                          --------        -------        -------        -------
                                          --------        -------        -------        -------

Earnings per share--Primary (a)           $   0.75        $  0.66        $  0.53        $  0.53
Earnings per share--Fully Diluted (a)     $   0.75        $  0.66        $  0.52        $  0.53


                                          12/31/94        9/30/94        6/30/94        3/31/94
                                          --------        -------        -------        -------
Interest income                           $ 20,414        $19,794        $18,781        $18,293
Interest expense                            11,427         10,985         10,444          9,962
                                          --------        -------        -------        -------
   Net interest income                       8,987          8,809          8,337          8,331
Provision for credit losses                    700            625            400            600
                                          --------        -------        -------        -------
   Net interest income after
     provision for credit losses             8,287          8,184          7,937          7,731
Non-interest income, net                       545            683          1,010            863
Non-interest expense                         6,507          6,480          6,532          6,091
                                          --------        -------        -------        -------
   Income before income taxes                2,325          2,387          2,415          2,503
Provision for income taxes, net                977            966            966          1,011
                                          --------        -------        -------        -------
   Net income                             $  1,348        $ 1,421        $ 1,449        $ 1,492
                                          --------        -------        -------        -------
                                          --------        -------        -------        -------

Earnings per share--Primary (a)           $   0.44        $  0.46        $  0.47        $  0.49
Earnings per share--Fully Diluted (a)     $   0.44        $  0.46        $  0.47        $  0.49


(a) ADJUSTED RETROACTIVELY TO REFLECT STOCKS DIVIDEND DECLARED (NOTE 12).

INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
DS Bancor, Inc.
Derby, Connecticut


        We have audited the accompanying consolidated statements of position of DS Bancor, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DS Bancor, Inc. and Subsidiary as of December 31, 1995 and 1994, and the results of their operations, changes in their stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

        As discussed in Note 1 to the accompanying consolidated financial statements, effective January 1, 1995, the Bank adopted the provisions of Statements of Financial Accounting Standards Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan."


Friedberg, Smith & Co., P.C.
Bridgeport, Connecticut
February 23, 1996

DIRECTORS - DS BANCOR, INC. & DERBY SAVINGS BANK

Michael F. Daddona Jr.                     Angelo E. Dirienzo
CHAIRMAN OF THE BOARD;                     RETIRED SUPERINTENDENT OF SCHOOLS
OWNER/GENERAL MANAGER                      Sherman Board of Education
Automated Services
                                           Laura J. Donahue, Esq.
John F. Costigan                           ATTORNEY
CORPORATE SECRETARY;                       Donahue & Donahue
RETIRED EXECUTIVE VICE PRESIDENT
Derby Savings Bank                         Christopher H.B. Mills (1)
                                           CHIEF EXECUTIVE
Achille A. Apicella, CPA                   North Atlantic Small Companies Trust
PRESIDENT                                  PLC
Apicella, Testa & Co.
                                           John M. Rak
                                           OWNER
Walter R. Archer Jr.                       John M. Rak Real Estate
PRESIDENT
Burtville Associates &                     John P. Sponheimer, Esq.
Archer Landfill Service Co.                PARTNER
                                           Hoyle & Sponheimer
Harry P. DiAdamo Jr.
PRESIDENT, TREASURER & CEO                 Gary M. Tompkins
Derby Savings Bank                         EXECUTIVE ASSISTANT/OPERATIONS
                                           DIRECTOR
                                           Automated Services

(1) DIRECTOR, DS BANCOR, INC., ONLY

================================================================================
ADVISORY BOARDS

NEW BRITAIN/HARTFORD REGION                NEW HAVEN/FAIRFIELD REGION

Anthony M. Arcesi                          Clifford D. Hoyle
Anthony J. Bafundo                         Morton A. Miller
Maryann E. Cichowski                       Patricia A. Morgan
Sal N. Gionfriddo                          David M. Rifkin
Nancy B. Heiser                            Leon Sylvester
Allan J. Kleban                            Peter J. Vartelas
Daniel J. O'Connell
Janusz S. Podlasek
Annelisa Santoro

================================================================================

BANK COUNSEL                               INVESTOR RELATIONS
Hoyle & Sponheimer                         Katherine C. Partesano
                                           Assistant Vice President
                                           Telephone (203) 736-5127
SPECIAL COUNSEL
Hogan & Hartson L.L.P.
                                           COMMON STOCK INFORMATION
                                           Listing:  NASDAQ NMS Symbol:  DSBC
INDEPENDENT PUBLIC ACCOUNTANTS
Friedberg, Smith & Co., P.C.

                                           ANNUAL MEETING OF STOCKHOLDERS
REGISTRAR AND TRANSFER AGENT               April 24, 1996, 10:00 a.m.
American Stock Transfer & Trust Co.        Grassy Hill Lodge
40 Wall Street, 46th Floor                 77 Sodom Lane
New York, NY  10005                        Derby, CT  06418
1-800-937-5449

DS BANCOR, INC.

OFFICERS:

Harry P. DiAdamo Jr.                           John F. Costigan
PRESIDENT & CEO                                CORPORATE SECRETARY

Alfred T. Santoro
VICE PRESIDENT,
TREASURER & CFO

--------------------------------------------------------------------------------
DERBY SAVINGS BANK

OFFICERS:

Harry P. DiAdamo Jr.
PRESIDENT,
TREASURER & CEO

Alfred T. Santoro
EXECUTIVE VICE PRESIDENT
& CFO

Thomas H. Wells
SENIOR VICE PRESIDENT &
CHIEF LENDING OFFICER

Lynn A. Miller
SENIOR VICE PRESIDENT
BRANCH ADMINISTRATION

Nina M. Allen
VICE PRESIDENT
RETAIL LOAN SERVICING

William W. Cote'
VICE PRESIDENT
LEGAL SERVICES

John Dada
VICE PRESIDENT
MARKETING

David A. Dedman
VICE PRESIDENT
COMMERCIAL REAL ESTATE LENDING

Kenneth J. Doughty
VICE PRESIDENT
RETAIL LENDING

Jason M. Gordon
VICE PRESIDENT
COMMERCIAL LENDING

Donald E. Keagan
VICE PRESIDENT & CONTROLLER

Thomas J. Laskowski
VICE PRESIDENT
DEPOSIT SERVICING

Robert V. Ouellette
VICE PRESIDENT
COMMERCIAL LENDING

Janice A. Sheehy
VICE PRESIDENT
COMMERCIAL LENDING

Bonita L. Smith
VICE PRESIDENT
HUMAN RESOURCES

Elmina G. Taylor
VICE PRESIDENT
REGIONAL BRANCH MANAGER

Gary M. Toole
VICE PRESIDENT
COMMERCIAL REAL ESTATE LENDING

Frederick I. Wilson
VICE PRESIDENT
OPERATIONS

Rita L. Finnegan
AUDITOR

SUBSIDIARY:

DERBY FINANCIAL SERVICES

--------------------------------------------------------------------------------
OFFICES


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

STRATFORD
3520 Main Street
Stratford, CT 06497

TRUMBULL
952 White Plains Road
Trumbull, CT 06611

WEST HARTFORD
1253 New Britain Avenue
West Hartford, CT  06110

970 Farmington Avenue
West Hartford, CT  06107

Member FDIC
Equal Housing Lender
Equal Opportunity Employer